    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1999

                                                      REGISTRATION NO. 333-84313
                                                   REGISTRATION NO. 333-84313-01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                AMENDMENT NO. 1

                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

              MERCANTILE BANK CORPORATION                                  MBWM CAPITAL TRUST I
   (NAME OF SMALL BUSINESS CO-ISSUER IN ITS CHARTER)        (NAME OF SMALL BUSINESS CO-ISSUER IN ITS CHARTER)
                        MICHIGAN                                                 DELAWARE
(STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION) (STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION)
                          6712                                                     6719
(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER) (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                       38-3360865                                              APPLIED FOR
          (I.R.S. EMPLOYER IDENTIFICATION NO.)                   (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
               216 NORTH DIVISION AVENUE                                216 NORTH DIVISION AVENUE
              GRAND RAPIDS, MICHIGAN 49503                             GRAND RAPIDS, MICHIGAN 49503
                     (616) 242-9000                                           (616) 242-9000
    (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL PLACE         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL PLACE
  OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)     OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                           -------------------------

                        GERALD R. JOHNSON, JR., CHAIRMAN
                          MERCANTILE BANK CORPORATION
                           216 NORTH DIVISION AVENUE
                          GRAND RAPIDS, MICHIGAN 49503
                                 (616) 242-9000
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                           -------------------------

                                   COPIES TO:

                   JEROME M. SCHWARTZ                                    JENNIFER R. EVANS, ESQ.
                 DICKINSON WRIGHT PLLC                              VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                  500 WOODWARD AVENUE,                                  222 NORTH LASALLE STREET,
                       SUITE 4000                                               SUITE 2600
              DETROIT, MICHIGAN 48226-3425                             CHICAGO, ILLINOIS 60601-1003

                           -------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           -------------------------


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                  SUBJECT TO COMPLETION, DATED AUGUST 26, 1999


                         1,400,000 PREFERRED SECURITIES

                              MBWM CAPITAL TRUST I
                         % CUMULATIVE PREFERRED SECURITIES
MERCANTILE LOGO (LIQUIDATION AMOUNT $10 PER PREFERRED SECURITY)

               FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED
           ON A SUBORDINATED BASIS AS DESCRIBED IN THIS PROSPECTUS BY

                          MERCANTILE BANK CORPORATION
                           -------------------------

     The preferred securities of MBWM Capital Trust I being offered generally
consist of an indirect beneficial interest in      % junior subordinated
debentures of Mercantile Bank Corporation. The junior subordinated debentures have the same payment terms as the preferred securities and will be purchased and held by MBWM Trust using the proceeds of this offering. A brief description of the preferred securities can be found under "Prospectus Summary -- The Offering" in this prospectus.

     The preferred securities are expected to be approved for trading on the Nasdaq National Market under the trading symbol "MBWMP". We expect that the preferred securities will begin trading on the Nasdaq National Market when they are issued.
                           -------------------------

     YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 9 BEFORE INVESTING IN THE PREFERRED SECURITIES.
                           -------------------------

     THE PREFERRED SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                                                 PER PREFERRED
                                                                    SECURITY                   TOTAL
                                                             ----------------------    ----------------------
Price to Public............................................          $10.00                 $14,000,000
Proceeds to MBWM Trust.....................................          $10.00                 $14,000,000

     This is a firm commitment underwriting. Mercantile will pay underwriting
commissions of $     per preferred security, or a total of $          , for the
arranging of the investment in its junior subordinated debentures. The underwriters have been granted a 30-day option to purchase up to an additional 200,000 preferred securities to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

STIFEL, NICOLAUS & COMPANY                            TUCKER ANTHONY CLEARY GULL
          INCORPORATED

             , 1999

                           [KENT COUNTY MICHIGAN MAP]

                           -------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Information included in this prospectus includes forward-looking statements, which can be identified by the use of forward-looking terminology such as may, will, expect, anticipate, believe, estimate, or continue, or the negative thereof or other variations thereon or comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include the risks and uncertainties discussed in the "Risk Factors" section as well as continued success of Mercantile's business strategy, general economic conditions, economic conditions in the Grand Rapids area particularly and western Michigan generally, the monetary policy of the Federal Reserve, changes in interest rates, inflation, and changes in the state and federal regulatory regime applicable to Mercantile and the Bank's operations.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus and may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before making a decision to invest in the preferred securities. Unless indicated otherwise, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

     As used in this prospectus, the term "Mercantile" refers to Mercantile Bank Corporation, a business corporation organized under Michigan law. The term "MBWM Trust" refers to MBWM Capital Trust I, a Delaware business trust organized to purchase Mercantile's junior subordinated debentures and issue the preferred securities. The term "Bank" refers to Mercantile Bank of West Michigan, a bank organized under the laws of Michigan that is a wholly owned subsidiary of Mercantile. Unless the context otherwise requires, references in this prospectus to Mercantile include Mercantile and the Bank, but not MBWM Trust.

                          MERCANTILE BANK CORPORATION

     Mercantile is a single bank holding company headquartered in Grand Rapids, Michigan. Mercantile owns the Bank and conducts business primarily in the Kent and Ottawa counties of western Michigan.

     Mercantile has a strong commitment to community banking and offers a wide range of financial products and services, primarily for small- to medium-sized businesses. Mercantile's lending strategy emphasizes commercial lending. The Bank also provides services and makes residential and consumer loans to individuals. Mercantile offers a broad array of deposit products, including checking, savings, and money market accounts, business checking, direct deposits and certificates of deposit.

     Mercantile has grown significantly since the Bank opened in December 1997. Mercantile first posted a profit in the third quarter of 1998, nine months after the Bank opened. At June 30, 1999, Mercantile had total assets of $291.9 million, total loans of $246.7 million, total deposits of $245.8 million, and shareholders' equity of $27.1 million. At that date Mercantile had no non-performing assets and a ratio of allowance for loan losses to total loans of 1.50%. For the six months ended June 30, 1999, Mercantile recorded net income of $855,000, or $0.35 per share.


     While Mercantile has grown rapidly, management has placed an emphasis on building a quality loan portfolio focusing on prudent lending and adequate reserves. The allowance for loan losses is maintained at a level management feels is adequate to absorb losses inherent in the loan portfolio, an evaluation that is primarily based upon a review of Mercantile's and the banking industry's historical loan experience, known and inherent risks contained in the loan portfolio, composition and growth of the loan portfolio, and current and projected economic factors. Mercantile has been successful in attracting local deposits and has developed strategies to acquire wholesale deposits to provide funding for the high level of loan demand Mercantile has experienced. Mercantile has maintained a strong capital position by raising $30.3 million, in aggregate, through its initial public offering in October 1997 and a second public offering completed in July 1998. At June 30, 1999, Mercantile exceeded all applicable minimum regulatory capital requirements.

MARKET AREA


     Mercantile's market area is the Kent and Ottawa counties of western Michigan, which includes the City of Grand Rapids, the second largest city in the State of Michigan. Kent County has a diverse economy based primarily on manufacturing, retail and service businesses. According to available statistical data, Kent County has approximately 547,000 people, 198,000 households and a median household income that is estimated to have grown approximately 51% from 1990 to 1998. Kent County is a significant banking market in the State of Michigan. According to available industry data, as of June 30, 1998, total deposits in Kent County, including those of banks, thrifts and credit unions, were approximately $7.9 billion.


BUSINESS STRATEGY

     Mercantile's business strategy focuses on:

     - recruiting and retaining highly-qualified people;

     - commercial lending in western Michigan;

     - using a combination of local deposits and wholesale funding to meet loan growth;

     - taking advantage of industry consolidation;

     - community banking;

     - using alternative delivery channels; and

     - evaluating acquisition opportunities.


     Mercantile's and MBWM Trust's principal executive offices are located at 216 North Division Avenue, Grand Rapids, Michigan. Their telephone number is
(616) 242-9000.


     MBWM Trust is a business trust created in 1999 for the single purpose of offering the preferred securities and purchasing the junior subordinated debentures of Mercantile. MBWM Trust will have a term of 30 years, but may dissolve earlier as provided in its trust agreement.

                                  THE OFFERING

Preferred Securities issuer.....    MBWM Trust

Securities offered..............    MBWM Trust is offering 1,400,000 of its
                                    preferred securities, which represent an indirect beneficial interest in junior subordinated debentures issued by Mercantile and held by MBWM Trust.

                                    MBWM Trust will sell its preferred
                                    securities to the public and its common
                                    securities to Mercantile. Together, the
                                    preferred securities and the common
                                    securities are referred to as the trust
                                    securities. MBWM Trust will use the proceeds
                                    from the sale of the trust securities to buy
                                    a series of      % junior subordinated
                                    debentures due           , 2029, from
                                    Mercantile with the same payment terms as the preferred securities.

Quarterly distributions are
payable to you on the Preferred
  Securities....................    The distributions payable on each preferred
                                    security will:

                                    - be fixed and accumulate at a rate per year
                                      of      %;

                                    - accrue from the date of issuance of the
                                      preferred securities; and


                                    - be payable quarterly on the 15th day of
                                      October, January, April and July of each year that the preferred securities are outstanding, beginning on October 15, 1999, subject to the right to defer distributions on the preferred securities.


Mercantile and MBWM Trust have
  rights to defer distributions
  to you on the Preferred
  Securities....................    MBWM Trust will defer distributions on the
                                    preferred securities if Mercantile defers
                                    interest payments on the junior subordinated
                                    debentures. Mercantile generally has the
                                    right to defer interest payments on the
                                    junior subordinated debentures for up to 20
                                    consecutive quarters. During any deferral
                                    period, you will still accumulate the right
                                    to receive distributions when subsequently
                                    made at the annual rate of      %, plus you
                                    will earn interest at the annual rate of
                                         %, compounded quarterly, on any unpaid
                                    distributions.

You will still be taxed even if
  distributions on the Preferred
  Securities are deferred.......    If distributions on the preferred securities
                                    are deferred, you will also be required to accrue interest income and include it in your gross income for United States federal income tax purposes for as long as the junior subordinated debentures remain outstanding, even if you are a cash basis taxpayer. For further information on deferrals and their tax consequences, see "Risk
                                    Factors -- Distributions on the preferred securities may be deferred; you may have to include interest in your taxable income before you receive cash," "Description of Junior Subordinated Debentures -- Option to
                                    Extend Interest Payment Period" and
                                    "Material Federal Income Tax
                                    Consequences -- Interest Income and Original
                                    Issue Discount."

You will be required to sell
your Preferred Securities to
  MBWM Trust when the Junior
  Subordinated Debentures
  mature........................    The junior subordinated debentures will
                                    mature on           , 2029. You will be
                                    required to sell your preferred securities to MBWM Trust upon the stated maturity date of the junior subordinated debentures or earlier if they are prepaid.

If the Junior Subordinated
  Debentures are prepaid your
  Preferred Securities will be
  redeemed......................    Upon Mercantile having received prior
                                    approval of the Board of Governors of the Federal Reserve System, if required,
                                    Mercantile may prepay the junior
                                    subordinated debentures prior to maturity:

                                    - on or after           , 2004; or

                                    - at any time upon events occurring which
                                      may have a significant adverse effect on the benefits to Mercantile of having the preferred securities outstanding.

                                    Upon any prepayment of the junior
                                    subordinated debentures, your preferred
                                    securities will be redeemed at the
                                    liquidation amount of $10 per preferred
                                    security plus any accrued and unpaid
                                    distributions to the date of redemption. For further information on redemptions, see "Description of the Preferred
                                    Securities -- Redemption -- Mandatory and
                                    Optional Rights of Mercantile" and
                                    "Description of Junior Subordinated
                                    Debentures -- Redemption."

At its option, Mercantile may
require you to exchange your
  Preferred Securities for its
  Junior Subordinated
  Debentures....................    Mercantile has the right at any time to
                                    dissolve or liquidate MBWM Trust and
                                    distribute the junior subordinated
                                    debentures to you in exchange for
                                    your preferred securities. However,
                                    Mercantile must receive prior approval of the Federal Reserve and first pay the creditors, if any, of MBWM Trust. Upon a dissolution or liquidation of MBWM Trust, you will receive junior subordinated debentures in exchange for the same principal amount of your holdings in preferred securities. For further information concerning distribution of the junior subordinated debentures, see
                                    "Description of the Preferred
                                    Securities -- Distribution of Junior
                                    Subordinated Debentures." If the junior
                                    subordinated debentures are distributed,
                                    Mercantile will use reasonable efforts to list them on a national securities exchange or quotation system.

Your Preferred Securities are
fully and unconditionally
  guaranteed by Mercantile on a
  subordinated basis............    Mercantile will fully, irrevocably and
unconditionally guarantee the preferred securities on a subordinated basis. If
                                    Mercantile does not make a payment on the junior subordinated debentures, MBWM Trust will not have sufficient funds to make payments on the preferred securities. The preferred securities guarantee does not cover payments when MBWM Trust does not have sufficient funds. For further information concerning the preferred securities guarantee of Mercantile, see "Description of Preferred Securities Guarantee."

Your Preferred Securities rank
lower in payment compared to
  other obligations of
  Mercantile....................    Mercantile's obligations under its preferred
securities guarantee, the junior subordinated debentures and other governing documents described in this prospectus are unsecured and rank junior in right of payment to all current and future senior and subordinated debt of Mercantile. In addition, because Mercantile is a bank holding company, all existing and future liabilities of any Mercantile subsidiary will rank prior to all obligations of Mercantile relating to the preferred securities and the junior subordinated debentures. There is no limit on the amount of other preferred securities or other junior subordinated debentures of Mercantile that may be issued in the future. Future issuances of this type will rank equally with Mercantile's obligations under the junior subordinated debentures and its preferred securities guarantee described in this prospectus. The preferred securities will generally rank equally and payments on them will be made proportionately, with the common securities of MBWM Trust, which will be held by Mercantile.

You will have limited voting
rights..........................    As a holder of preferred securities, you
                                    have only limited voting rights. These
                                    rights relate only to the dissolution or termination of MBWM Trust and removal of the property trustee and the indenture trustee of MBWM Trust upon selected events described in this prospectus. See "Description of the Preferred Securities -- Voting Rights;
                                    Amendment of the Trust Agreement."

The Preferred Securities will be
in book entry form only.........    You will not receive a certificate for your
                                    preferred securities. Instead, the preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository
                                    Trust Company or its nominee.

Proposed Nasdaq National Market
  Listing.......................    Application has been made to have the
                                    preferred securities approved for trading on the Nasdaq National Market under the trading symbol "MBWMP".

Use of proceeds of sale of the
  Preferred Securities..........    The proceeds of the sale of the preferred
                                    securities will be invested by MBWM Trust in the junior subordinated debentures.
                                    Substantially all of the proceeds from the issuance of the junior subordinated debentures will be contributed by Mercantile to the capital of the Bank.

                                    Mercantile expects approximately $9.3
                                    million of the proceeds of the preferred securities to qualify as Tier 1 (or core) capital of Mercantile under the capital adequacy guidelines of the Federal Reserve. The remaining $4.7 million of such proceeds will be included in Mercantile's total qualifying capital for purposes of the capital adequacy guidelines. See "Use of Proceeds" and "Capitalization." See also "Supervision and Regulation -- Mercantile -- Capital Requirements" for a definition of Tier 1 (or core) capital.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial and other data of Mercantile. The selected income statement data for the year ended December 31, 1998 and the period ended December 31, 1997 has been derived from the audited consolidated statements of income and notes thereto which are included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1998 has been derived from the audited consolidated financial statements and notes thereto which are included elsewhere in this prospectus. The consolidated statement of income data for the six months ended June 30, 1999 and 1998, and the consolidated balance sheet data as of June 30, 1999 and 1998, have been derived from unaudited consolidated financial statements, which, in the opinion of Mercantile, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of Mercantile for those periods. The consolidated statements of income data for interim periods are not necessarily indicative of results for subsequent periods or the full year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with Mercantile's consolidated financial statements appearing elsewhere in this prospectus.

                                                             SIX MONTHS                  PERIOD ENDED
                                                           ENDED JUNE 30,                DECEMBER 31,
                                                     --------------------------    ------------------------
                                                        1999           1998           1998          1997
                                                     -----------    -----------    ----------    ----------
                                                     (UNAUDITED)    (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Interest income................................    $    9,744     $    3,384     $   10,168    $      154
  Interest expense...............................         5,549          1,879          5,629            14
                                                     ----------     ----------     ----------    ----------
  Net interest income............................         4,195          1,505          4,539           140
  Provision for loan losses......................           936          1,472          2,572           193
                                                     ----------     ----------     ----------    ----------
  Net interest income (loss) after provision for
     loan losses.................................         3,259             33          1,967           (53)
  Noninterest income.............................           416             87            488            --
  Noninterest expense............................         2,644          1,556          3,564           351
                                                     ----------     ----------     ----------    ----------
  Income (loss) before income taxes..............         1,031         (1,436)        (1,109)         (404)
  Provision for income taxes.....................           134             --             --            --
                                                     ----------     ----------     ----------    ----------
  Income (loss) before cumulative effect of
     change in accounting principle..............           897         (1,436)        (1,109)         (404)
  Cumulative effect of change in accounting
     principle (net of income taxes).............            42             --             --            --
                                                     ----------     ----------     ----------    ----------
  Net income.....................................    $      855     $   (1,436)    $   (1,109)   $     (404)
                                                     ==========     ==========     ==========    ==========
PER SHARE DATA(1):
  Earnings (loss) per common share:
     Basic and diluted before cumulative effect
       of change in accounting principle.........    $     0.36     $    (0.96)    $    (0.58)   $    (0.27)
     Basic and diluted...........................          0.35          (0.96)         (0.58)        (0.27)
  Average common shares and common share
     equivalents outstanding.....................     2,472,500      1,495,000      1,907,658     1,495,000
  Diluted book value (period end)................    $    10.94     $     8.05     $    10.80    $     9.01

                                                             SIX MONTHS                  PERIOD ENDED
                                                           ENDED JUNE 30,                DECEMBER 31,
                                                     --------------------------    ------------------------
                                                        1999           1998           1998          1997
                                                     -----------    -----------    ----------    ----------
                                                     (UNAUDITED)    (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD END):
  Investment Securities..........................    $   29,605     $   14,495     $   24,160    $    2,998
  Loans..........................................       246,725        113,406        184,745        12,887
  Total assets...................................       291,935        139,593        216,237        24,109
  Total deposits.................................       245,811        116,691        171,998         9,688
  Repurchase agreements..........................        17,866         10,555         17,038           655
  Total shareholders' equity.....................        27,060         12,038         26,701        13,473
  Average assets (unaudited for all periods).....       258,178         86,984        129,399            NM
SELECTED RATIOS:
  Return on average total assets.................          0.66%         (3.30)%        (0.86)%          NM
  Return on average total shareholders' equity...          6.34         (22.91)         (6.40)           NM
  Net interest margin............................          3.41           3.37           3.62            NM
  Efficiency ratio(2)............................         57.34          97.74          70.90            NM
  Average assets per employee (in millions)......    $     6.21     $     4.65     $     6.18    $     1.42
ASSETS QUALITY RATIOS:
  Allowance for possible loan losses to loans....          1.50%          1.50%          1.50%         1.50%
  Nonperforming loans to loans(3)................             0              0              0             0
  Allowance for possible loan losses to
     nonperforming loans(3)......................            NA             NA             NA            NA
  Nonperforming assets to loans and foreclosed
     assets(4)...................................             0              0              0             0
  Net loan charge-offs to average loans..........             0              0              0             0
CAPITAL RATIOS
  Average shareholders' equity to average
     assets......................................          9.52%         14.41%         13.83%        69.72%
  Total risk-based capital ratio.................         10.77          11.22          11.79         77.04
  Leverage ratio.................................         10.03          10.63          13.01         78.12
RATIO OF EARNINGS (LOSS) TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS(5)
  Including interest on deposits.................          1.18           0.25           0.81            NM
  Excluding interest on deposits.................          3.71          (8.03)         (0.73)           NM

-------------------------

(1) No dividends have been paid or declared since inception of Mercantile.


(2) The efficiency ratio = noninterest expense / (net interest income + noninterest income).


(3) Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and loans with restructured terms. There have been no nonperforming loans since inception of Mercantile.

(4) Nonperforming assets consist of nonperforming loans and foreclosed assets. There have been no nonperforming assets since inception of Mercantile.

(5) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.

NA Not applicable

NM Not meaningful

                                  RISK FACTORS

     You should carefully read and consider the following risks and uncertainties together with the other information provided in this prospectus before purchasing any preferred securities.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

     IF MERCANTILE DOES NOT MAKE PAYMENTS UNDER THE JUNIOR SUBORDINATED DEBENTURES, MBWM TRUST WILL BE UNABLE TO PAY DISTRIBUTIONS AND LIQUIDATION AMOUNTS AND THE PREFERRED SECURITIES GUARANTEE WILL NOT APPLY.

     The ability of MBWM Trust to pay distributions and the liquidation amount of $10 per preferred security when due is solely dependent upon the ability of Mercantile to make the related payments on the junior subordinated debentures when due. If Mercantile defaults on its obligation to pay principal or interest on the junior subordinated debentures, MBWM Trust will not have sufficient funds to pay distributions or the liquidation amount. In that case, you will not be able to rely upon the preferred securities guarantee for payment of these amounts because the preferred securities guarantee only applies if Mercantile makes a payment of principal or interest on the junior subordinated debentures. For more information on Mercantile's obligations under the preferred securities guarantee and the junior subordinated debentures, see "Description of Preferred Securities Guarantee -- Status of Preferred Securities Guarantee" and "Description of Junior Subordinated Debentures -- Subordination of Junior Subordinated Debentures to Senior and Subordinated Debt of Mercantile."

     INTEREST AND PRINCIPAL PAYMENTS BY MERCANTILE ON THE JUNIOR SUBORDINATED DEBENTURES ARE DEPENDENT ON THE RECEIPT OF DIVIDENDS FROM THE BANK.

     Substantially all of Mercantile's assets consist of its investments in the Bank. Thus, Mercantile's ability to pay interest and principal on the junior subordinated debentures to MBWM Trust depends primarily upon the cash dividends Mercantile receives from the Bank. Dividend payments from the Bank to Mercantile are subject to, among other things:

     - regulatory limitations, generally based on current and retained earnings, and capital maintenance requirements which are higher during the first three years of operations, imposed by various bank regulatory agencies;

     - profitability, tax burden, financial condition and capital expenditures and other cash flow requirements of the Bank; and

     - prior claims of creditors of the Bank.

     The Bank has not previously declared or paid dividends. The Bank is currently subject to restrictions applicable to it as a recently formed bank during the first three years of operations, and will continue to be subject to regulatory restrictions that limit the amount of dividends a bank can pay. If the Bank is unable to pay sufficient dividends to Mercantile, Mercantile will likely be unable to make payments on the junior subordinated debentures, thereby leaving insufficient funds for MBWM Trust to make payments to you on the preferred securities. See "Risk Factors Relating to Mercantile -- The Bank is subject to regulatory restrictions on the dividends it can declare and pay."

     DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED; YOU MAY HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH.

     It is possible that you will not receive cash distributions on your preferred securities for one or more periods of up to five years. Because you will still be required to include interest in your income for United States federal income tax purposes as it accrues, you may have to pay taxes before you actually receive the cash distributions.

     Mercantile has the right, at one or more times, to defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated debentures. This right exists only if no event of default under the junior subordinated debentures has occurred and is continuing. If Mercantile exercises this right, MBWM Trust would defer distributions on the preferred securities during any deferral period. However, you would still accumulate the right to receive distributions when
subsequently made at the annual rate of      % of the liquidation amount of $10
per preferred security, plus you will earn interest at the annual rate of
     %, compounded quarterly, on those unpaid distributions. During a deferral period, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid distributions.

     During a deferral period and for as long thereafter as the junior subordinated debentures remain outstanding, you will be required to accrue interest income, as original issue discount, for United States federal income tax purposes in respect of your pro rata share of the junior subordinated debentures held by MBWM Trust. As a result, you would include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving cash. You will also not receive the cash distributions related to any accrued and unpaid interest from MBWM Trust if you sell the preferred securities before the end of any deferral period. While Mercantile will take the position that original issue discount will not arise before any first deferral period, it is possible that all interest on the junior subordinated debentures would be required to be accounted for as original issue discount. In these circumstances, stated interest payments on interest previously accrued would not separately be reported as taxable income.

     Mercantile has no current intention of exercising its right to defer interest payments on the junior subordinated debentures. However, if Mercantile exercises its right in the future, the market price of the preferred securities is likely to be adversely affected. If you sell the preferred securities during an interest deferral period, you may not receive the same return on your investment as someone else who continues to hold the preferred securities.

     See "Material Federal Income Tax Consequences" for more information regarding the tax consequences of the preferred securities.

     YOU ARE SUBJECT TO PREPAYMENT RISK OF YOUR PREFERRED SECURITIES IN THE EVENT OF TAX, LEGISLATIVE OR REGULATORY CHANGES THAT MAY TRIGGER THE REDEMPTION OF THE JUNIOR SUBORDINATED DEBENTURES BY MERCANTILE AND PREPAYMENT OF THE PREFERRED SECURITIES PRIOR TO THE STATED MATURITY DATE.

     You are subject to prepayment risk relating to your preferred securities. Although the junior subordinated debentures have a stated maturity date of
               , 2029, they
may be redeemed by Mercantile prior to maturity which would cause an early redemption of the preferred securities, upon the following:

     - In whole or in part, beginning on                , 2004 at the option of
       Mercantile.

     - In whole upon a change in the federal tax laws or a change in the interpretation of the tax laws by the courts or the IRS, which would result in a risk that (1) MBWM Trust may be subject to federal income tax, (2) interest paid by Mercantile on the junior subordinated debentures will not be deductible by Mercantile for federal income tax purposes, or (3) MBWM Trust is or will be subject to more than a minimal amount of other taxes or governmental charges.

     - In whole upon a change in the laws or regulations to the effect that MBWM Trust is or will be considered to be an investment company that is required to be registered under the Investment Company Act of 1940.

     - In whole upon a change in the laws or regulations if there is a risk that Mercantile will not be able to treat all or a substantial portion of the preferred securities as core capital for purposes of capital adequacy guidelines of the Federal Reserve.

The exercise of these redemption rights is subject to Mercantile having received prior approval of the Federal Reserve, if required. For further information concerning tax, legislative or regulatory events that may trigger redemption of the junior subordinated debentures and prepayment of the preferred securities, see "Description of the Preferred Securities -- Redemption -- Mandatory and Optional Rights of Mercantile."

     YOU ARE SUBJECT TO PREPAYMENT RISK BECAUSE POSSIBLE TAX LAW CHANGES COULD RESULT IN A REDEMPTION OF THE PREFERRED SECURITIES.

     Future legislation may be proposed or enacted that may prohibit Mercantile from deducting its interest payments on the junior subordinated debentures for federal income tax purposes, making redemption of the junior subordinated debentures likely and resulting in a redemption of the preferred securities.

     From time to time, the Clinton Administration has proposed tax law changes that would, among other things, generally deny interest deductions to a corporate issuer if the debt instrument has a term exceeding 15 years and if the debt instrument is not reflected as indebtedness on the issuer's consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the debt instrument had a term exceeding 20 years. Although it is impossible to predict future proposals, if a future proposal of this sort were to become effective in a form applicable to already issued and outstanding securities, Mercantile could be precluded from deducting interest on the junior subordinated debentures. Enactment of any such proposal might in turn give rise to a tax event as described under "Description of the Preferred
Securities -- Redemption -- Mandatory and Optional Rights of Mercantile."

     You should also be aware that a petition was recently filed in the United States Tax Court as a result of a challenge by the IRS of a taxpayer's treatment as indebtedness of a security issued with characteristics similar to the junior subordinated indentures. Although the IRS agreed to dismissal of the adjustments related to this issue, it could assert similar adjustments against other taxpayers. If it were to do so and the issue were litigated to a conclusion in which the IRS's position on this matter were sustained, such a judicial determination could constitute a tax event which could result in an early redemption of the preferred securities. For further information, see "Description of the Preferred Securities -- Redemption -- Mandatory and Optional Rights of Mercantile," "Description of Junior

Subordinated Indentures -- Redemption" and "Material Federal Income Tax Consequences."

     MERCANTILE'S OBLIGATIONS UNDER THE PREFERRED SECURITIES GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES RANK LOWER THAN OTHER MERCANTILE OBLIGATIONS.

     Mercantile's obligations under the junior subordinated debentures are unsecured and will rank junior in priority of payment to any senior and subordinated debt Mercantile may incur, which generally includes indebtedness, liabilities or obligations of Mercantile, contingent or otherwise. Mercantile's obligations under the junior subordinated debentures will also be effectively subordinated to all existing and future liabilities and obligations of its subsidiaries, including the Bank.

     The preferred securities, the junior subordinated debentures and the preferred securities guarantee do not limit the ability of Mercantile or the Bank to incur unlimited future indebtedness, liabilities and obligations, which may rank senior to the junior subordinated debentures and the preferred securities guarantee.

     For more information on Mercantile's obligations under the preferred securities guarantee and the junior subordinated debentures, see "Description of Preferred Securities Guarantee -- Status of Preferred Securities Guarantee" and "Description of Junior Subordinated Debentures -- Subordination of Junior Subordinated Debentures to Senior and Subordinated Debt of Mercantile."

     DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED SECURITIES MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF YOUR HOLDINGS.

     Your investment in the preferred securities may decrease in value if the junior subordinated debentures are distributed to you. Mercantile cannot predict the liquidity or market prices for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the preferred securities.

     Because you may receive junior subordinated debentures, you must also make an investment decision with regard to the junior subordinated debentures. You should carefully review all the information regarding the junior subordinated debentures contained in this prospectus. If the junior subordinated debentures are distributed, Mercantile will use reasonable efforts to list them on a national securities exchange or quotation system.

     The material United States federal income tax consequences of a distribution of the junior subordinated debentures are discussed under "Material Federal Income Tax Consequences -- Distribution of Junior Subordinated Debentures to Holders of Preferred Securities."

     YOU MUST RELY ON THE PROPERTY TRUSTEE OF MBWM TRUST TO ENFORCE YOUR RIGHTS UNDER THE JUNIOR SUBORDINATED DEBENTURES IN THE EVENT OF DEFAULT.

     You may not be able to directly enforce rights against Mercantile if an event of default occurs. If an event of default under the junior subordinated debentures occurs and is continuing, this event will also be an event of default under the preferred securities. In that case, the holders of the preferred securities would rely on the enforcement by the property trustee of its rights as holder of the junior subordinated debentures against Mercantile. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights, any record holder may take action directly against Mercantile to enforce the property trustee's rights. If a default under the preferred securities occurs that is attributable to Mercantile's failure to pay interest or principal on the junior subordinated debentures, a record holder of the preferred securities may proceed directly against Mercantile. The holders of preferred securities will not be able to exercise directly any other remedies available to the holders of the junior subordinated debentures unless the property trustee fails to do so. See "Description of the Preferred
Securities -- Events of Default; Notice" and "Description of Junior Subordinated Debentures -- Indenture Events of Default" for more information on your rights if an event of default occurs.

     LIMITED COVENANTS RELATING TO THE PREFERRED SECURITIES AND THE JUNIOR SUBORDINATED DEBENTURES DO NOT PROTECT YOU.

     The covenants in the governing documents relating to the preferred securities and the junior subordinated debentures are limited. As a result, the governing documents do not protect you in the event of an adverse change in Mercantile's financial condition or results of operations. Nor do the governing instruments limit the ability of Mercantile or its subsidiary to incur additional debt. You should not consider the terms of the governing documents to be a significant factor in evaluating whether Mercantile will be able to comply with its obligations under the junior subordinated debentures or the preferred securities guarantee.

     AS A HOLDER OF PREFERRED SECURITIES YOU WILL HAVE LIMITED VOTING RIGHTS.

     As a holder of preferred securities, you have limited voting rights. These rights relate only to the modification of the preferred securities and removal of the property and indenture trustees of MBWM Trust upon the happening of a limited number of events. You will not have any voting rights regarding Mercantile or the administrative trustees. See "Description of the Preferred Securities -- Voting Rights; Amendment of the Trust Agreement" for more information on your limited voting rights.

     INTEREST ACCRUALS ON THE PREFERRED SECURITIES MAY CREATE ADVERSE TAX CONSEQUENCES FOR YOU IF THE PREFERRED SECURITIES ARE TRADED.

     The preferred securities may trade at a price that does not reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures. If you dispose of your preferred securities between record dates for payments on the preferred securities, you may have adverse tax consequences. Under these circumstances, you will be required to include accrued but unpaid interest on the junior subordinated debentures allocable to the preferred securities through the date of disposition in your income as ordinary income if you use the accrual method of accounting or if such interest represents original issue discount. If interest on the junior subordinated debentures is included in income under the original issue discount provisions, you would add this amount to your adjusted tax basis in your share of the underlying junior subordinated debentures deemed disposed. If your selling price is less than your adjusted tax basis, which will include all accrued but unpaid original issue discount interest included in your income, you could recognize a capital loss which cannot be applied to offset ordinary income for federal income tax purposes, subject to exceptions. See "Material Federal Income Tax Consequences -- Interest Income and Original Issue Discount" and "-- Sales or Redemption of Preferred Securities" for more information on possible adverse tax consequences to you.

     THE PRICE OF YOUR PREFERRED SECURITIES COULD BE ADVERSELY AFFECTED BY A POSSIBLE LIMITED PUBLIC MARKET.

     There can be no assurance that an active and liquid trading market for the preferred securities will develop or be sustained due to a possible limited number of owners of the preferred securities or lack of interest by persons who may want to trade the preferred securities. An inactive or illiquid trading market could adversely affect the price of your preferred securities.

RISK FACTORS RELATING TO MERCANTILE

     MERCANTILE HAS A LIMITED OPERATING HISTORY AND IS SUBJECT TO THE RISKS OF A NEW BUSINESS.

     Mercantile commenced its banking business on December 15, 1997, and has a limited operating history. Mercantile is subject to the risks that accompany a new business, including those relating to finding and retaining customers, finding and hiring qualified people, growing the business, and developing and offering products. Mercantile expects that its future operating earnings will be adequate to enable it to make the quarterly distributions required to be paid to MBWM Trust under the junior subordinated debentures. However, the level of operating earnings in prior quarters would not have been adequate to fund the payment of these amounts.

     IF BORROWERS DO NOT REPAY LOANS IT WILL ADVERSELY AFFECT MERCANTILE.

     Some borrowers may not repay loans that the Bank makes to them. This risk is inherent in the commercial banking business. If a significant amount of loans are not repaid, it would have an adverse effect on Mercantile's earnings and overall financial condition, and could cause the insolvency of Mercantile.

     Like all financial institutions, the Bank maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance for loan losses is maintained at a level management feels is adequate to absorb losses inherent in the loan portfolio, an evaluation that is primarily based upon a review of the Bank's and the banking industry's historical loan loss experience, known and inherent risks contained in the loan portfolio, composition, and growth of the loan portfolio, and current and projected economic factors. However, the Bank's allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses may adversely affect Mercantile's earnings.

     IF ECONOMIC CONDITIONS IN GENERAL AND IN MERCANTILE'S PRIMARY MARKET AREA DETERIORATE, MERCANTILE'S REVENUES AND EARNINGS COULD DECREASE.

     Mercantile's financial results may be adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates, adverse employment conditions and the monetary and fiscal policies of the federal government. Although economic conditions in Mercantile's primary market area are good and have aided its recent growth, there is no assurance that these conditions will continue. In addition, substantially all of the loans made by the Bank are to individuals and businesses in western Michigan, and any decline in the economy of this area could have an adverse impact on the Mercantile. There is no assurance that positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have a significant adverse effect on Mercantile.

     A DECREASE IN INTEREST RATE SPREADS MAY DECREASE MERCANTILE'S PROFITS.

     Mercantile's profitability is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities. A decrease in interest rate spreads would have a negative effect on the net interest income and profitability of Mercantile, and there is no assurance that a decrease will not occur. Although management believes that the maturities of Mercantile's assets are moderately balanced in relation to maturities of liabilities, this balance involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities.

     THE BANK IS SUBJECT TO REGULATORY RESTRICTIONS ON THE DIVIDENDS IT CAN DECLARE AND PAY TO MERCANTILE.

     Mercantile's sources of funds for payment of interest on the junior subordinated debentures (which payments will be the sole source of funds available for payment of distributions on the preferred securities) will consist primarily of dividends, if and when received, from the Bank. The Bank has not paid any dividends to date, and no agreement, written or otherwise, between the Bank and Mercantile exists that requires the Bank to pay any dividends to service Mercantile's debt. The Bank is and will continue to be subject to applicable regulatory restrictions which limit the amount of dividends that can be paid by banking institutions.

     Also, pursuant to the Bank's original application to the FDIC for deposit insurance, the Bank was prohibited from declaring or paying dividends for the first three years of operations, or until December 15, 2000, absent regulatory consent. While the necessary regulators have consented to the Bank declaring dividends sufficient to pay the amounts due on the junior subordinated debentures so long as the Bank maintains a Tier I leverage ratio of at least 8.0% until December 15, 2000, and continues to be profitable, there can be no assurance that the Bank will declare and pay dividends in amounts sufficient to pay amounts due on the preferred securities.

     MANAGEMENT WILL HAVE BROAD DISCRETION IN MERCANTILE'S USE OF THE PROCEEDS IT RECEIVES.

     Mercantile will receive approximately $13.2 million in net proceeds from the sale of its junior subordinated indentures, after deducting underwriting commissions and estimated expenses payable by Mercantile. The Bank's management will have broad discretion to allocate these net proceeds to uses it believes are appropriate. See "Use of Proceeds" for the application of the proceeds. The amount and timing of the allocations will depend on a number of factors and may affect Mercantile's earnings.

     GOVERNMENT REGULATIONS IMPOSE LIMITATIONS AND MAY RESULT IN HIGHER OPERATING COSTS AND COMPETITIVE DISADVANTAGES FOR MERCANTILE.

     Mercantile and the Bank are subject to extensive state and federal government supervision and regulation that is intended primarily to protect depositors and the Federal Deposit Insurance Corporation's Bank Insurance Fund, rather than investors. Existing state and federal banking laws subject the Bank to substantial limitations with respect to loans, the purchase of securities, the payment of dividends and many other aspects of its banking business. Some of the banking laws may benefit the Bank, others may increase the cost of doing business or otherwise adversely affect the Bank and create competitive advantages for non-bank competitors. There can be no assurance that future legislation or government policy will not adversely affect the banking industry or the operations of the Bank. Federal economic and monetary policy may affect the Bank's ability to attract deposits, make loans and achieve satisfactory interest spreads. See "Supervision and Regulation."

     THE BANKING BUSINESS IN MERCANTILE'S MARKET AREA IS HIGHLY COMPETITIVE.

     Mercantile and the Bank face strong competition for deposits, loans and other financial services from numerous banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, mutual funds, and other lending sources and investment alternatives. Some of the financial institutions and financial services organizations with which the Bank competes are not subject to the same degree of regulation as the Bank. Many of the financial institutions and financial services organizations aggressively compete for business in the Bank's market area. Most of these competitors have been in business for many years, have customer bases, deposits and lending limits that are substantially larger than those of the Bank, and are able to offer certain services that the Bank does not currently provide, including branch networks, trust services and international banking services. In addition, most of these entities have greater capital resources than the Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could the Bank. This competition may limit Mercantile's growth or earnings. See "Business -- Competition." Additionally, recently effective legislation regarding interstate branching and banking may increase competition in the future from out-of-state banks.

     IF THE COMPUTER SYSTEMS OF MERCANTILE OR ITS SUPPLIERS AND CUSTOMERS DO NOT TIMELY BECOME YEAR 2000 COMPLIANT, MERCANTILE MAY BE ADVERSELY AFFECTED.

     Mercantile faces a significant business issue regarding how existing application software programs and operating systems can accommodate the date value for the year 2000. Many existing software application products, including software application products used by Mercantile and its suppliers and customers, were designed to accommodate only a two-digit date value which represents the year. Such faulty recognition could result in a system failure, disruption of operations, or inaccurate information or calculations. The interruption to Mercantile's business could be substantial if Mercantile's main data processing service provider fails to become year 2000 compliant. In addition, failure by suppliers and customers of Mercantile to modify and convert their own computer systems could have a significant adverse effect on the suppliers' or customers' operations and profitability, thus inhibiting their ability to provide services or repay loans to Mercantile. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

     MERCANTILE WILL NEED TO APPLY NEW TECHNOLOGY TO SERVICE ITS CUSTOMERS.

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Mercantile's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than the Bank. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers.

     MERCANTILE IS DEPENDENT ON KEY PERSONNEL.

     Mercantile is dependent on the continued services of Mr. Johnson and Mr. Price, the two senior executive officers of Mercantile who have provided vision and leadership since its organization. The loss of either of these officers could have an adverse affect on Mercantile's growth and performance. Mercantile and the Bank have entered into employment contracts with Mr. Johnson and Mr. Price that provide for their employment through December 31, 2001. Mercantile presently maintains policies of key man life insurance on the lives of Mr. Johnson and Mr. Price in the amount of $1 million each.

     GROWTH AND EXPANSION MAY BE LIMITED BY MANY FACTORS.

     Mercantile has pursued and intends to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels without corresponding increases in non-interest expenses. There can be no assurance that Mercantile will be successful in continuing its growth strategies due to delays and other impediments resulting from regulatory oversight, limited availability of qualified personnel, unavailability of branch sites or poor site selection of bank branches. In addition, the success of Mercantile's growth strategy will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in Mercantile's market area.


     DECLINE IN AVAILABILITY OF OUT-OF-AREA DEPOSITS COULD CAUSE LIQUIDITY CONCERNS OR LIMIT MERCANTILE'S GROWTH



     Mercantile has utilized out-of-area deposits to support the asset growth of Mercantile as these are generally a lower cost source of funds when compared to the interest rates that would have to be offered in the local market to generate a commensurate level of funds. In addition, the overhead costs associated with the out-of-area deposits are considerably less than the overhead costs that would be incurred to administer a similar level of local deposits. A reduction in the availability of such deposits would likely cause Mercantile to fund growth with more costly funding sources which would reduce net interest margin, or limit growth or reduce asset size.

                                USE OF PROCEEDS

     MBWM Trust will use all of the proceeds from the sale of preferred securities to purchase the junior subordinated debentures from Mercantile. The net proceeds to Mercantile from the sale of the junior subordinated debentures, after deducting underwriting commissions and offering expenses, are expected to be approximately $13.2 million, or $15.1 million if the underwriters' over-allotment option is exercised in full. Mercantile intends to use substantially all of the net proceeds to make a contribution to the capital of the Bank. The Bank will use the net proceeds to invest in both short term investment securities and loans.

     Mercantile is required by the Federal Reserve to maintain defined levels of capital for bank regulatory purposes. In 1996, the Federal Reserve announced that qualifying amounts of securities having the characteristics of the preferred securities could be included as core capital for bank holding companies subject to certain limits. See "Capitalization." This capital treatment, together with Mercantile's ability to deduct, for federal income tax purposes, interest payable on the junior subordinated debentures, are expected to provide Mercantile with a cost-effective means of obtaining capital for bank regulatory purposes.

     Therefore, a portion of these proceeds will qualify as core capital. To support its growth, the Bank will be able to leverage this core capital by continuing to grow deposits internally or through wholesale deposits and borrowing additional funds. The additional capital that will be contributed to the Bank will result in an increased legal lending limit which may add to the Bank's ability to serve additional borrowing needs of the Bank's current customers and larger customers in the Bank's market.

              MARKET FOR MERCANTILE'S COMMON STOCK AND PRICE RANGE


     The common stock of Mercantile is quoted on the Nasdaq National Market under the symbol MBWM. Prior to July 19, 1999, Mercantile's common stock was quoted on the OTC Bulletin Board under the same symbol. At August 24, 1999, there were 94 record holders of Mercantile's common stock. In addition, Mercantile estimates that there are more than 1,500 beneficial owners of its common stock who own their shares through brokers or banks. Mercantile has not paid dividends since its formation in 1997.


     The following table shows the high and low bid prices by quarter during the period from the date of Mercantile's initial public stock offering (October 23, 1997) through June 30, 1999. The quotations reflect bid prices as reported by the OTC Bulletin Board, and do not include retail mark-up, mark-down or dealer commission.

                                                                 BID PRICES
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
CALENDAR YEAR 1999
First Quarter...............................................  $17.50    $13.00
Second Quarter..............................................  $16.63    $13.00
CALENDAR YEAR 1998
First Quarter...............................................  $18.50    $10.25
Second Quarter..............................................  $19.00    $14.50
Third Quarter...............................................  $17.12    $15.50
Fourth Quarter..............................................  $16.75    $12.37
CALENDAR YEAR 1997
Fourth Quarter (October 23, 1997 through December 31,
  1997).....................................................  $11.75    $ 9.75

                              ACCOUNTING TREATMENT

     For financial reporting purposes, MBWM Trust will be treated as a subsidiary of Mercantile and, accordingly, the accounts of MBWM Trust will be included in the consolidated financial statements of Mercantile. The preferred securities will be presented as a separate line item in the consolidated balance sheets of Mercantile under the caption "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures," and appropriate disclosures about the preferred securities, the preferred securities guarantee of Mercantile and the junior subordinated debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, Mercantile will record distributions payable on the preferred securities as interest expense in the consolidated statements of income.

     Future reports of Mercantile filed under the Securities Exchange Act of 1934, as amended, will include a footnote to the consolidated financial statements stating that:

     - MBWM Trust is a wholly-owned subsidiary of Mercantile;

     - the sole asset of MBWM Trust is the junior subordinated debentures, specifying the principal amount, interest rate and maturity date of the junior subordinated debentures; and

     - the obligations of Mercantile described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by Mercantile of the obligations of MBWM Trust under the preferred securities. MBWM Trust will not provide separate reports under the Securities Exchange Act of 1934.

     No separate financial statements of MBWM Trust have been included in this prospectus. Mercantile and MBWM Trust do not consider that financial statements of MBWM Trust would be material to holders of the preferred securities because MBWM Trust is a newly formed, special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as assets the junior subordinated debentures of Mercantile and issuing the preferred securities. For more information, see "Description of the Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Preferred Securities Guarantee."

                                 CAPITALIZATION

     The following table shows (1) the consolidated capitalization of Mercantile at June 30, 1999 and (2) the consolidated capitalization of Mercantile giving effect to the issuance of the preferred securities of MBWM Trust in this offering and receipt by Mercantile of the net proceeds from the corresponding sale of the junior subordinated debentures to MBWM Trust, as if the sale of the preferred securities had been consummated on June 30, 1999, and assuming the Underwriter's over-allotment option is not exercised.

                                                               JUNE 30, 1999
                                                           ----------------------
                                                           ACTUAL     AS ADJUSTED
                                                           -------    -----------
                                                           (DOLLARS IN THOUSANDS)
LONG TERM DEBT...........................................  $     0      $     0
GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE
  COMPANY'S SUBORDINATED DEBENTURES......................        0       14,000
SHAREHOLDERS' EQUITY
  Preferred Stock, no par value; 1,000,000 shares
     authorized; 0 shares issued and outstanding.........  $     0      $     0
  Common stock, no par value; 9,000,000 shares
     authorized; 2,472,500 shares issued and
     outstanding.........................................   28,182       28,182
  Retained earnings (deficit)............................     (658)        (658)
  Unrealized gain (loss), net of tax, on available for
     sale securities.....................................     (464)        (464)
                                                           -------      -------
     Total shareholders' equity..........................   27,060       27,060
                                                           -------      -------
     Total capitalization................................  $27,060      $41,060
                                                           =======      =======
CAPITAL RATIOS:
  Shareholders' equity to total assets...................     9.27%        8.85%
  Leverage ratio(1)(2)(3)(4).............................    10.03        13.37
  Risk-based capital ratios:(3)(4)
     Tier 1 capital to risk-weighted assets..............     9.52        12.57
     Total risk-based capital to risk-weighted assets....    10.77        15.48

-------------------------

(1) The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

(2) The capital ratios, as adjusted, are computed including the total estimated net proceeds from the sale of the preferred securities, in a manner consistent with Federal Reserve guidelines.

(3) Federal Reserve guidelines for calculation of Tier 1 capital to risk-weighted assets limits the amount of cumulative preferred securities which can be included in Tier 1 capital to 25% of total Tier 1 capital.

(4) Unrealized gain (loss), net of tax, on available for sale securities is not included in calculating regulatory capital ratios.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     This Management's Discussion and Analysis should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus. This discussion provides information about the consolidated financial condition and results of operations of Mercantile and its wholly-owned subsidiary, the Bank.

     Mercantile was incorporated on July 15, 1997 as a bank holding company to establish and own the Bank. In October 1997, in connection with the organization of Mercantile and Bank, Mercantile sold 1,495,000 shares of common stock in an underwritten, initial public offering. Mercantile funded the capital of the Bank and paid certain expenses from the net proceeds of the public offering.

     The Bank, after receiving all necessary regulatory approvals, began operations on December 15, 1997. The Bank has a strong commitment to community banking and offers a wide range of financial products and services, primarily to small- to medium-sized businesses, as well as individuals. The Bank's lending strategy focuses on commercial lending, and, to a lesser extent, residential mortgage and consumer lending. The Bank also offers a broad array of deposit products, including checking, savings, money market, and certificates of deposit, as well as security repurchase agreements. The Bank's primary market area is the Kent and Ottawa County areas of western Michigan, which includes the City of Grand Rapids, the second largest city in the State of Michigan.

FINANCIAL CONDITION AS OF JUNE 30, 1999 AND DECEMBER 31, 1998

     During the first six months of 1999, the assets of Mercantile increased from $216.2 million on December 31, 1998, to $291.9 million on June 30, 1999. This represents a total increase in assets of $75.7 million, or 35.0%. The asset growth was comprised primarily of a $61.0 million increase in net loans, a $6.5 million increase in cash and cash equivalents, and an increase of $5.4 million in investment securities. The increase in assets was primarily funded by a $73.8 million growth in deposits and an increase of $0.8 million in securities sold under agreements to repurchase. The growth in deposits was in both local deposits and out-of-area CD's. While management expects continuing asset growth, it is anticipated to be at a slower rate.

     Commercial loans increased by $56.7 million during the first six months of 1999, and at June 30, 1999 comprised 93% of the total loan portfolio. The significant concentration in commercial loans and the rapid growth of this portion of Mercantile's business is in keeping with a strategy of focusing a substantial amount of effort on "wholesale" banking. Corporate and business lending is an area of expertise for all of Mercantile's senior management team. Commercial loans are also the assets most easily originated and managed by the fewest number of staff, thus reducing overhead through necessitating fewer full-time equivalents (FTE's)/$million in assets. The commercial sector of Mercantile's business generates the greatest amount of local deposits, and is virtually the only source of significant demand deposits.

     Residential mortgage and consumer loans also increased by $4.9 million and $0.4 million, respectively, during the first six months of 1999. However, the commercial sector of the lending efforts and resultant assets have been and continue to be Mercantile's primary strategy for growth and profitability, and Mercantile expects that the current composition of the loan portfolio will remain relatively stable.

     Deposits increased $73.8 million during the first six months of 1999, totaling $245.8 million at June 30, 1999. Local deposits increased $21.5 million, while out-of-area deposits increased $52.3 million. Although the level of local deposits has declined as a percent of total deposits from 43.4% as of December 31, 1998, to 39.1% at June 30, 1999, due to the higher level of growth in out-of-area deposits, there have been significant dollar volume increases in all categories of the local deposits.

     Out-of-area deposits totaled $149.6 million, or 60.9% of total deposits, as of June 30, 1999. Out-of-area deposits consist primarily of certificates of deposit obtained from depositors located outside Mercantile's market area and placed by deposit brokers for a fee, but also include certificates of deposit obtained from the deposit owners directly. Out-of-area deposits are utilized to support the asset growth of Mercantile, and are generally a lower cost source of funds when compared to the interest rates that would have to be offered in the local market to generate a commensurate level of funds. In addition, the overhead costs associated with the out-of-area deposits are considerably less than the overhead costs that would be incurred to administer a similar level of local deposits. Although local deposits have and are expected to increase as new business, governmental and consumer deposit relationships have been established and as existing customers increase their deposit accounts, the high reliance on out-of-area deposits will likely remain.

     Securities sold under agreements to repurchase increased by $0.8 million during the first six months of 1999. As part of Mercantile's sweep account program, collected funds from certain business noninterest-bearing checking accounts are invested into over-night interest-bearing repurchase agreements. Although not considered a deposit account and therefore not afforded federal deposit insurance, these repurchase agreements have characteristics very similar to that of business checking deposit accounts.

RESULTS OF OPERATIONS FOR THE SIX MONTHS AND THREE MONTHS ENDED
JUNE 30, 1999 AND 1998

     Net operating income for the second quarter of 1999 was $503,472 ($0.20 per share), which compares favorably to the net loss of $294,624 (-$0.20 per share) recorded during the second quarter of 1998. Net operating income for the first six months of 1999 was $855,163 ($0.35 per share), which also compares favorably to the net loss of $1,436,201 (-$0.96 per share) recorded during the first six months of 1998. The improvement during both time periods is primarily the result of an increase in net interest income, greater employee efficiency and a reduction of provisions to the allowance for loan losses. The year-to-date 1999 net operating income includes a one-time $42,210 ($0.02 per share) charge reflecting an accounting adjustment for organization costs. In accordance with previous accounting guidelines, these costs were being amortized over a five-year period; however, as required by AICPA Statement of Position 98-5, the unamortized balance was written off effective January 1, 1999, and is reflected in the Consolidated Financial Statements as a change in accounting principle.

     Interest income during the second quarter of 1999 was $5,212,444, a significant increase over the $2,204,973 earned during the second quarter of 1998. Interest income during the first six months of 1999 was $9,743,639, a significant increase over the $3,383,678 earned during the first six months of 1998. The growth in interest income during both time periods is primarily attributable to an increase in earning assets. During the second quarter of 1999, earning assets averaged $266.2 million, a level substantially higher than the average earning assets of $107.5 million during the second quarter of 1998. During the first six months of 1999, earning assets averaged $250.3 million, a level substantially higher than the average earning assets of $82.4 million during the same time period in 1998. Somewhat offsetting the positive impact of the increase in earning assets is the decline in yield on earning assets. During the second quarter of 1999 and 1998, earnings assets had a weighted average rate of 7.85% and 8.23%, respectively. During the first six months of 1999 and 1998 earning assets had a weighted average rate of 7.79% and 8.26%, respectively. This decline is primarily due to an overall decline of market interest rates, in part evidenced by the 75 basis point drop in the prime lending rate during the last six months of 1998.

     Interest expense during the second quarter of 1999 was $2,947,730, a significant increase over the $1,299,514 expensed during the second quarter of 1998. Interest expense during the first six months of 1999 was $5,549,147, a significant increase over the $1,878,455 expensed during the first six months of 1998. The growth in interest expense is primarily attributable to the growth in assets, which necessitated an increase in funding liabilities. During the second quarter of 1999, interest-bearing liabilities averaged $230.1 million, a level substantially higher than average interest-bearing funds of $92.3 million during the second quarter of 1998. During the first six months of 1999, interest-bearing liabilities averaged $215.1 million, a level substantially higher than average interest-bearing funds of $66.4 million during the same time period in 1998. Also adding to the increased level of interest expense is the increase of interest-bearing liabilities as a percent of average assets. During the second quarter of 1999, interest-bearing liabilities averaged 83.8% of average assets, an increase from the 80.9% level of the second quarter of 1998. During the first six months of 1999, interest-bearing liabilities averaged 83.3% of average assets, a notable increase from the 76.3% level during the same time period in 1998. The increase is primarily the result of the planned and expected leveraging of shareholders' equity. During the second quarter of 1999, shareholders' equity averaged 9.9% of average assets, a decline from the 10.7% level during the second quarter of 1998. During the first six months of 1999, shareholders' equity averaged 10.4% of average assets, a decline from the 14.4% level during the first six months of 1998. Somewhat offsetting the increased level of interest-bearing liabilities is the decline in the average rate paid on interest-bearing liabilities. During the second quarter of 1999 and 1998, interest-bearing liabilities had a weighted average rate of 5.14% and 5.65%, respectively. During the first six months of 1999 and 1998, interest-bearing liabilities had a weighted average rate of 5.17% and 5.76%, respectively. This decline, as mentioned previously, is due in large part to the overall decline of market interest rates during the last six months of 1998.

     Net interest income during the second quarter of 1999 was $2,264,714, a significant increase over the $905,459 earned during the second quarter of 1998. Net interest income during the first six months of 1999 was $4,194,492, a significant increase over the $1,505,223 earned during the same time period in 1998. As described above, the increase is primarily due to the substantial growth experienced between the compared time periods. Additional factors impacting net interest income included, but were not limited to, changes in interest rates and a reduction of the capital level.

     The following table sets forth certain information relating to Mercantile's consolidated average interest earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the period indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the period presented. During the period presented, there were no nonaccrual loans.

                                                      QUARTER ENDED JUNE 30, 1999
                                                    -------------------------------
                                                    AVERAGE                 AVERAGE
                                                    BALANCE     INTEREST     RATE
                                                    --------    --------    -------
                                                            (IN THOUSANDS)
ASSETS
  Loans...........................................  $230,483     $4,696      8.17%
  Investment securities...........................    28,634        433      6.07
  Federal funds sold..............................     6,451         76      4.73
  Short term investments..........................       586          7      4.79
                                                    --------     ------      ----
     Total interest-earning assets................   266,154      5,212      7.85
  Allowance for loan losses.......................    (3,393)
  Other assets....................................    11,734
                                                    --------
     Total assets.................................  $274,495
                                                    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-bearing deposits.......................  $213,432     $2,776      5.22%
  Other borrowings................................    16,674        172      4.14
                                                    --------     ------      ----
     Total interest-bearing liabilities...........   230,106      2,948      5.14
  Noninterest-bearing deposits....................    16,235
  Other liabilities...............................     1,026
  Shareholders' equity............................    27,128
                                                    --------
     Total liability and shareholders' equity.....  $274,495
                                                    ========
  Net interest income.............................               $2,264
                                                                 ======
  Net interest rate spread........................                           2.71%
                                                                             ====
  Net interest margin on earning assets...........                           3.41%
                                                                             ====

     Interest rate risk is the exposure of Mercantile's financial condition and operating performance to adverse movements in interest rates. Mercantile derives its income primarily from the excess of interest collected on its interest-earning assets over the interest paid on its interest-bearing liabilities. Since market rates are subject to change over time, Mercantile is exposed to lower profitability if interest rate changes result in a reduction of the Bank's net interest margin. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to Mercantile's safety and soundness. The primary measurement method utilized by Mercantile to assess interest rate risk is commonly referred to as net interest income simulation analysis. This computer-based model measures the direction and magnitude of variations in net interest income resulting from potential changes in market interest rates. Although the assumptions used within the model are inherently uncertain and subject to fluctuation and revision, and therefore actual results will differ from the simulated results, management believes this methodology provides meaningful information to assist in managing the interest rate risk of Mercantile.

     Mercantile conducted multiple simulations as of June 30, 1999, whereby it was assumed that a simultaneous, instant and sustained change in market interest rates occurred. The following table illustrates the suggested impact on net interest income over the next twelve months, which are well within Mercantile's policy parameters established to manage and monitor interest rate risk.

                                              DOLLAR CHANGE IN       PERCENT CHANGE IN
INTEREST RATE SCENARIO                       NET INTEREST INCOME    NET INTEREST INCOME
----------------------                       -------------------    -------------------
Interest rates down 200 basis points.......       $ 670,911                 8.3%
Interest rates down 100 basis points.......         388,640                 4.8
No change in interest rates................         106,422                 1.3
Interest rates up 100 basis points.........        (132,375)               (1.6)
Interest rates up 200 basis points.........        (372,083)               (4.6)

     In addition to changes in interest rates, the level of future net interest income is also dependent on a number of other variables, including: the growth, composition and absolute levels of loans, deposits, and other earning assets and interest-bearing liabilities; economic and competitive conditions; potential changes in lending, investing and deposit gathering strategies; client preferences; and other factors.

     Provisions to the allowance for loan losses during the second quarter of 1999 were $480,900, a level similar to the $473,000 expensed during the same time period in 1998. Provisions to the allowance for loan losses during the first six months of 1999 were $935,900, a notable decline from the $1,471,800 expensed during the same time period in 1998. The reduction reflects the lower level of loan growth during the first six months of 1999 when compared to the first six months of 1998. The allowance for loan losses as a percentage of total loans outstanding as of June 30, 1999 was 1.5%, which also represents the level that has been maintained since inception of the Bank. The allowance for loan losses is maintained at a level management feels is adequate to absorb losses inherent in the loan portfolio. The evaluation is based upon a continuous review of Mercantile's and the banking industry's historical loan loss experience, known and inherent risks contained in the loan portfolio, composition and growth of the loan portfolio, current and projected economic conditions and other factors. Reflecting its focus on credit quality, Mercantile has not experienced any loan charge-offs since its inception.

     Noninterest income during the second quarter of 1999 was $205,835, a significant increase over the $72,823 earned during the same time period in 1998. Noninterest income during the first six months of 1999 was $415,558, a significant increase over the $87,263 earned during the same time period in 1998. Fees earned on referring residential mortgage loan applicants to various third parties and commitment fees charged on issued standby letters of credit, combined with an increase in fee income earned on deposit and repurchase agreements resulting from an increase in deposit and repurchase accounts, comprise a majority of the increase.

     Noninterest expense during the second quarter of 1999 was $1,380,177, a significant increase over the $799,906 expensed during the same time period in 1998. Noninterest expense during the first six months of 1999 was $2,642,777, a significant increase over the $1,556,887 expensed during the same time period in 1998. An increase in all major overhead cost categories, including salaries and benefits, occupancy, and furniture and equipment, was recorded. The increases primarily result from the hiring of additional staff. All other noninterest costs have also increased, reflecting additional expenses required to administer the significantly increased loan and deposit base.

     While the dollar volume of noninterest costs has increased, as a percent of average assets the level has substantially declined as a result of Mercantile's growth and realized operating efficiencies. During the second quarter of 1999 noninterest costs were 2.01% of average assets on an annualized basis, a significant decline from the 2.80% level during the same time period in 1998. During the first six months of 1999, noninterest costs were 2.05% of average assets on an annualized basis, a significant decline from the 3.58% level during the same time period in 1998. Monitoring and controlling noninterest costs, while at the same time providing high quality service to customers, is of utmost importance to Mercantile. The efficiency ratio, computed by dividing noninterest expenses by net interest income plus noninterest income, was 55.9% and 57.3% during the second quarter and first six months of 1999, respectively. This compares favorably to the efficiency ratios of 81.8% and 97.8% during the second quarter and first six months of 1998, respectively. This improved performance is primarily due to the rapid asset growth that has translated into increased net interest income, as well as Mercantile's lending philosophy of concentrating on commercial lending that results in higher average loan balances compared to residential mortgage and consumer loans which provides for a greater dollar volume of loans with fewer people.


     Federal income tax expense was $106,000 and $134,000 during the second quarter and first six months of 1999, respectively. No tax expense was recorded in 1998 due to Mercantile's operating loss; however, federal income tax expense is being recorded in 1999 as it is expected that a portion of Mercantile's 1999 net operating income will be subject to federal income tax.


FINANCIAL CONDITION AS OF DECEMBER 31, 1998 AND 1997

     Mercantile experienced significant asset growth during 1998, its first full year of operations. Assets of Mercantile increased from $24.1 million on December 31, 1997 to $216.2 million on December 31, 1998. This represents an increase in total assets of $192.1 million, which was primarily comprised of a $171.8 million increase in loans and a $21.2 million increase in investment securities. The increase in assets was primarily funded by a $162.3 million increase in deposits, a $16.4 million increase in securities sold under agreements to repurchase (repurchase agreements), and an increase of $13.2 million in shareholders' equity. While Mercantile expects continued asset growth, it is anticipated that the growth will occur at a slower rate.

EARNING ASSETS


     Mercantile's loan portfolio, which equaled 84% of average earning assets during 1998, is primarily comprised of commercial loans. Averaging over 93% of average loans and growing by $159.3 million during 1998, the commercial loan portfolio represents loans to business interests generally located within Mercantile's market area. As of December 31, 1998, approximately two-thirds of the commercial loans are primarily secured by real estate properties, with the remaining generally secured by other business assets such as accounts receivable, inventory, and equipment. There are no significant industry concentrations within the commercial loan portfolio. The concentration and rapid growth in commercial loans is in keeping with Mercantile's strategy of focusing a substantial amount of its efforts on commercial banking. Business lending is an area of expertise for all of Mercantile's senior management team and commercial lending staff.

     Residential mortgage and consumer lending, while averaging under 7% of average loans during 1998, also experienced excellent growth. However, the commercial sector of the lending efforts and resultant assets have been and continue to be Mercantile's primary strategy for growth and profitability, and it is expected that the current composition of the loan portfolio will remain relatively stable.

     The following table presents the maturity of total loans outstanding, other than residential mortgages and personal loans, as of December 31, 1998, according to scheduled repayments of principal. All figures are stated in thousands of dollars.

                                   0-1           1-5         AFTER 5
                                  YEAR          YEARS         YEARS         TOTAL
                               -----------   ------------   ----------   ------------
Construction and land
  development -- fixed
  rate.......................  $ 2,387,606   $  3,940,409   $4,780,688   $ 11,108,703
Construction and land
  development -- variable
  rate.......................    2,547,581                                  2,547,581
Real estate -- secured by
  nonfarm nonresidential
  properties -- fixed rate...    1,195,799     81,248,005    1,934,056     84,377,860
Real estate -- secured by
  nonfarm nonresidential
  properties -- variable
  rate.......................   18,462,661                                 18,462,661
Commercial -- fixed rate.....      929,624     23,794,327      463,999     25,187,950
Commercial -- variable
  rate.......................   29,883,397                                 29,883,397
                               -----------   ------------   ----------   ------------
                               $55,406,668   $108,982,741   $7,178,743   $171,568,152
                               ===========   ============   ==========   ============

     Mercantile's credit policies establish guidelines to manage credit risk and asset quality. These guidelines include loan review and early identification of problem loans to ensure effective loan portfolio administration. The credit policies and procedures are meant to minimize the risk and uncertainties inherent in lending. In following these policies and procedures, Mercantile must rely on estimates, appraisals and evaluations of loans and the possibility that changes in these could occur quickly because of changing economic conditions. Identified problem loans, which exhibit characteristics (financial or otherwise) that could cause the loans to become nonperforming or require restructuring in the future, are included on the internal loan "Watch List." Senior management reviews this list regularly and adjusts for changing conditions. Since inception of Mercantile no scheduled loan payments have been 90 days or more past due, and no loans have been placed in nonaccrual status or charged-off.

     In each accounting period, the allowance for loan and lease losses is adjusted by management to the amount necessary to maintain the allowance at adequate levels. Through its credit department, management will attempt to allocate specific portions of the allowance for loan losses based on specifically identifiable problem loans. Management's evaluation of the allowance is further based on consideration of actual loss experience, the present and prospective financial condition of borrowers, industry concentrations within the portfolio and general economic conditions. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.

     The following table illustrates the breakdown of the allowance balance to loan type.

                                        1998                          1997
                             --------------------------    --------------------------
                                       PERCENT OF LOANS              PERCENT OF LOANS
BALANCE TO END OF                      IN EACH CATEGORY              IN EACH CATEGORY
PERIOD APPLICABLE TO         AMOUNT     TO TOTAL LOANS     AMOUNT     TO TOTAL LOANS
--------------------         ------    ----------------    ------    ----------------
Commercial, financial and
  agricultural.............  $2,612          84.3%          $193           98.6%
Real
  estate -- construction...      57           7.4
Real estate -- mortgage....      57           7.2                           1.3
Installment loans to
  individuals..............      39           1.1                           0.1
Unallocated................      --           N/A             --            N/A
                             ------         -----           ----          -----
                             $2,765         100.0%          $193          100.0%
                             ======         =====           ====          =====

     The primary risk element considered by management with respect to each installment and residential real estate loan is lack of timely payment. Management has a reporting system that monitors past due loans and has adopted policies to pursue its creditors' rights in order to preserve the Bank's position. The primary risk elements with respect to commercial loans are the financial condition of the borrower, the sufficiency of collateral, and lack of timely payment. Management has a policy of requesting and reviewing periodic financial statements from its commercial loan customers, and periodically reviews existence of collateral and its value.

     Although management believes that the allowance for loan and lease losses is adequate to absorb losses as they arise, there can be no assurance that the Bank will not sustain losses in any given period which could be substantial in relation to the size of the allowance for loans and lease losses.

     The investment securities portfolio also experienced significant growth during 1998, increasing from $3.0 million on December 31, 1997 to $24.2 million at December 31, 1998. Mercantile maintains the portfolio at levels to provide adequate pledging for the repurchase agreement program and secondary liquidity for Mercantile's daily operations. In addition, the portfolio serves a primary interest rate risk management function. During 1998 the portfolio equaled 12% of average earning assets. At December 31, 1998 the portfolio was comprised of high credit quality U.S. Treasury notes (19%), U.S. Government Agency issued bonds (50%), and U.S. Government issued and guaranteed mortgage-backed securities (31%). Since the inception of Mercantile, all securities have been designated as "available for sale" as defined in Financial Accounting Standards Board Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Securities designated as available for sale are stated at fair value, with the unrealized gains and losses, net of income tax, reported as a separate component of shareholders' equity. The net unrealized gain recorded at December 31, 1998, was $31,836, while the net unrealized loss recorded at December 31, 1997, was $3,631.

     Federal funds sold, consisting of excess funds sold overnight to correspondent banks, are used to manage daily liquidity needs and interest rate sensitivity. During 1998 the average balance of these funds equaled 4% of average earning assets. This level is well within internal policy guidelines, and is not expected to change significantly in the future.

SOURCE OF FUNDS

     Mercantile's major source of funds is from deposits. Total deposits increased from $9.7 million at December 31, 1997, to $172.0 million on December 31, 1998. Although Mercantile experienced significant success in obtaining deposits from customers located within the market area, the substantial asset growth necessitated the acquisition of funds from depositors located outside of the market area. Out-of-area deposits are utilized to support the asset growth of Mercantile, and are generally a lower cost source of funds when compared to the interest rates that would have to be offered in the local market to generate a commensurate level of funds. In addition, the overhead costs associated with the out-of-area deposits are considerably less than the overhead costs that would be incurred to administer a similar level of local deposits. Although local deposits have and are expected to increase as new business, governmental and consumer deposit relationships have been established and as existing customers increase their deposit accounts, the high reliance on out-of-area deposits will likely remain.

     Mercantile experienced significant growth in its noninterest-bearing checking, interest-bearing checking, and savings accounts during 1998. Noninterest-bearing checking accounts, comprised primarily of business loan customers, grew $7.1 million and equaled 8% of average funding sources during 1998. Interest-bearing checking and savings accounts increased by $7.6 million and $26.7 million and equaled 3% and 13% of average funding sources during 1998 and 1997, respectively. Business loan customers also comprise the majority of these deposit types, although to a lesser extent than noninterest-bearing checking accounts. Per banking regulations, incorporated businesses may not own interest-bearing checking accounts and transactions from a savings account are limited. Mercantile anticipates continued growth of its checking and savings deposits as additional business loans are extended.

     Mercantile introduced a new deposit account, a money market account, during 1998. The balance of this limited transaction checking account was $3.8 million at December 31, 1998, and equaled 1% of average funding sources during 1998. A majority of these accounts were opened and funded in the latter part of the year, and Mercantile anticipates continued growth in the future.

     Certificates of deposit increased by $117.1 million and represented 52% of average funding sources during 1998. At December 31, 1998, this deposit type totaled $117.3 million. Of this amount 17% of the balances were owned by customers from within Mercantile's market area, primarily individuals and local government municipalities. The remaining certificates of deposit were obtained from depositors outside of Mercantile's market area. These out-of-area deposits consist primarily of certificates of deposit placed by deposit brokers for a fee, but also include certificates of deposit obtained from the deposit owners directly. The owners of out-of-area certificates of deposit are comprised mainly of credit unions located throughout the United States, but include banks, savings and loans, government municipalities, businesses, and individuals from across the country as well.

     Repurchase agreements increased $16.4 million and equaled 8% of average funding sources during 1998. As part of Mercantile's sweep account program, collected funds from certain business noninterest-bearing checking accounts are invested into over-night interest-bearing repurchase agreements. The securities involved in the repurchase agreement program are recorded as assets of Mercantile. Although not considered deposits, and therefore not afforded Federal Deposit Insurance Corporation insurance, this product enables Mercantile to provide the equivalent of an interest-bearing checking account to incorporated businesses that are prohibited by banking regulations from owning such an account. The sweep account program is designed for businesses that maintain relatively large checking account balances.

     Shareholders' equity increased $13.2 million and equaled 13% of average funding sources during 1998. The increase is directly attributable to the secondary stock offering completed during the year, whereby Mercantile received $14.3 million in net proceeds from the sale of 977,500 shares of common stock. Substantially all of the net proceeds were contributed to the Bank to provide support for asset growth, fund investments in loans and securities, and for general corporate purposes. Shareholders' equity was negatively impacted by the net loss from operations of $1.1 million recorded for all of 1998. Mercantile did record net income from operations during the third and fourth quarters of 1998, and believes that this performance will continue in the future.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998

SUMMARY

     As anticipated, Mercantile recorded a net operating loss during 1998, its first full year of operations. The net operating loss was $1.1 million, or $0.58 per share, and was primarily the result of a non-cash charge of $2.6 million for provision for loan losses. Although Mercantile did not record any loan charge-offs during the year, significant provisions were required as the result of the substantial loan growth. The loan loss provisions are made in the period the loans are booked, and are an immediate reduction to earnings. Loan loss provisions are expected to continue to reduce earnings, although more moderately, as the anticipated rate of loan growth slows relative to the size of Mercantile.


     Although continued significant future asset growth is anticipated, resulting in additional large loan loss provisions, management expects the overall earnings performance of Mercantile to improve. Mercantile did not record any tax benefit as a result of the losses incurred and will not record income tax expense until the net operating losses are recovered. The asset growth of Mercantile should result in an increased level of net interest income, which when coupled with noninterest income, should exceed the growth and level of noninterest expense plus provisions for loan losses. In fact, on a quarter-by-quarter basis, Mercantile has already achieved profitable status. During the third and fourth quarters of 1998 Mercantile recorded net income of $116,000 and $212,000, respectively.

     The following table shows some of the key equity performance ratios for the year ended December 31, 1998, and the period from July 15, 1997 (inception) through December 31, 1997.

                                                              1998    1997
                                                              ----    -----
Return on average total assets..............................  (0.9)%  (21.8)%
Return on average equity....................................  (0.6)   (30.9)
Dividend payout ratio.......................................   N/A      N/A
Average equity to average assets............................  13.4     70.4

NET INTEREST INCOME

     Net interest income, the difference between revenue generated from earning assets and the interest cost of funding those assets, is Mercantile's primary source of earnings. Interest income and interest expense totaled $10.1 million and $5.6 million during 1998, respectively, providing for net interest income of $4.5 million. The net yield on average earning assets during 1998 was 3.62%. The level of net interest income is primarily a function of asset size, as the weighted average interest rate received on earning assets is greater than the weighted average interest cost of funding sources; however, factors such as types of assets and liabilities, interest rate risk, liquidity, and customer behavior also impact net interest income as well as the net yield. The following table depicts the average balance, interest earned and paid, and weighted average rate of Mercantile's assets, liabilities and shareholders' equity during 1998 (in thousands):

                                                    INTEREST    AVERAGE
                                                    AVERAGE     EARNED      YIELD
                                                    BALANCE     OR PAID    OR COST
                                                    --------    -------    -------
ASSETS:
  Loans...........................................  $104,838    $9,008      8.59%
  Investment securities...........................    15,341       881      5.74
  Federal funds sold..............................     4,831       256      5.31
  Short term investments..........................       413        23      5.68
                                                    --------    ------      ----
          Total interest-earning assets...........   125,423    10,168      8.11
  Allowance for loan losses.......................    (1,584)
  Other assets....................................     5,560
                                                    --------
          Total assets............................  $129,399
                                                    ========

                                                    INTEREST    AVERAGE
                                                    AVERAGE     EARNED      YIELD
                                                    BALANCE     OR PAID    OR COST
                                                    --------    -------    -------
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Interest-bearing checking.......................  $  4,015       171      4.25
  Savings.........................................    17,455       904      5.18
  Money market....................................     1,330        58      4.39
  Certificates of deposit.........................    67,817     4,008      5.91
  Short term borrowings...........................    10,340       488      4.72
                                                    --------    ------      ----
          Total interest-bearing liabilities......   100,957     5,629      5.58
  Noninterest-bearing checking....................    10,798
  Other liabilities...............................       319
  Shareholder's equity............................    17,325
                                                    --------
          Total liabilities and shareholders'
             equity...............................  $129,399
                                                    ========
Net Interest Income...............................              $4,539
                                                                ======
Net Yield on Interest-Earning Assets..............                          3.62%
                                                                            ====

     Interest income is primarily generated from the loan portfolio, which comprised 81% of average total assets during 1998. The loan portfolio, with an average yield of 8.59%, earned $9.0 million, or 89% of total interest income. The investment securities portfolio and Federal funds sold equaled 12% and 4% of average total assets during 1998, respectively. With an average yield of 5.74% investment securities contributed $0.9 million, or 9% of total interest income, while Federal funds sold ended 1998 with an average yield of 5.31%, and earned $0.3 million, or 3% of total interest income.

     Interest expense is primarily generated from certificates of deposit, which equaled 52% of average total assets during 1998. Certificates of deposit, with an average rate of 5.91%, cost $4.0 million, or 71% of total interest expense. Savings deposits and interest-bearing checking accounts equaled 13% and 3% of average total assets during 1998, respectively. With an average rate of 5.18% savings deposits cost $0.9 million, or 16% of total interest expense, while interest-bearing checking accounts ended 1998 with an average rate of 4.25%, and cost $0.2 million, or 3% of total interest expense. Short term borrowings, comprised primarily of repurchase agreements but also included Federal funds purchased, had an average rate of 4.72% during 1998. Mercantile paid $0.5 million in short term interest expense, or 9% of total interest expense, during 1998.

PROVISION FOR LOAN LOSSES

     Reflecting significant loan growth the provision for loan losses totaled $2.6 million during 1998. The allowance for loan losses as a percentage of total loans outstanding as of December 31, 1998 was 1.50%, which also represents the average ratio for the entire year. Mercantile maintains the allowance for loan losses at a level management feels is adequate to absorb losses inherent in the loan portfolio. The evaluation is based upon a continuous review of Mercantile's and the banking industry's historical loan loss experience, known and inherent risks contained in the loan portfolio, composition and growth of the loan portfolio, current and projected economic conditions and other factors. Reflecting its focus on credit quality, Mercantile has not experienced any loan charge-offs since its inception.

NONINTEREST INCOME

     Other income was $488,000 during 1998. Fees earned on referring residential mortgage loan applicants to various third parties was $210,000, commitment fees charged on issued commercial standby letters of credit equaled $159,000, and deposit and repurchase agreement service charges totaled $82,000.

NONINTEREST EXPENSE

     Noninterest expense totaled $3.6 million during 1998. Salary and benefit costs were $1.9 million, while occupancy, furniture and equipment expenses totaled another $0.5 million. Additional large overhead expenses include computer data processing and software ($171,000), loan processing ($154,000), and advertising ($110,000). While the future dollar volume of noninterest costs are anticipated to increase, as a percent of average assets the level is expected to decline as Mercantile continues to grow and operating efficiencies are realized.

     Monitoring and controlling overhead expenses, while at the same time providing high quality of service to customers, is of utmost importance to Mercantile. The efficiency ratio, computed by dividing noninterest expenses by net interest income plus noninterest income, was 70.9% for all of 1998. However, due primarily to the rapid asset growth that has translated into increased net interest income, Mercantile's efficiency ratio declined throughout 1998 and was only 55.8% during the fourth quarter. In addition, Mercantile's lending philosophy of concentrating on commercial lending results in higher average loan balances compared to residential mortgage or consumer loans, which provides for a greater volume of loans with fewer people thereby improving its efficiency. This point is demonstrated by Mercantile's total assets per employee ratio, which as of December 31, 1998 was approximately $6.0 million. This level compares very favorably to the $3.4 million level of Michigan community banks of similar asset size.

INCOME TAX EXPENSE

     Due to the net loss from operations recorded by Mercantile no provisions to income tax expense were necessary during 1998. It is anticipated that Mercantile will be in a taxable position in the future.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997

     Mercantile was incorporated on July 15, 1997 as a bank holding company to establish and own the Bank. The Bank received all necessary regulatory approvals and began operations on December 15, 1997.


     The Bank experienced significant growth in the loan portfolio during the first 17 days of operations from December 11, 1997 to December 31, 1997. This growth continued into 1998 and at a more rapid rate than deposit growth. Management has chosen to fund this loan growth in 1998 in part by obtaining brokered and out-of-state deposits to augment normal deposit growth and expects to continue this practice until alternative funding sources become readily available. Management has staggered the maturities of brokered and out-of-state deposits with terms of 12 months to 60 months.


     As of December 31, 1997, Mercantile had a retained deficit of $404,071. This retained deficit was primarily the result of pre-opening fees and expenses totaling approximately $178,000 as well as $193,300 in provision expense to establish the allowance for loan losses at a level of 1.50% of total loans. Management anticipated that Mercantile would generate a net loss for 1998 as a result of expenditures made to build its management team and open the main office. Significant ongoing additions to loan loss reserves were expected to also contribute to this deficit due to the projected rapid increase in the loan portfolio. Management further believes that the expenditures made in 1997 and 1998 will create the infrastructure and lay the foundation for growth in subsequent years.

CAPITAL RESOURCES

     Shareholders' equity is a noninterest-bearing source of funds which provides support for asset growth. Shareholders' equity was $27.1 million, $26.7 million, and $13.5 million at June 30, 1999, December 31, 1998, and December 31, 1997. The increase during 1999 was due to net income recorded during the first six months of 1999, net of the change in unrealized gains (losses) on securities available for sale. The increase during 1998 is attributable to the secondary common stock offering completed during the year, when 977,500 shares of common stock were sold. Net proceeds to Mercantile, after deducting underwriting and other related costs, was $14.3 million. Substantially all of the net proceeds were contributed to the Bank, which were used to support anticipated growth in assets, fund investments in loans and securities, and for general corporate purposes. Mercantile's net operating loss of $1.1 million negatively impacted shareholders' equity.

     Mercantile and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet the various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements. Since inception, both Mercantile and the Bank have been categorized as "Well Capitalized," the highest classification rating contained within the banking regulations. It is Mercantile's strategy to maintain the "Well Capitalized" rating for both Mercantile and the Bank; however, if the rapid asset growth that Mercantile and the Bank have experienced since inception continues, the acquisition of additional capital will be required. This additional capital would likely be obtained through the sale of common stock or trust preferred securities, or possibly a combination of both. The sale of stock is, in large part, subject to the capital markets environment. While Mercantile believes this environment is currently favorable, this could change at any time, thereby significantly impacting the ability of Mercantile to raise additional capital. The capital ratios of Mercantile and the Bank as of June 30, 1999, December 31, 1998, and December 31, 1997 are disclosed under Note 14 of the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

     The ability of Mercantile to pay cash and stock dividends is subject to limitations under various laws and regulations and to prudent and sound banking practices. No cash or stock dividends have been paid since Mercantile's inception.

LIQUIDITY

     Liquidity is measured by Mercantile's ability to raise funds through deposits, borrowed funds, capital or cash flow from the repayment of loans and investment securities. These funds are used to meet deposit withdrawals, maintain reserve requirements, fund loans and operate Mercantile. Liquidity is primarily achieved through the growth of deposits (both local and out-of-area) and liquid assets such as securities available for sale, matured securities, and Federal funds sold. Asset and liability management is the process of managing the balance sheet to achieve a mix of earning assets and liabilities that maximizes profitability, while providing adequate liquidity.

     Mercantile's liquidity strategy is to fund loan growth with deposits and repurchase agreements and to maintain an adequate level of short- and medium-term investments to meet typical daily loan and deposit activity. Although deposit and repurchase agreement growth from depositors located in the market area increased by $81.4 million during 1998, the growth was not sufficient to meet the substantial loan growth of $171.8 million and provide monies for additional investing activities. To provide the additional needed funds Mercantile regularly obtained deposits from customers outside of the market area. These out-of-area deposits consist primarily of certificates of deposit placed by deposit brokers for a fee, but also include certificates of deposit obtained from the deposit owners directly. As of December 31, 1998, out-of-area deposits totaled approximately $97.3 million, or 51% of combined deposits and repurchase agreements. Although local deposits are expected to increase as new business, governmental and consumer deposit relationships have been established and as existing customers increase their deposit accounts, the high reliance on out-of-area deposits will likely remain.

     Mercantile has the ability to borrow money on a daily basis through correspondent banks (Federal funds purchased), which it did on several occasions during 1998; however, this is viewed as only a secondary and temporary source of funds. During 1998 Mercantile's Federal funds sold position averaged $4.8 million.

     In addition to normal loan funding and deposit flow, Mercantile also needs to maintain liquidity to meet the demands of certain unfunded loan commitments and standby letters of credit. As of December 31, 1998, Mercantile had a total of $90.5 million in unfunded loan commitments and $19.3 million in unfunded standby letters of credit. Of the total unfunded loan commitments, $68.7 million were commitments available as lines of credit to be drawn at any time as customers' cash needs vary, and $21.8 million were for loan commitments scheduled to close and become funded within the next three months. Mercantile monitors fluctuations in loan balances and commitment levels, and includes such data in its overall liquidity management.

MARKET RISK ANALYSIS

     Mercantile's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of Mercantile's transactions are denominated in U.S. dollars with no specific foreign exchange exposure. Mercantile has only limited agricultural-related loan assets and therefore has no significant exposure to changes in commodity prices. Any impacts that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be insignificant.

     Interest rate risk is the exposure of Mercantile's financial condition to adverse movements in interest rates. Mercantile derives its income primarily from the excess of interest collected on its interest-earning assets over the interest paid on its interest-bearing liabilities. The rates of interest Mercantile earns on its assets and owes on its liabilities generally are established contractually for a period of time. Since market interest rates change over time, Mercantile is exposed to lower profitability if interest rate changes result in a reduction of the Bank's net interest margin. Accepting interest rate risk can be an important source of profitability and shareholder value; however, excessive levels of interest rate risk could pose a significant threat to Mercantile's earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to Mercantile's safety and soundness.

     Evaluating the exposure to changes in interest rates includes assessing both the adequacy of the process used to control interest rate risk and the quantitative level of exposure. Mercantile's interest rate risk management process seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. In evaluating the quantitative level of interest rate risk Mercantile assesses the existing and potential future effects of changes in interest rates on its financial condition, including capital adequacy, earnings, liquidity and asset quality.

     There are two interest rate risk measurement techniques used by Mercantile. The first, which is commonly referred to as GAP analysis, measures the difference between the dollar amounts of interest-sensitive assets and liabilities that will be refinanced or repriced during a given time period. A significant repricing gap could result in a negative impact to Mercantile's net interest margin during periods of changing market interest rates. The following table depicts Mercantile's GAP position as of December 31, 1998 (dollars in thousands):

                             WITHIN     THREE TO     ONE TO     AFTER
                             THREE       TWELVE       FIVE       FIVE
                             MONTHS      MONTHS      YEARS      YEARS      TOTAL
                            --------    --------    --------   --------   --------
Assets:
  Commercial loans........  $ 53,211    $  3,458    $107,586   $  7,735   $171,990
  Residential real estate
     loans................     2,609       1,400       5,376      1,271     10,656
  Consumer loans..........       796          25       1,076        201      2,098
  Securities available for
     sale(1)..............     1,500       3,023      13,916      5,721     24,160
  Interest-bearing
     deposits.............       515           0           0          0        515
  Allowance for loan
     losses...............         0           0           0     (2,765)    (2,765)
  Other assets............         0           0           0      9,583      9,583
                            --------    --------    --------   --------   --------
Total Assets..............    58,631       7,906     127,954     21,746    216,237
                            --------    --------    --------   --------   --------
Liabilities:
  Interest-bearing
     checking.............     7,766           0           0          0      7,766
  Savings.................    28,796           0           0          0     28,796
  Money market accounts...     3,822           0           0          0      3,822
  Time deposits
     <$100,000............    15,310      46,987      18,856          0     81,153
  Time deposits $100,000
     and over.............    13,816      13,548       8,777          0     36,141
  Other borrowings........    17,038           0           0          0     17,038
  Noninterest-bearing
     checking.............         0           0           0     14,319     14,319
  Other liabilities.......         0           0           0        501        501
                            --------    --------    --------   --------   --------
Total Liabilities.........    86,548      60,535      27,633     14,820    189,536
Shareholders' Equity......         0           0           0     26,701     26,701
                            --------    --------    --------   --------   --------
Total Sources of Funds....    86,548      60,535      27,633     41,521   $216,237
                            --------    --------    --------   --------   --------
Net GAP...................  $(27,917)   $(52,649)   $100,321   $(19,775)
                            ========    ========    ========   ========
Cumulative GAP............  $(27,917)   $(80,546)   $ 19,775   $      0
                            ========    ========    ========   ========
Percent of cumulative GAP
  to total assets.........       (13)%       (37)%         9%         0%
                            ========    ========    ========   ========

-------------------------

(1) Mortgage-backed securities are categorized by expected maturities based upon prepayment trends as of December 31, 1998.

     The second interest rate risk measurement used is commonly referred to as net interest income simulation analysis. Mercantile believes that this methodology provides a more accurate measurement of interest rate risk than the GAP analysis, and therefore, serves as the primary interest rate risk measurement technique used by Mercantile. The simulation model assesses the direction and magnitude of variations in net interest income resulting from potential changes in market interest rates. Key assumptions in the model include prepayment speeds on various loan and investment assets; cash flows and maturities of interest-sensitive assets and liabilities; and changes in market conditions impacting loan and deposit volume and pricing. These assumptions are inherently uncertain, subject to fluctuation and revision in a dynamic environment; therefore, the model cannot precisely estimate net interest income or exactly predict the impact of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes and changes in market conditions and Mercantile's strategies, among other factors.

     Mercantile conducted multiple simulations as of December 31, 1998, whereby it was assumed that a simultaneous, instant and sustained change in market interest rates occurred. The following table reflects the suggested impact on net interest income over the next twelve months, which are well within Mercantile's policy parameters established to manage and monitor interest rate risk.

                                                    DOLLAR CHANGE     PERCENT CHANGE
                                                       IN NET             IN NET
INTEREST RATE SCENARIO                             INTEREST INCOME    INTEREST INCOME
----------------------                             ---------------    ---------------
Interest rates down 200 basis points.............     $ 748,690            16.6%
Interest rates down 100 basis points.............       468,956            10.4
No change in interest rates......................       191,660             4.3
Interest rates up 100 basis points...............       (36,753)           (0.8)
Interest rates up 200 basis points...............      (267,532)           (5.9)

     In addition to changes in interest rates, the level of future net interest income is also dependent on a number of other variables, including: the growth, composition and absolute levels of loans, deposits, and other earning assets and interest-bearing liabilities; economic and competitive conditions; potential changes in lending, investing, and deposit gathering strategies; client preferences; and other factors.

YEAR 2000

     The year 2000 issue confronting Mercantile and its suppliers, customers, and competitors, centers on the inability of computer systems and embedded technology to properly recognize dates near the end of and beyond the year 1999.

     Mercantile has established a year 2000 working group consisting of senior officers and other key employees and has been actively implementing a comprehensive plan throughout 1998 and 1999, as required by bank regulatory guidelines, to address the potential impact of the year 2000 problem on Mercantile's information technology and non-information technology systems. Mercantile's year 2000 plans are subject to modification and are revised periodically as additional information is developed.

READINESS

     Mercantile has completed the inventory, assessment and planning phases for its mission-critical information technology and non-information technology systems, which pose risks to Mercantile's ability to process data for its loans, deposits and general ledger impacting revenues and operating results. Based on testing that has been completed, management believes that all mission-critical systems are year 2000 compliant.

     Mercantile recognizes that its ability to be year 2000 compliant is somewhat dependent upon the year 2000 efforts of its vendors. In 1998 and 1999, Mercantile has requested year 2000 readiness information from its significant vendors. All mission-critical vendors have represented that they are or will be year 2000 compliant. Mercantile is continuing to monitor its non-mission critical vendors to determine their level of year 2000 readiness as well.

     Mercantile is also following bank regulatory requirements that require an assessment of loan customers' year 2000 readiness. Letters and questionnaires have been utilized to assess material loan customers' readiness based on the size of their loan type. The number of existing customers that have not responded to the letters and questionnaires is minimal. Follow-up letters or phone calls are being made when necessary to obtain additional information from these customers. Of those who have responded, all material customers represented that they are year 2000 compliant or are working toward compliance. Of those customers still working towards year 2000 compliance, in Mercantile's opinion, their inability to become compliant will not have a material adverse effect on Mercantile's business or operating results. The Bank requires business customers applying for new loans to disclose the potential impact of the year 2000 problem on their businesses.

WORST CASE SCENARIO AND CONTINGENCY PLANS

     Mercantile has determined the most reasonably likely worst case scenario is the possibility of the lack of power or communication services for a period of time in excess of one day. If this scenario were to occur, Mercantile's operations could be interrupted. Mercantile has developed plans and procedures to address this scenario, ranging from producing complete printed reports from the core banking systems prior to January 1, 2000, to ensure that a hard copy of the data is available in the event of a failure, to preparations for failures of voice and data communications through the use of manual posting and courier services, use of generators, alternative customer service locations or reduced lobby hours.

     Contingency planning, including the type discussed above is an integral part of Mercantile's year 2000 readiness plan. Mercantile's contingency plans attempt to address alternative courses of action in the event that mission-critical systems do not function properly with the date change. Development of the contingency plans was recently completed. The year 2000 contingency plans have been tested and the effectiveness of contingent procedures was validated by an independent accounting firm.

COSTS

     The total costs associated with Mercantile's year 2000 compliance are estimated at less than $75,000. These costs principally relate to the added personnel costs, the employment of external consultants, and the purchase of software upgrades. Mercantile expects to pay these costs from operating income.

     Information technology staff and senior management have devoted significant time and resources to year 2000 activities. While this has resulted in allocating resources that would have otherwise been devoted to other information technology projects, no projects have been delayed or postponed that would have a material adverse impact on operations.

REGULATORY OVERSIGHT

     Bank regulators have issued numerous statements and guidance on year 2000 compliance issues and the responsibilities of senior management and directors of banks and bank holding companies. In addition, bank regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to ensure resolution of any year 2000 problems. Periodic year 2000 reviews are performed by various bank regulatory agencies. Most of the recent examinations have been performed by the FDIC and it is expected that the FDIC will continue its frequent examinations throughout 1999. The bank regulatory agencies have asserted that year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory examinations. Consequently, failure to address appropriately the year 2000 issue could result in supervisory action, including the reduction of the Bank's supervisory ratings, the denial of applications for examination, or the imposition of civil money penalties.

                                    BUSINESS

OVERVIEW

     Mercantile was incorporated as a Michigan business corporation on July 15, 1997. Mercantile was formed to acquire all of the Bank's capital stock and to engage in the business of a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). The Bank is Mercantile's only bank subsidiary, and Mercantile's only other subsidiary is MBWM Trust.

     In October 1997, in connection with the organization of Mercantile and the Bank, Mercantile sold 1,495,000 shares of its common stock in an underwritten, initial public offering, at a price of $10 per share. Mercantile funded the capital of the Bank and paid certain expenses from the net proceeds of the public offering. In July of 1998, Mercantile sold an additional 997,500 shares of its common stock in an underwritten public offering at a price of $15.75 per share.

     The Bank is a Michigan banking corporation that commenced business on December 15, 1997. The Bank has a strong commitment to community banking and offers a wide range of financial products and services, primarily to small- to medium-sized businesses, as well as individuals. The Bank's lending strategy focuses on commercial lending, and, to a lesser extent, residential and consumer lending. The Bank also offers a broad array of deposit products, including checking, savings, and money market accounts, business checking, direct deposits and certificates of deposit.

MARKET AREA

     Mercantile's market area is the Kent and Ottawa Counties of western Michigan, which includes the city of Grand Rapids, the second largest city in the State of Michigan. Kent County has a diverse economy based primarily on manufacturing, retail and service businesses. According to available statistical data, Kent County has approximately 547,000 people, 198,000 households and a median household income that is estimated to have grown approximately 51% from 1990 to 1998.

     Kent County is a significant banking market in the State of Michigan. According to available industry data, as of June 30, 1998, total deposits in Kent County, including those of banks, thrifts and credit unions, were approximately $7.0 billion.

BUSINESS STRATEGY

     Mercantile's business strategy revolves around the focused execution of the following seven practices:

     - RECRUIT AND RETAIN HIGHLY-QUALIFIED PERSONNEL. Mercantile's strategy focuses on the recruitment of experienced community banking personnel and empowering these employees to make decisions and resolve customer problems as a means of providing outstanding customer service. Mercantile's compensation structure is intended to reward its employees for generating quality loans and maximizing long-standing customer relationships. The lack of any non-performing assets since Mercantile's inception, the consistent maintenance of a 1.50% reserves to total loans ratio and the rapid growth of loans to $246.7 million at June 30, 1999, provide evidence of the conservative credit culture Mercantile has established. Mercantile employs 53 people, most of whom have prior banking experience, and many of whom have previously worked together. Mercantile's management team has an average of 17 years in the banking industry.

     - EMPHASIZE COMMERCIAL LENDING IN MERCANTILE'S PRIMARY
       MARKET. Mercantile's lending philosophy concentrates on commercial lending, which represented 93% of its loan portfolio as of June 30, 1999. This emphasis on commercial lending results in higher average loan balances compared to residential or consumer loans, which allows Mercantile to generate a greater volume of loans with fewer people, thereby improving Mercantile's efficiency. Also, Mercantile's commercial loan customers contribute to core deposit growth through demand deposit relationships, which totaled $16.3 million as of June 30, 1999, and provide Mercantile with a cost-effective source of liquidity.

     - USING A COMBINATION OF LOCAL DEPOSITS AND WHOLESALE FUNDING TO MEET LOAN GROWTH. While local deposits have grown rapidly to $96.2 million since opening, commercial loan originations have outpaced local deposit growth, creating a need for additional funding. Management believes the lowest "all-in" cost source of funding in excess of the local deposit base comes from out-of-market certificates of deposit. Mercantile's experience indicates that wholesale deposits can be obtained at a minimal cost premium to local deposits and have a lower associated servicing cost than traditional retail deposits. Funding from deposits acquired primarily from loan customers supplemented with out-of-market deposits has permitted Mercantile to operate with higher average assets per employee ($6.2 million for the three months ended June 30, 1999) than comparable institutions by:

        - operating only two offices;

        - emphasizing commercial loans, which tend to be larger in size than retail loans;

        - employing an experienced staff of lending officers; and

        - outsourcing services where possible.

     - TAKE ADVANTAGE OF INDUSTRY CONSOLIDATION. Mercantile's marketplace has experienced several bank mergers where a local bank has been merged into a regional or super-regional bank. Management believes that these mergers have resulted in certain customers becoming dissatisfied with the quality of services being provided as well as certain customers being negatively impacted by the merger integration process. Mercantile is in a position to offer these disenfranchised customers a local banking alternative. Additionally, these mergers have made available to Mercantile experienced banking personnel. Management believes Mercantile is better able to compete effectively in the marketplace because:

        - industry consolidation has resulted in fewer independent banks and fewer banks addressing Mercantile's target market niche;

        - Mercantile's lending officers and senior management maintain close working relationships with their commercial customers and their businesses;

        - Mercantile is often able to react more quickly to loan requests than its larger competitors; and

        - management and loan officers have significant experience within the Grand Rapids community.

       Management would attribute the majority of Mercantile's rapid loan growth to the high level of service provided to customers rather than from offering below market interest rates to attract new business.

     - EMPHASIZE COMMUNITY BANKING. Mercantile strives to maintain a strong commitment to community banking. Management encourages and expects all employees to participate actively in local philanthropic activities and to build relationships in the community. Through the development of such relationships, Mercantile's goal is to attract small- to medium-sized business owners and employees as customers who wish to conduct business with a local community bank that demonstrates an active and knowledgeable interest in their business and personal financial affairs. Management believes that Mercantile is better able than many of its larger competitors to deliver more timely decisions, provide customized financial products and services, and offer customers the personal attention of senior banking officers.

     - UTILIZE ALTERNATIVE DELIVERY CHANNELS. Management believes that the business of banking is rapidly evolving. One of the major changes taking place is the way in which customers access their money. Rather than construct and staff numerous branches, management has chosen to emphasize less expensive delivery channels. Examples of these channels are courier service, telephone and computer banking, ATM and other electronic access points including direct deposit.

     - EVALUATE ACQUISITION OPPORTUNITIES. Management intends to evaluate merger and acquisition opportunities which may arise in western Michigan to enhance or expand Mercantile's market position. The goals and strategies of Mercantile's business plan make the acquisition of a typical community bank which would serve primarily to expand Mercantile's market area unappealing, however, management would consider acquisition opportunities which would further Mercantile's growth consistent with the objectives of its business plan. To date, management has not initiated any bank or branch acquisition. Mercantile presently has no agreements, commitments, understandings or arrangements to acquire any other banks or branches and there is no assurance that Mercantile will be successful in taking advantage of any such opportunities.

MARKETING PLAN

     The Bank's marketing plan focuses on the concepts of corporate citizenship and personal interaction within the communities the Bank serves through promotion of, and active participation in, a number of civic organizations and ongoing community activities. Management believes that these efforts establish the identity and philosophy of the Bank within the communities it serves and allow Bank officers and employees to personally interact with local business leaders and members of the public. The marketing plan also emphasizes direct customer interaction and relationships by Bank officers. Management believes that the experience and expertise of its senior officers allow the Bank to differentiate itself from its competition. Mercantile emphasizes the convenience of alternative delivery systems such as courier service, electronic and telephone banking, direct deposits and ATMs.

     BUSINESS FINANCIAL SERVICES. The Bank's business development efforts are directed by Mr. Price, the President and Chief Executive Officer of the Bank, whose duties include administering and coordinating the business development efforts of the Bank.

     Each Bank officer is responsible for creating new business opportunities for the Bank. The targeted list of new business customers represents a mix of industrial, manufacturing, professional and retail clients with an emphasis on businesses with credit needs of $8 million or less.

     The Bank has an aggressive calling program based in part on an extensive knowledge of its market area possessed by the officers contacting potential or current customers. The Bank also relies on a strong referral system from lawyers, accountants and other professionals, many of whom are well known to officers of the Bank. The Bank regularly hosts "after hours" receptions for accounting and law firms to develop or nurture business contacts and relationships.

     CONSUMER FINANCIAL SERVICES. The Bank originates residential real estate loans through its main office. Bank officers and mortgage loan originators develop new residential mortgage applications from several sources, including real estate brokers, insurance agents, accountants, attorneys, existing residential mortgage customers and other customers of the Bank. An extensive selling effort generates potential customers as a result of these contacts.

     The Bank, as a result of its secondary market operations, is able to offer a variety of loan products that serve the needs of first-time home buyers by providing five percent down payment loans and loans with no points. Customers desiring to construct new homes are able to obtain financing as a result of the Bank's construction loan program that is offered in addition to permanent loans.

     The Bank has developed its own home equity loan, debit card and credit card programs. Credit card transactions are processed for the Bank by an outside service provider.

     Management believes that cross-selling of the Bank's products and services to its existing customers is vital to expanding account relationships, generating additional opportunities and increasing fee income.

LOAN POLICY

     As a routine part of the Bank's business, the Bank makes loans to individuals and businesses located within the Bank's market area. The loan policy of the Bank states that the function of the lending operation is twofold: to provide a means for the investment of funds at a profitable rate of return with an acceptable degree of risk, and to meet the credit needs of the creditworthy business and individual customers of the Bank. However, the Board of Directors of the Bank recognizes that in the normal business of lending, some losses on loans will be inevitable and should be considered a part of the normal cost of doing business.

     The Bank's loan policy anticipates that priorities in extending loans will change from time to time as interest rates, market conditions and competitive factors change. The policy sets forth guidelines on a nondiscriminatory basis for lending in accordance with applicable laws and regulations. The policy describes various criteria in granting loans, including the ability to pay; the character of the customer; evidence of financial responsibility; purpose of the loan; knowledge of collateral and its value; terms of repayment; source of repayment; payment history; and economic conditions.

     Mercantile's Board of Directors has delegated significant lending authority to officers of the Bank. The Board of Directors believes this empowerment makes the Bank more responsive to its customers. The loan policy specifies lending authority for certain officers up to $1 million, and $1.5 million for the Chairman of the Board and President. Loan requests exceeding $1.5 million, up to the legal lending limit of approximately $6.70 million, require approval by the Board of Directors. Generally, the Bank applies an in-house lending limit that is less than the legal lending limit. Following the completion of the offering, the Bank's legal lending limit will increase to approximately $10 million.

     The loan policy also limits the amount of funds that may be loaned against specified types of collateral. For certain loans secured by real estate, the policy requires an appraisal of the property offered as collateral by a state certified independent appraiser. The policy also provides general guidelines for loan to value limits for other types of collateral. In addition, the loan policy provides general guidelines as to collateral, provides for environmental policy review, contains specific limitations with respect to loans to employees, executive officers and directors, provides for problem loan identification, establishes a policy for the maintenance of a loan loss reserve, provides for loan reviews and sets forth policies for mortgage lending and other matters relating to the Bank's lending practices.

LENDING ACTIVITY

     COMMERCIAL LOANS. The Bank's commercial lending group originates commercial loans primarily in the Kent and Ottawa County areas of western Michigan. Commercial loans are originated by seven lenders, including the President and the Chairman. The lending group has over 90 years of combined commercial lending experience. Loans are originated for general business purposes, including working capital, accounts receivable financing, machinery and equipment acquisition, and commercial real estate financing including new construction and land development.

     Working capital loans are often structured as a line of credit and are reviewed periodically in connection with the borrower's year end financial reporting. These loans generally are secured by all of the assets of the borrower, and have an interest rate tied to the national prime rate. Loans for machinery and equipment purposes typically have a maturity of five to seven years and are fully amortizing. Commercial real estate loans are usually written with a five year maturity and amortized over a 15 year period.

     Commercial real estate loans may have an interest rate that is fixed to maturity or float with a margin over the prime rate or an U.S. Treasury Index.

     The Bank evaluates many aspects of a commercial loan transaction in order to minimize credit and interest rate risk. Underwriting includes an assessment of management, products, markets, cash flow, capital, income and collateral. The analysis includes a review of historical and projected financial results. Appraisals are required by certified independent appraisers who are well known to the Bank on certain transactions where real estate is the primary collateral, and in some cases, where equipment is the primary collateral. In certain situations, for creditworthy customers, the Bank may accept title reports instead of requiring lenders' policies of title insurance.

     Commercial real estate lending involves more risk than residential lending because loan balances are greater and repayment is dependent upon the borrower's operation. The Bank attempts to minimize risk associated with these transactions by generally limiting its exposure to owner operated properties of well-known customers or new customers with an established profitable history. In many cases, risk is further reduced by (1) limiting the amount of credit to any one borrower to an amount less than the Bank's legal lending limit, and (2) avoiding certain types of commercial real estate financings.

     SINGLE-FAMILY RESIDENTIAL REAL ESTATE LOANS. The Bank originates residential real estate loans in its market area according to secondary market underwriting standards. These loans provide borrowers with a fixed or adjustable interest rate with terms up to 30 years. Loans are sold on a servicing released basis in the secondary market with all interest rate risk and credit risk passed to the purchaser. The Bank from time to time may elect to underwrite certain residential real estate loans, generally with maturities of five years or less, to be held in its own loan portfolio.

     CONSUMER LOANS. The Bank originates consumer loans for a variety of personal financial needs. Consumer loans include home equity lines of credit, new and used automobiles, boat loans, credit cards and overdraft protection for checking account customers.

     Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and, except for home equity lines of credit, usually involve more credit risk than mortgage loans because of the type and nature of the collateral. While the Bank does not utilize a formal credit scoring system, the Bank believes its loans are underwritten carefully, with a strong emphasis on the amount of the down payment, credit quality, employment stability and monthly income. These loans are generally repaid on a monthly repayment schedule with the source of repayment tied to the borrower's periodic income. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and are thus likely to be adversely affected by job loss, illness and personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral. The Bank believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to serve the credit needs of the communities and customers that it serves.

INVESTMENTS

     The principal investment of Mercantile is its investment in the common stock of the Bank. Funds retained by Mercantile from time to time may be invested in various debt instruments, including but not limited to obligations of or guaranteed by the United States, general obligations of a state or political subdivision or agency thereof, bankers' acceptances or certificates of deposit of United States commercial banks, or commercial paper of United States issuers rated in the highest category by a nationally-recognized investment rating service. Although Mercantile is permitted to make limited portfolio investments in equity securities and to make equity investments in subsidiary corporations engaged in certain non-banking activities which may include real estate-related activities, such as mortgage banking, community development, real estate appraisals, arranging equity financing for commercial real estate, and owning and operating real estate used substantially by the Bank or acquired for its future use, Mercantile has no present plans to do so. Mercantile's Board of Directors may alter Mercantile's investment policy without shareholder approval.

     The Bank may invest its funds in a wide variety of debt instruments and may participate in the federal funds market with other depository institutions. At June 30, 1999, the Bank's investment portfolio consisted of U.S. Government Agency guaranteed mortgage-backed securities, U.S. Government Agency bonds, U.S. Treasury Notes and municipal bonds. Subject to certain exceptions, the Bank is prohibited from investing in equity securities. Under one such exception, in certain circumstances and with the prior approval of the FDIC, the Bank could invest up to 10% of its total assets in the equity securities of a subsidiary corporation engaged in certain real estate related activities. The Bank has no present plans to do this. Real estate acquired by the Bank in satisfaction of or foreclosure upon loans may be held by the Bank, subject to a determination by a majority of the Bank's Board of Directors at least annually of the advisability of retaining the property, for a period not exceeding 60 months after the date of acquisition, or such longer period as the Commissioner of the Financial Institutions Bureau of the Michigan Department of Consumer & Industry Services ("FIB") may approve. The Bank is also permitted to invest an aggregate amount not in excess of two-thirds of the capital and surplus of the Bank in real estate that is necessary for the convenient transaction of its business. Other than the Bank's recent investment in its Alpine Township branch and operations facility, it has no present plans to make any investment of this type. The Bank's Board of Directors may alter the Bank's investment policy without shareholder approval.

COMPETITION

     Mercantile and the Bank face strong competition for deposits, loans and other financial services from numerous banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities which provide financial services, including consumer finance companies, securities brokerage firms, mortgage brokers, insurance companies, mutual funds, and other lending sources and investment alternatives. Some of the financial institutions and financial service organizations with which the Bank competes are not subject to the same degree of regulation as the Bank. Many of the financial institutions and financial service organizations aggressively compete for business in the Bank's market area. Most of these competitors have been in business for many years, have customer bases, deposits and lending limits that are substantially larger than those of the Bank, and are able to offer certain services that the Bank does not currently provide, including extensive branch networks, trust services and international banking services. In addition, most of these entities have greater capital resources than the Bank, which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than could the Bank. Additionally, recently effective legislation regarding interstate branching and banking may increase competition in the future from out-of-state banks.

LEGAL PROCEEDINGS

     From time to time, Mercantile and the Bank may be involved in various legal proceedings that are incidental to their business. In the opinion of management, neither Mercantile nor the Bank is a party to any current legal proceedings that are material to their financial condition, either individually or in the aggregate.

EMPLOYEES

     As of June 30, 1999, the Bank had 43 full-time and 10 part-time employees, including 18 officers and 35 customer service, operations and other support persons. Mercantile expects to add additional employees during the next year. Management believes that the Bank's relations with its employees are good.

BANK PREMISES

     The Bank leases a one story building in downtown Grand Rapids, Michigan for use as the Bank's main office and Mercantile's headquarters. This building is of masonry construction and has approximately 11,000 square feet of usable space with on-site parking. The lease for the Bank's office, which commenced in 1997, has an initial term of ten years and the Bank has four, five-year renewal options.

     The Bank designed and constructed a full service branch and operations facility in Alpine Township, a suburb of Grand Rapids, that opened in July of 1999. The facility is one story, of masonry construction, and has approximately 8,000 square feet of usable space. The land and building is owned by the Bank. The facility has multiple drive-through lanes and ample parking space.

     The Bank's main office and Mercantile's headquarters are located at 216 North Division Avenue between Lyon Street and Michigan Street in downtown Grand Rapids, Michigan. The Alpine Township branch and operations center is located at 4613 Alpine Avenue NW, Comstock Park, Michigan.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Mercantile, their ages and positions as of June 30, 1999 are as follows:

                                                                          YEAR WHEN
                                                           HAS SERVED     TERM AS A
                                                           AS DIRECTOR    DIRECTOR
NAME                      AGE           POSITION              SINCE        EXPIRES
----                      ---           --------           -----------    ---------
Betty S. Burton.........  57    Director                      1998          2002
Edward J. Clark.........  54    Director                      1998          2001
Peter A. Cordes.........  58    Director                      1997          2002
C. John Gill............  65    Director                      1997          2001
David M. Hecht..........  62    Director                      1997          2002
Gerald R. Johnson,        52    Chairman of the Board and     1997          2001
  Jr....................        Chief Executive Officer
Susan K. Jones..........  50    Director                      1998          2000
Lawrence W. Larsen......  59    Director                      1997          2000
Calvin D. Murdock.......  60    Director                      1997          2001
Michael H. Price........  42    President, Chief              1997          2000
                                Operating Officer and
                                Director
Dale J. Visser..........  63    Director                      1997          2000
Donald Williams, Sr. ...  63    Director                      1998          2001
Robert M. Wynalda.......  63    Director                      1997          2002
Robert B. Kaminski......  37    Senior Vice President and
                                Secretary
Charles E. Christmas....  33    Chief Financial Officer,
                                Treasurer and Compliance
                                Officer

     The business experience of each of the directors and executive officers of Mercantile for at least the past five years is summarized below:

     BETTY S. BURTON (Director) Betty S. Burton is Director and Consultant of Wonderland Business Forms, Inc. She was President and Chief Executive Officer of Wonderland Business Forms from 1995 to 1999. She has held director positions at First Michigan Bank-Grand Rapids and Butterworth Hospital. Prior to taking over the family business in January of 1990, Mrs. Burton was a long time elementary teacher in the public school system, from 1966 to 1989. She is a graduate of Western Michigan University, Grand Valley State University, and Dartmouth College of Minority Business Executive Program. Mrs. Burton sits on the National Council of Steelcase Suppliers Board of Directors, and is a Trustee of both the Grand Valley State University Foundation and the Western Michigan University Foundation. Mrs. Burton is very involved in civic and community activities in and around the Grand Rapids area.

     EDWARD J. CLARK (Director) Mr. Clark is the President and Chief Executive of The American Seating Company, and has held this position since 1986. American Seating is headquartered in Grand Rapids, Michigan, and produces seating and furniture for laboratories and offices, as well as seating for buses, rail cars, auditoriums, stadiums and performing arts centers. Mr. Clark is a member of the Boards of Directors of the Metropolitan YMCA and the Grand Rapids Employers' Association. He is Vice President of the Foundation Board of Trustees and Chairman of the Development Committee of Grand Valley State University. From 1988 through 1997 he was a member of the Board of Directors and Executive Committee of FMB-First Michigan Bank-Grand Rapids ("FMB-Grand Rapids"). Mr. Clark has also previously served on the Boards of Directors of the Grand Rapids Symphony Orchestra, Red Cross of Kent County, St. Mary's Hospital and The Business and Institutional Furniture Manufacturer's Association.

     PETER A. CORDES (Director) Mr. Cordes has served as President and Chief Executive Officer of GWI Engineering Inc. ("GWI") of Grand Rapids, Michigan since 1991. GWI is engaged in the manufacturing of industrial automation systems for customers in a variety of industries in the Midwest. Mr. Cordes purchased GWI in 1991 and is now its sole owner. Mr. Cordes graduated from St. Louis University with a degree in aeronautics. He is a native of Traverse City, Michigan and has spent the last eighteen years in western Michigan.

     C. JOHN GILL (Director) Mr. Gill is the retired Chairman of the Board and one of the owners of Gill Industries of Grand Rapids, Michigan. Mr. Gill served as Chairman of Gill Industries from 1994 through 1997, and served as President of Gill Industries from 1983 through 1993. Gill Industries is a manufacturing company involved with sheet metal stampings and assemblies for the automotive and appliance industries.

     DAVID M. HECHT (Director) Mr. Hecht has practiced law for 38 years, including the past 26 years in Grand Rapids. Since 1993, he has been the Chairman of the Grand Rapids law firm of Hecht & Lentz and is a founder of such firm. Mr. Hecht is a native of Grand Rapids and a graduate of the University of Michigan and the University of Wisconsin. He is the President of the Charles W. Loosemore Foundation, a Trustee of the Grand Valley University Foundation and a Director of Hospice Foundation of Greater Grand Rapids.

     GERALD R. JOHNSON, JR. (Chairman of the Board, Chief Executive Officer and Director of Mercantile and Chairman of the Board and Director of the Bank) Mr. Johnson has over 27 years experience in the financial service industry, including 24 years of commercial banking experience. Mr. Johnson was appointed President and Chief Executive Officer of FMB-Grand Rapids in 1986, and served as Chairman, President and Chief Executive Officer from 1988 to May of 1997, when he resigned to organize Mercantile. Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Mercantile and the Bank from their inception through 1998, and since the beginning of 1999 has served as Chairman of the Board and Chief Executive Officer of Mercantile and Chairman of the Board of the Bank. In the Grand Rapids market, prior to joining FMB-Grand Rapids, Mr. Johnson was employed in various lending capacities by Union Bank (now part of Bank One Corporation), Pacesetter Bank-Grand Rapids (now part of Old Kent) and Manufacturers Bank (now part of Comerica Bank). He currently serves as Chairman of the Board of the Downtown YMCA, Chairman of Residential Treatment of West Michigan, Treasurer of Life Guidance Services and serves on the Boards of Directors of the American Heart Association of Greater Grand Rapids, Michigan Trails Girl Scout Council and The Recuperation Center. Mr. Johnson is also affiliated with the Economic Development Foundation, Grand Rapids Rotary Club, Junior League of Grand Rapids and

Project Rehab. Mr. Johnson has past affiliations with Hope Network, and the Grand Rapids Area Chamber of Commerce where he was a Board member for six years.

     SUSAN K. JONES (Director) Ms. Jones is both a partner of the Callahan Group, LLC, a marketing consulting firm, and a tenured, fulltime Professor of Marketing at Ferris State University in Big Rapids, Michigan. She began her own marketing consulting firm, Susan K. Jones & Associates, in 1980, and joined Ferris State in the fall of 1990. She enjoys an active volunteer career, currently serving as corporate sponsorship representative of the American Marketing Association of Western Michigan, as a member of the Northwestern Alumni Association Board, and as the West Michigan Alumni Admissions Council Chair for Northwestern University. She is a past-president of the Junior League of Grand Rapids, a graduate of Leadership Grand Rapids, and currently serves as a trustee of the Chicago Association of Direct Marketing Educational Foundation and the Direct Marketing Education Foundation.

     LAWRENCE W. LARSEN (Director) Mr. Larsen is Chief Executive Officer, President, and owner of Central Industrial Corporation of Grand Rapids, Michigan. He began his employment with the company in 1967, and purchased it in 1975. Central Industrial Corporation is a wholesale distributor of industrial supplies. Mr. Larsen is also an owner and director of Jet Products, Inc. of West Carrollton, Ohio. Jet Products, Inc. designs, manufactures and sells hose reels and related hydraulic products. Mr. Larsen is a native of Wisconsin. He has spent the last 31 years in the Grand Rapids area. Mr. Larsen served as a director of FMB-Grand Rapids from 1980 until June of 1997, and was a member of the Executive Loan Committee and the Audit Committee.

     CALVIN D. MURDOCK (Director) Mr. Murdock is President of SF Supply ("SF") of Grand Rapids, Michigan. He has held this position since 1994. From 1992 to 1994, he served as the General Manager of SF, and in 1991, served as SF's Controller. SF is a wholesale distributor of commercial and industrial electronic, electrical and automation parts, supplies and services. Mr. Murdock is a Michigan native and a graduate of Ferris State University with a degree in accounting. Prior to joining SF, Mr. Murdock owned and operated businesses in the manufacturing and supply of automobile wash equipment.

     MICHAEL H. PRICE (President, Chief Operating Officer and Director of Mercantile and President, Chief Executive Officer and Director of the Bank) Mr. Price has over 17 years of commercial banking experience, most of which was with First Michigan Bank Corporation ("FMB") and its subsidiary FMB-Grand Rapids. Spending most of his banking career in commercial lending, Mr. Price was the Senior Lending Officer from 1992 to 1997, and President of FMB-Grand Rapids for several months in 1997, before joining the Bank in late 1997. Mr. Price served as President and Chief Operating Officer of Mercantile and the Bank from December of 1997 through 1998, and has served as President and Chief Operating Officer of Mercantile and President and Chief Executive Officer of the Bank since January of 1999. Mr. Price has been and continues to be very active in the Grand Rapids community. He currently serves on the Board of Directors of Kent County Habitat for Humanity.

     DALE J. VISSER (Director) Mr. Visser is Chairman and one of the owners of Visser Brothers Inc. of Grand Rapids, Michigan. He has served this company in various officer positions since 1960. Visser Brothers is a construction general contractor specializing in commercial buildings. Mr. Visser also has an ownership interest in several real estate projects in the Grand Rapids area including Eastbrook Mall and Breton Village Shopping Center. Mr. Visser served as a director of FMB-Grand Rapids from 1972 until June of 1997. He is a Grand Rapids native and a graduate of the University of Michigan with a degree in civil engineering. Mr. Visser is active in the community having served on the boards for the Grand Rapids YMCA, Christian Rest Home and West Side Christian School.

     DONALD WILLIAMS, SR. (Director) Mr. Williams has over 30 years experience in administration of educational programs with special emphasis on political sensitivity and equality. He is currently Dean of Minority Affairs and Director of the Multicultural Center of Grand Valley State University. Mr. Williams also serves as President of the Coalition for Representative Government (CRG) and is a member of the Rotary Club of Grand Rapids. Previously, he has served as a member of the Board of Directors of FMB-Grand Rapids and the Grand Rapids Advisory Board of Michigan National Bank, as Treasurer and President of the Minority Affairs Council of Michigan Universities (MACMU), and as a member of the Board of Directors of the Grand Rapids Area Chamber of Commerce. Mr. Williams has been the recipient of numerous awards in the Grand Rapids and West Michigan area for community services and job performance.

     ROBERT M. WYNALDA (Director) Mr. Wynalda is the retired Chief Executive Officer and former owner of Wynalda Litho Inc. of Rockford, Michigan. Mr. Wynalda held the position of Chief Executive Officer from 1970 when he founded the company until its sale in February of 1998. Wynalda Litho Inc. is a commercial printing company serving customers from around the country. Mr. Wynalda is a native of Grand Rapids and has spent 45 years in the printing business. Mr. Wynalda serves on the Board of Trustees for Cornerstone University of Grand Rapids, and formerly served as a director of a local financial institution.

     ROBERT B. KAMINSKI (Senior Vice President and Secretary) Mr. Kaminski joined the bank in June 1997 and has over 14 years of commercial banking experience. From 1984 to 1993, Mr. Kaminski worked for FMB-Grand Rapids in various capacities in the areas of credit administration and bank compliance. In 1993, Mr. Kaminski was appointed Vice President in charge of loan review and served as Vice President and Manager of the commercial credit department for three of FMB's subsidiaries. He has served as Senior Vice President and Secretary of Mercantile and the Bank since their inception in 1997. Mr. Kaminski serves on the Leadership Committee for the National Kidney Foundation of Michigan in Grand Rapids, the Board of Directors for HELP Pregnancy Crisis Aid, Inc. and is a career mentor for Aquinas College of Grand Rapids.

     CHARLES E. CHRISTMAS (Chief Financial Officer, Treasurer and Compliance Officer) Mr. Christmas joined the Bank in April 1998 and served as Vice President of Finance, Treasurer and Compliance Officer of Mercantile and the Bank in 1998, and in 1999 was elected Chief Financial Officer, Treasurer and Compliance Officer. Prior to joining Mercantile, he examined various financial institutions for over ten years while serving as a bank examiner with the FDIC. He began his tenure with the FDIC upon his graduation from Ferris State University. Mr. Christmas holds a Bachelors of Science degree in Accountancy.

KEY EMPLOYEES

     In addition to the directors and executive officers named above, Mercantile has many experienced employees who assist the Bank in servicing its customers and pursuing its business opportunities. These employees include, among others, the key employees described below.

     MARK S. AUGUSTYN (Senior Vice President, Commercial Loan Officer), joined the Bank in December 1997 and has over eight years of commercial banking experience, primarily in the commercial lending area. He began his career with FMB-Grand Rapids as Credit Analyst, and was promoted to Senior Analyst, Credit Manager, Assistant Vice President of Commercial Lending, and finally Vice President of Commercial Lending before joining the Bank. Mr. Augustyn is active in the Grand Rapids/western Michigan community. He serves as a Board Member and Chairman of the Finance Committee of Residential Treatment, and is a volunteer for the West Side Food Drive.

     HAROLD L. DRENTEN (Senior Vice President, Business Development Officer), joined the Bank in January 1998 and has over 28 years of commercial banking experience, all with FMB and its subsidiary, FMB-Grand Rapids. Mr. Drenten held numerous positions at FMB-Grand Rapids, including Branch Manager, Mortgage Department head, Commercial Loan Officer, and finally, Vice President of Business Development before joining the Bank. Mr. Drenten is an active member of the local community, serving 15 years as a Teaching Consultant with Junior Achievement Project Business and serving seven years as an Ambassador for the Grand Rapids Area Chamber of Commerce. He further participates in various charity events in both Kent and Ottawa Counties.

     MARK R. HOFFHINES (Senior Vice President, Commercial Loan Officer), joined the Bank in January 1998 and has over 17 years of commercial banking experience, beginning with his tenure as a Commercial Lender at Comerica Bank in 1981. In 1986, he joined Bank One as an Assistant Vice President of Commercial Loans, and in 1988 left to take a position as Vice President of Commercial Loans at Great Lakes National Bank. In 1991, Mr. Hoffhines accepted a position at FMB-Grand Rapids as Vice President, Commercial Loan Department head, where he continued to work until joining the Bank. He serves as Chairman of the Board of the Kent County American Cancer Society and on the Parent Advisory Council of Forest Hills Northern Schools.

     GORDON L. OOSTING (Senior Vice President, Branch Administrator), joined the Bank in December 1997 and has over 16 years of commercial banking experience, primarily in the commercial lending area. Before working in the banking business, he held the position of Vice President of Finance for a local manufacturing company with annual sales of approximately $20 million. After leaving that position in 1982, Mr. Oosting served as Vice President of Commercial Lending at NBD Bank until 1992, when he began work with FMB-Grand Rapids, serving as Vice President of Commercial Lending.

     DEBORAH A. PARRENT (Vice President, Branch Administrator), joined the Bank in September 1997 and has over 16 years of commercial banking experience, having begun her career in 1981 at Great Lakes National Bank as a Residential Loan Officer, Business Development Officer, and finally Branch District Manager. In 1994, she moved to FMB-Grand Rapids, where she was a Branch Manager until her employment with the Bank. She holds offices in such organizations as the Junior League of Grand Rapids and Habitat for Humanity, and serves as an Ambassador for the Grand Rapids Area Chamber of Commerce. She has worked with many other community organizations including: United Way, Family Services, YMCA, American Heart Association and Kent County District Library. Ms. Parrent has also participated in the Economic Club of Grand Rapids and Professional Women's Network events.

     LONNA L. WIERSMA (Vice President, Human Resource Director), joined the Bank in March 1999, and has over 17 years of Human Resource experience, beginning her career at Old Kent Bank of Holland in February of 1982. In July of 1991, she joined FMB as Assistant Vice President, Employee Relations/Employment Manager, then in 1993 accepted the position of Vice President, Human Resource Manager for FMB-Grand Rapids. In 1995, she was appointed to the position of Affiliate Human Resource Manager, responsible for servicing five affiliate banks. In 1998, at the time of the Huntington merger, she accepted the position of Vice President, Senior Human Resource Generalist where she continued to work until joining the Bank.

SUMMARY COMPENSATION TABLE

     The following table details the compensation received by the named executive officers for the period July 15, 1997 (inception) to December 31, 1997 and during 1998:

                                                                  LONG TERM
                                                                COMPENSATION
                                                          -------------------------
                                  ANNUAL COMPENSATION     SECURITIES
                                -----------------------   UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR    SALARY    BONUS    OPTIONS     COMPENSATION
---------------------------     ----   --------   -----   ----------   ------------
Gerald R. Johnson, Jr.........  1998   $164,231    $0        7,000        $8,655(1)
  Chairman of the Board and     1997   $ 83,654    $0       40,000        $    0
  Chief Executive Officer
Michael H. Price..............  1998   $135,307    $0        7,000        $6,919(2)
  President and Chief
     Operating                  1997   $ 14,112    $0       21,000        $    0
  Officer

-------------------------

(1) Includes a matching contribution by the Bank to Mr. Johnson's 401(k) plan account of $6,338, and life and disability insurance premiums paid by the Bank on policies insuring Mr. Johnson of $488 and $1,829, which policies are in addition to the Bank's group insurance plans that are generally available to salaried employees.

(2) Includes a matching contribution by the Bank to Mr. Price's 401(k) plan account of $5,220, and life and disability insurance premiums paid by the Bank on policies insuring Mr. Price of $995 and $704, which policies are in addition to the Bank's group insurance plans that are generally available to salaried employees.

OPTIONS GRANTED IN 1998


     Under Mercantile's 1997 Employee Stock Option Plan, stock options are granted to Mercantile's and the Bank's senior management and other key employees. The Board of Directors of Mercantile is responsible for awarding the stock options. These options are awarded to give senior management and key employees an additional interest in Mercantile from a shareholder's perspective, and enable them to participate in the future growth and profitability of Mercantile. In making awards, the Board may consider the position and responsibilities of the employee, the nature and value of his or her services and accomplishments, the present and potential contribution of the employee to the success of Mercantile, and such other factors as the Board may deem relevant. Options for up to 130,000 shares may be issued under the Plan. As of July 1, 1999, options for 121,750 shares had been issued.

     The following table summarizes certain information about the options granted in 1998 to each named executive officer:

                         NUMBER OF      % OF TOTAL
                           SHARES        OPTIONS
                         UNDERLYING     GRANTED TO     EXERCISE OR
                          OPTIONS      EMPLOYEES IN    BASE PRICE
NAME                     GRANTED(1)        1998         PER SHARE     EXPIRATION DATE
----                     ----------    ------------    -----------    ----------------
Gerald R. Johnson,
  Jr...................    7,000           22.6%         $13.63       October 21, 2008
Michael H. Price.......    7,000           22.6%         $13.63       October 21, 2008

-------------------------

(1) The option granted to Mr. Johnson becomes exercisable on July 22, 2001. The option granted to Mr. Price becomes exercisable on December 1, 2000.

AGGREGATED STOCK OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

     The following table provides information on the exercise of stock options during the year ended December 31, 1998 by the named executive officers and the value of unexercised options at December 31, 1998:

                                                        NUMBER OF
                                                       UNEXERCISED    VALUE OF UNEXERCISED
                               SHARES                  OPTIONS AT     IN-THE-MONEY OPTIONS
                              ACQUIRED                  12/31/98          AT 12/31/98
                                 ON         VALUE     EXERCISABLE/        EXERCISABLE/
NAME                          EXERCISE     REALIZED   UNEXERCISABLE     UNEXERCISABLE(1)
----                         -----------   --------   -------------   --------------------
Gerald R. Johnson, Jr. ....     None         N/A      20,000/27,000    $125,000/$143,340
Michael H. Price...........     None         N/A      14,000/14,000    $ 80,500/ $58,590

-------------------------

(1) Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $16.25 per share, the average of the closing bid and ask prices reported on the OTC Bulletin Board on December 31, 1998.

EMPLOYMENT AGREEMENTS

     Effective December 1, 1998, the Bank and Mercantile entered into Employment Agreements with Mr. Johnson and Mr. Price providing for their employment from December 1, 1998 through December 31, 2001 (the, "Employment Period"), and certain severance, confidentiality and non-compete arrangements that may continue after the Employment Period. The Employment Agreement with Mr. Johnson establishes an annual base salary of $180,000 for the period from December 1, 1998 through June 30, 1999, of $200,000 for the period from July 1, 1999 through December 31, 1999, and of an amount not less than $200,000 to be determined by the Board of Directors of the Bank for the period of January 1, 2000 through December 31, 2001. The Employment Agreement with Mr. Price establishes an annual base salary of $150,000 for the period from December 1, 1998 through June 30, 1999, of $170,000 for the period from July 1, 1999 through December 31, 1999, and of an amount not less than $170,000 to be determined by the Board of Directors of the Bank for the period of January 1, 2000 through December 31, 2001. In addition, the Employment Agreements provide for a one-time payment of $5,000 to each of Mr. Johnson and Mr. Price to augment the salary amounts that they received in

October and November of 1998, prior to the execution of the Employment Agreements. In addition to the annual base salary, the Employment Agreements provide that Mr. Johnson and Mr. Price are entitled to participate in any employee benefit and incentive compensation plans of Mercantile and the Bank, including health insurance, life and disability insurance, stock option, profit sharing and retirement plans. In the event that either of the officers becomes disabled or dies during the Employment Period, he is entitled to certain benefits under his Employment Agreement. In the event of disability, the officer is entitled to continue to receive his then current annual base salary through the end of the Employment Period, and any disability benefits payable under disability plans provided by the Bank or Mercantile. The officer also is entitled to continue to participate in life, disability, and health insurance plans of the Bank or Mercantile, through age 65, to the extent permitted under such plans. If the officer dies during the Employment Period, the Bank is obligated to pay the officer's legal representative a death benefit of $250,000, and if the Bank or Mercantile owns any life insurance insuring the life of the officer, the proceeds of the policies are payable to the named beneficiaries.



     The Employment Agreements provide severance benefits in the event that the officer's employment is terminated by Mercantile and the Bank without "Cause" or the officer elects to terminate his employment for "Good Reason" during the Employment Period. In such event, the officer is entitled to receive the greater of (1) his annual base salary through the end of the Employment Period or (2) in the case of Mr. Johnson, $500,000, and in the case of Mr. Price $425,000; in either case payable over 18 months in equal monthly installments. In addition, in the case of such a termination of employment, the officer is entitled to continue his participation in life, disability and health insurance plans provided by the Bank or Mercantile for 18 months, to the extent permitted under such plans, to an assignment of any assignable life insurance policies owned by the Bank or Mercantile insuring his life, and $10,000 for out-placement, interim office and related expenses. The Employment Agreements also provide severance benefits in the event that after the Employment Period the officer's employment is terminated by the Bank and Mercantile without "Cause" or the officer's annual base salary is reduced without "Cause." In such event, the officer is entitled to receive the same benefits as are described above for a termination during the Employment Period, except that when determining the cash severance payable to him over the 18 months following his termination, the alternative of receiving his annual base salary through the end of the Employment Period does not apply, and instead he is entitled to receive the stated dollar amount of $500,000 in the case of Mr. Johnson, or $425,000 in the case of Mr. Price. In the event that an officer's employment is terminated for "Cause" during the Employment Period, the officer is not entitled to any accrued rights that he may then have under any stock option plan of Mercantile.


     Under the Employment Agreements, Mr. Johnson and Mr. Price agree not to disclose, except as required by law, any confidential information relating to the business or customers of the Bank or Mercantile, or use any such information in any manner adverse to the Bank or Mercantile. In addition, each has agreed that for 18 months following his employment with the Bank and Mercantile, he will not be employed by, or act as a director or officer of, any business engaged in banking within a 50 mile radius of Grand Rapids, Michigan that solicits customers of the Bank.

DIRECTORS COMPENSATION

     During 1998, no compensation was paid to any directors of Mercantile or the Bank for their services in such capacities. In January of 1999, the Board of Directors of the Bank approved the payment of an annual retainer to each non-employee director of the Bank in the amount of $1,200, payable on each May 1, beginning May 1, 1999. The Board of Directors of the Bank also approved a deferred compensation plan for non-employee directors of the Bank under which such directors may elect to defer the receipt of their annual retainer until they are no longer serving on the Board.

                               SECURITY OWNERSHIP

     The following table presents information regarding the beneficial ownership of Mercantile's common stock as of July 1, 1999, by Mercantile's directors and named executive officers, and all directors and executive officers of Mercantile as a group. To the best of Mercantile's knowledge, no person owns more than 5% of Mercantile's outstanding common stock.

                                                         AMOUNT       PERCENT OF CLASS
                                                      BENEFICIALLY      BENEFICIALLY
NAME OF BENEFICIAL OWNER                                OWNED(1)          OWNED(6)
------------------------                              ------------    ----------------
Betty S. Burton.....................................       1,016               *
Edward J. Clark.....................................       1,600               *
Peter A. Cordes.....................................      25,000             1.0%
C. John Gill........................................      42,000(2)          1.7%
David M. Hecht......................................      50,000             2.0%
Gerald R. Johnson, Jr. .............................      81,509(3)          3.3%
Susan K. Jones......................................         850               *
Lawrence W. Larsen..................................      13,500               *
Calvin D. Murdock...................................      15,875               *
Michael H. Price....................................      16,095(4)            *
Dale J. Visser......................................      90,000             3.6%
Donald Williams, Sr. ...............................         730               *
Robert M. Wynalda...................................      50,000             2.0%
All directors and executive officers as a group (15
  persons)..........................................     388,175(5)         15.6%

-------------------------

 *  Less than one percent.

(1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses and children or grandchildren of, or various trusts established by, the person indicated.

(2) Includes 14,000 shares held by Mr. Gill's spouse.

(3) Includes 30,000 shares that Mr. Johnson has the right to acquire within 60 days of July 1, 1999 pursuant to Mercantile's 1997 Employee Stock Option Plan and 1,509 shares that Mr. Johnson owns under the Bank's 401(k) Plan. Mr. Johnson also holds options under the Employee Stock Option Plan to purchase an additional 17,000 shares, which have not yet vested.

(4) Includes 14,000 shares that Mr. Price has the right to acquire within 60 days of July 1, 1999, pursuant to Mercantile's 1997 Employee Stock Option Plan and 1,395 shares that Mr. Price owns under the Bank's 401(k) Plan. Mr. Price also holds options under the Employee Stock Option Plan to purchase an additional 14,000 shares, which have not yet vested.

(5) Includes 49,000 shares that such persons have the right to acquire within 60 days of July 1, 1999 pursuant to Mercantile's 1997 Employee Stock Option Plan and 6,615 shares that such persons own under the Bank's 401(k) Plan.

(6) The percentages shown are based on the 2,472,500 shares of Mercantile's common stock outstanding as of July 1, 1999, plus the number of shares that the named person or group has the right to acquire within 60 days of July 1, 1999.

                           RELATED PARTY TRANSACTIONS

BANK TRANSACTIONS

     The Bank has had, and expects in the future to have, loan and other financial transactions in the ordinary course of business with Mercantile's directors, executive officers, and principal shareholders (and their associates) on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (1) were made in the ordinary course of business, (2) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (3) in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

     As of December 31, 1998, the Bank had outstanding 44 loans to directors or executive officers of Mercantile totaling approximately $9.1 million in aggregate amount under commitments totaling approximately $12.8 million. As of June 30, 1999, the Bank had outstanding 55 loans to directors or executive officers of Mercantile totaling approximately $8.8 million in aggregate amount under commitments totaling approximately $12.5 million.


CONTRACTS WITH COMPANY CONTROLLED BY A DIRECTOR



     In November of 1998, the Bank entered into a contract with Visser Brothers, Inc. for it to act as construction manager and perform portions of the construction for the Bank's new operations facility and branch located in Alpine Township, a suburb of Grand Rapids, Michigan. Dale Visser and Bruce Visser, who are brothers, are owners of a substantial majority of Visser Brothers. Dale Visser is a member of the Board of Directors of Mercantile and the Bank, and both were organizers of the Bank. The contract estimated the construction costs for the facility at not more than approximately $1.3 million. Visser Brothers was to receive approximately 5% of this amount for its construction management services, and be reimbursed for the wages, salaries, and related taxes and benefits of construction workers and supervisory and administrative personnel that it employed in connection with the construction. The payments for the percentage amount and reimbursements totaled approximately $60,000 for the project. In addition, when deemed appropriate by the Bank, the architect for the project, and Visser Brothers, the Bank permitted Visser Brothers to bid as a subcontractor for portions of the work that were to be performed on the project. In several instances, Visser Brothers was hired as a subcontractor where its bid was determined to be the most favorable. The Bank paid a total of approximately $511,000 to Visser Brothers for serving as a subcontractor for the project.



     In 1999, the Bank purchased from American Seating Company office furniture for its new Alpine Township branch and operations center and paid American Seating Company approximately $93,000 for the office furniture. Edward Clark is a member of the Board of Directors of Mercantile and the Bank, and the President, Chief Executive Officer, and majority shareholder of American Seating Company.


     In 1997, the Bank contracted with Visser Brothers Inc. to renovate the building that the Bank is leasing for its main office. The contract provided for the payment of approximately $450,000 to Visser Brothers for renovation work that it performed under its base bid, and an additional approximately $150,000 for work that was specified in the contract to be performed by a separate supplier. The contract was awarded to Visser Brothers after being submitted for bids. The renovations were completed in December 1997 pursuant to specifications provided by the Bank's architect.

                           SUPERVISION AND REGULATION

GENERAL

     Financial institutions and their holding companies are extensively regulated under federal and state law and regulations. Such provisions applicable to banks and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, nature and amount of collateral for loans, establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to Mercantile and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC deposit insurance funds, the depositors of the Bank, and the public, rather than shareholders of the Bank or Mercantile. Any change in government regulation may have a material effect on the business of Mercantile and the Bank.

     There has been significant legislative and regulatory change relating to the financial services industry in recent years. Non-bank financial institutions, such as securities brokerage firms, insurance companies and money market funds, have been permitted to engage in activities that directly compete with traditional bank business. The services that banks are permitted to provide and the types of accounts banks may offer to depositors have been expanded. Geographic constraints on the operations of financial institutions and their holding companies have been relaxed.

MERCANTILE

     GENERAL. Mercantile is a registered bank holding company, subject to supervision and examination by the Federal Reserve. Mercantile is required to make periodic reports to the Federal Reserve and to furnish such other information as the Federal Reserve may require under the BHCA.

     Federal Reserve policy requires a bank holding company such as Mercantile to serve as a source of financial and managerial strength to its banking subsidiaries. Under this policy, a bank holding company must use available resources to provide adequate capital funds to a troubled banking subsidiary, even if it is not otherwise obligated to do so. In addition, in certain circumstances a Michigan state bank having impaired capital may be required by the Commissioner of the FIB either to restore the bank's capital by a special assessment upon its shareholders, or to initiate the liquidation of the bank.

     INVESTMENTS AND ACTIVITIES. In general, the BHCA requires a bank holding company to obtain prior approval of the Federal Reserve before it may merge with or consolidate into another bank holding company, acquire substantially all the assets of any bank or bank holding company, or acquire ownership or control of any voting shares of any bank or bank holding company, if after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank holding company or bank. In acting on such applications, the Federal Reserve considers statutory factors, including the financial and managerial condition of the parties, their record of performance under the Community Reinvestment Act, and the impact upon competition in relevant geographic and product markets.

     The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank, and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and other permitted subsidiaries. Upon notice to the Federal Reserve, bank holding companies may engage in, and may own shares of companies engaged in, certain businesses found by the Federal Reserve to be so closely related to banking or the management or control of banks as to be a proper incident thereto. Under current Federal Reserve regulations, a holding company and its non-bank subsidiaries are permitted to engage in financial and investment advisory, sales and consumer finance, equipment leasing, data processing, discount securities brokerage, mortgage banking and brokerage, and other activities. These activities are subject to certain limitations imposed by the regulations.

     CAPITAL REQUIREMENTS. The Federal Reserve's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (a) a leverage capital requirement expressed as a percentage of total assets, (b) a qualifying capital requirement expressed as a percentage of risk-weighted assets, (c) a Tier 1 leverage requirement expressed as a percentage of total assets, and (d) for bank holding companies having defined trading activities equal to 10% or more of total assets (or $1 billion, whichever is less), a risk-based capital ratio adjusted for market risk. The leverage capital requirement consists of a minimum ratio of total capital to total assets of 6%, with an expressed expectation that banking organizations generally should operate above such minimum level. The qualifying capital requirement consists of a minimum ratio of total qualifying capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital. Tier 1 capital consists principally of shareholders' equity, other than goodwill and certain amounts of other intangibles, but also includes certain amounts attributable to minority interests in the equity account of consolidated subsidiaries. The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others. Mercantile is not currently subject to the capital ratio requirement relative to market risk.

     Each of the capital guidelines currently used by the Federal Reserve is a minimum requirement, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization, such as Mercantile, experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels. The Federal Reserve's regulations provide that the capital guidelines will generally be applied on a consolidated basis in the case of a bank holding company, such as Mercantile, with more than $150 million in total consolidated assets.

THE BANK

     GENERAL. The Bank is a Michigan-chartered bank, subject to supervision and examination by the FIB. Deposit accounts with the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act ("FDIA") and regulations issued by the FDIC. Federal Reserve and FDIC regulations affect many activities of the Bank, including the permissible types and amounts of loans, investments, capital adequacy, branching, interest payable on deposits, required reserves, and the safety and soundness of the Bank's practices. The regulations are intended primarily for the protection of the Bank's depositors and customers, and not the shareholders of the Bank or Mercantile. The Bank is regulated and examined by the FDIC, and is not a member of the Federal Reserve System.

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     The Bank is subject to certain restrictions imposed by the Federal Reserve
Act on any extensions of credit to Mercantile or its subsidiaries, on investments in the stock or other securities of Mercantile or its subsidiaries, and the acceptance of the stock or other securities of Mercantile or its subsidiaries as collateral for loans to any person. Federal law places restrictions on the amount and nature of loans to executive officers, directors and controlling persons of banks insured by the FDIC and holding companies controlling such banks.

     CAPITAL REQUIREMENTS. The FDIC's capital guidelines for a state chartered, FDIC-insured non-member bank, like the Bank, include (a) a leverage measure, consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks and a minimum requirement of not less than 4% for all others, and (b) a risk-based capital measure consisting of a minimum ratio of qualifying total capital to risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders' equity. In addition, the FDIC has adopted requirements for each such bank having defined trading activities as shown on its most recent Consolidated Report of Condition and Income ("Call Report") in an amount equal to 10% or more of its total assets (or $1 billion, whichever is less) (1) to measure its market risk using an internal value-at-risk model conforming to the FDIC's capital guidelines, and (2) to maintain a commensurate amount of additional capital to reflect the risk. The FDIC's capital guidelines establish minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions.

     In addition to the foregoing, under the terms of the FDIC Order granting the Bank deposit insurance coverage, the Bank is required to maintain a ratio of Tier 1 capital to total assets of not less than 8% until December 15, 2000. The regulatory capital ratios of Mercantile and the Bank, respectively, at June 30, 1999, and December 31, 1998, are set forth in Note 14 of the Notes to Consolidated Financial Statements of Mercantile elsewhere in this Prospectus.

     PROMPT CORRECTIVE ACTION. Among other things, the FDIA requires the federal depository institution regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. The scope and degree of regulatory intervention is linked to the capital category in which a depository institution falls. The FDIA and the implementing regulations of the Federal depository institution regulators establish five capital categories, ranging from "well capitalized" to "critically undercapitalized", based upon an institution's qualifying capital to risk-based assets, Tier 1 capital to risk-based assets, and Tier 1 capital to total assets ratios. Each depository institution is periodically assigned to a capital category, generally on the basis of its most recent Call Report.

     Depending upon the capital category in which an institution falls, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

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     BROKERED DEPOSITS. In order to fund its rapid asset growth to date,
Mercantile has relied significantly on wholesale funding sources during its first 18 months of operations. This wholesale funding consists primarily of short-term certificates of deposit obtained from depositors located outside Mercantile's local market area, including varying amounts of "brokered deposits" placed by deposit brokers for a fee. Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew or rollover brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are not permitted to accept brokered deposits. The Bank is currently well-capitalized and, therefore, is eligible under the statutory standard to accept brokered deposits without restriction. Mercantile anticipates that as the Bank matures, it will continue to use a combination of local deposits and wholesale funding, including such amounts of brokered deposits as management deems appropriate from an asset/liability management perspective.

DIVIDENDS

     Mercantile is a corporation separate and distinct from the Bank. The ability of Mercantile to obtain funds for the payment of dividends and for other cash requirements will be dependent on the amount of dividends that may be declared by its subsidiary, the Bank. The Bank is subject to limitations on the dividends it may pay to Mercantile.

     As a banking corporation organized under Michigan law, the Bank will be restricted as to the maximum amount of dividends it may pay on its common stock. The Bank may not pay dividends except out of net profits after deducting its losses and bad debts. The Bank may not declare or pay a dividend unless it will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If the Bank has a surplus less than the amount of its capital it may not declare or pay any dividend until an amount equal to at least 10% of net profits for the preceding half year (in the case of quarterly or semiannual dividends) or full year (in the case of annual dividends) has been transferred to surplus. The Bank may, with the approval of the Commissioner of the FIB, by vote of shareholders owning two-thirds of the stock eligible to vote increase its capital stock by a declaration of a stock dividend, provided that after the increase its surplus equals at least 20% of its capital stock, as increased. The Bank may not declare or pay any dividend on its common stock until the cumulative dividends on preferred stock (should any such stock be issued and outstanding) have been paid in full. The Bank has no present plans to issue preferred stock.


     The FDIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, payment of dividends by a bank may be prevented by the applicable federal regulatory authority if such payment is determined, by reason of the financial condition of such bank, to be an unsafe and unsound banking practice. Further, in order to comply with the FDIC order granting it deposit insurance, the Bank may not, prior to December 15, 2000, pay a dividend in an amount which would cause the Bank's Tier 1 leverage ratio to be less than 8%. See, "-- The Bank" and "Capital Requirements."


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     It is the policy of the Federal Reserve that a bank holding company should not pay cash dividends unless (a) the organization's net income available to common equity for the past year is sufficient to fully fund the dividends, and
(b) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition. For small bank holding companies (those with less than $150 million in assets), the Federal Reserve's position is that such companies should not pay dividends so long as they have a debt-to-equity ratio of 1:1 or greater. The Federal Reserve has also expressed the view that a bank holding company should not pay cash dividends that can only be funded in ways that weaken the bank holding company's financial health, such as by borrowing.

     Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their nonbank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability in appropriate cases to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over the Bank are possessed by the FDIC. The "prompt corrective action" provisions of the FDIA impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. In addition to the restrictions on dividends imposed by the Federal Reserve, the Michigan Business Corporation Act imposes certain restrictions on the declaration and payment of dividends by Michigan corporations such as Mercantile. Under Michigan law, dividends may be legally declared or paid by Mercantile only if after the distribution Mercantile can pay its debts as they come due in the usual course of business and Mercantile's total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock then outstanding whose preferential rights are superior to those receiving the distribution.

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                    DESCRIPTION OF THE PREFERRED SECURITIES

     The preferred securities and the common securities will be issued under the terms of the trust agreement of MBWM Trust. The trust agreement will be qualified as an indenture under the Trust Indenture Act. Initially, Wilmington Trust Company will be the property trustee and will act as trustee for the purpose of complying with the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement of MBWM Trust and those made part of the trust agreement by the Trust Indenture Act. The following is a summary of the material terms and provisions of the preferred securities and the trust agreement. Prospective investors in the preferred securities are urged to read all the provisions of the trust agreement, including the definitions in the trust agreement, and the Trust Indenture Act. The form of the trust agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

GENERAL OVERVIEW

     Under the terms of the trust agreement of MBWM Trust, the administrative trustees will issue the preferred securities and the common securities, collectively, the trust securities. The preferred securities will represent preferred undivided beneficial interests in the assets of MBWM Trust and the holders of the preferred securities will be entitled to a preference in most circumstances regarding distributions and amounts payable on redemption or liquidation over the common securities of MBWM Trust, as well as other benefits as described in the trust agreement.

     The preferred securities will rank pari passu, and payments will be made thereon pro rata, with the common securities of MBWM Trust except as described under "Subordination of Common Securities of MBWM Trust Held by Mercantile" below.

     Legal title to the junior subordinated debentures will be held by the property trustee in trust for the benefit of the holders of the trust securities. The preferred securities guarantee executed by Mercantile for the benefit of the holders of the preferred securities will be a guarantee on a subordinated basis and will not guarantee payment of distributions or amounts payable on redemption or liquidation of the preferred securities if MBWM Trust does not have funds on hand available to make the payments. See "Description of Preferred Securities Guarantee." If an event of default under the indenture has occurred and is continuing and the default is attributable to Mercantile's failure to pay interest or principal on the junior subordinated debentures on the due date, a holder of preferred securities may institute a legal proceeding directly against Mercantile for payment of principal and interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder. This action is referred to in this discussion as a direct action. See "Description of Junior Subordinated Debentures -- Enforcement of Rights by Holders of Preferred Securities" and "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Preferred Securities Guarantee."

QUARTERLY DISTRIBUTION PAYMENTS AND EXTENSIONS ON DISTRIBUTION PAYMENTS


     PAYMENT OF DISTRIBUTIONS.  Distributions on the preferred securities will
be payable at the annual rate of      % of the stated liquidation amount of $10,
payable quarterly in arrears on the 15th day of October, January, April and July in each year, beginning


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


October 15, 1999. The amount of each distribution due will include amounts accrued and unpaid through the date the distribution is due. Distributions on the preferred securities will be payable to the holders as they appear on the register of MBWM Trust on the relevant record date. Until the preferred securities do not remain in book-entry form, the relevant record date will be one business day prior to the relevant distribution date and, in the event the preferred securities are not in book-entry form, the relevant record date will be the first day of the month in which the relevant distribution date occurs. The right to receive distributions will be cumulative from the date of original issuance of the preferred securities.



     The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any payment date is not a business day, the distribution will be made on the next business day, and without any interest or other payment regarding any delay. As used in this prospectus, a business day means any day other than a Saturday or a Sunday, or a day on which banking institutions in Michigan are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.


     The only funds of MBWM Trust available for distribution to its preferred securities holders will be payments by Mercantile under the junior subordinated debentures. See "Description of Junior Subordinated Debentures." If Mercantile does not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the preferred securities. The payment of distributions, if and to the extent MBWM Trust has legally available funds and cash sufficient to make payments, is guaranteed by Mercantile. For further information, see "Description of Preferred Securities Guarantee."

     EXTENSION PERIOD. Unless a debenture event of default has occurred and is continuing, Mercantile has the right under the indenture to defer interest payments on the junior subordinated debentures at any time for a period not exceeding 20 consecutive quarters regarding each extension period. However, no extension period may extend beyond the stated maturity of the junior subordinated debentures. As a consequence of any extension election by Mercantile, quarterly distributions on the preferred securities will be deferred by MBWM Trust during any extension period. Distributions to which holders of preferred securities are entitled will accumulate additional amounts at the rate
per year of      % thereof, compounded quarterly from the relevant distribution date. The term distributions as used in this prospectus includes any additional accumulated amounts.

     During any extension period, Mercantile may not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment regarding, any of its capital stock which includes common and preferred stock, or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Mercantile that rank pari passu with or junior in interest to the junior subordinated debentures or make any preferred securities guarantee payments regarding any preferred securities guarantee by Mercantile of the debt securities of any subsidiary of

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Mercantile if the preferred securities guarantee ranks pari passu with or junior in interest to the junior subordinated debentures. These restrictions do not apply to:

     - dividends or distributions in common stock of Mercantile;

     - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any plan of this type in the future, or the redemption or repurchase of any rights pursuant to this type of plan;

     - payments under the preferred securities guarantee of Mercantile; or

     - purchases of common stock for issuance under any future benefit plans for its directors, officers or employees.

     Prior to the termination of any extension period, Mercantile may further extend the extension period, provided that the extension does not cause the extension period to exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due, and subject to the above limitations, Mercantile may elect to begin a new extension period. There is no limitation on the number of times that Mercantile may elect to begin an extension period.

     Mercantile has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

REDEMPTION -- MANDATORY AND OPTIONAL RIGHTS OF MERCANTILE

     MANDATORY REDEMPTION OF PREFERRED SECURITIES. Upon the repayment or redemption at any time, in whole or in part, of any junior subordinated debentures, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount of the trust securities at the redemption price, as defined below. For more information, see "Description of Junior Subordinated Debentures -- Redemption." If less than all of the junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds will be allocated to the redemption of the preferred securities and common securities pro rata.

     OPTIONAL REDEMPTION OF JUNIOR SUBORDINATED DEBENTURES. Mercantile will have the right to redeem the junior subordinated debentures (1) beginning on
            , 2004, in whole at any time or in part from time to time at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior subordinated debentures, or (2) at any time, in whole, but not in part, upon a tax event, an investment company event or a capital treatment event as defined in the following paragraph. The redemption price will be equal to the accrued and unpaid interest on the redeemed junior subordinated debentures, plus 100% of the principal amount. These payments will be subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Junior Subordinated Debentures -- Redemption."

     TAX EVENT REDEMPTION, INVESTMENT COMPANY EVENT REDEMPTION, CAPITAL TREATMENT EVENT REDEMPTION OR DISTRIBUTION OF JUNIOR SUBORDINATED
DEBENTURES. If a tax event, an investment company event or a capital treatment event occurs after original issuance of the preferred securities and is continuing, Mercantile has the right to redeem the junior

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subordinated debentures in whole. If a redemption of the junior subordinated debentures occurs, Mercantile would also cause a mandatory redemption of the preferred securities and common securities in whole at the redemption price, as defined below, within 90 days following the occurrence of any of these events. In each case the redemption would be subject to receipt of prior approval by the Federal Reserve if then required under its applicable capital guidelines or policies. If any of these events has occurred and is continuing, and Mercantile does not elect to redeem the junior subordinated debentures and cause a mandatory redemption of the trust securities or to liquidate MBWM Trust and cause the junior subordinated debentures to be distributed to holders of the trust securities in liquidation of MBWM Trust, the trust securities will remain outstanding. Also, additional sums, as defined below, may be payable on the junior subordinated debentures.

     A tax event requires the receipt by Mercantile and MBWM Trust of a legal opinion to the effect that, as a result of any amendment to, including any announced prospective change in, the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

     - MBWM Trust is, or will be within 90 days of the date of the opinion, subject to United States federal income tax regarding income received or accrued on the junior subordinated debentures;

     - interest payable by Mercantile on the junior subordinated debentures is not, or within 90 days of the opinion, will not be, deductible by Mercantile, in whole or in part, for United States federal income tax purposes; or

     - MBWM Trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

     An investment company event requires the receipt by Mercantile and MBWM Trust of a legal opinion to the effect that, as a result of any change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, MBWM Trust is or will be considered an investment company required to be registered under the Investment Company Act.

     A capital treatment event requires the receipt by Mercantile and MBWM Trust of a legal opinion to the effect that, as a result of any amendment to, including any proposed change in, the laws or regulations of the United States or any of its political subdivisions, or as a result of any official action or judicial decision interpreting the laws or regulations, there is more than an insubstantial risk that Mercantile's ability to treat the preferred securities as core capital or its equivalent for purposes of the Federal Reserve capital adequacy guidelines, is impaired.

     Additional sums means the additional amounts as may be necessary to be paid by Mercantile on the junior subordinated debentures so that the amount of distributions payable by MBWM Trust on the outstanding trust securities will not be reduced as a result of any additional taxes, duties, assessments and other governmental charges to which MBWM Trust has become subject.

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     Like amount means (1) regarding a redemption of trust securities, trust securities having a liquidation amount, as defined below, equal to that portion of the principal amount of junior subordinated debentures to be contemporaneously redeemed in accordance with the indenture, allocated to the common securities and to the preferred securities based upon the relative liquidation amounts of these classes and the proceeds of which will be used to pay the redemption price of the trust securities, and (2) regarding a distribution of junior subordinated debentures to holders of trust securities in connection with a dissolution or liquidation of MBWM Trust, junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom the junior subordinated debentures are distributed.

     Liquidation amount means the stated amount of $10 per trust security.

     Redemption price means, regarding any trust security, the liquidation amount of the trust security, plus accumulated and unpaid distributions to the redemption date, allocated on a pro rata basis, based on liquidation amounts, among the trust securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Subject to Mercantile's having received prior approval of the Federal Reserve, Mercantile will have the right at any time to liquidate MBWM Trust and, after satisfaction of the liabilities of creditors of MBWM Trust as provided by applicable law, cause the junior subordinated debentures to be distributed to the holders of trust securities in liquidation of MBWM Trust. After the liquidation date fixed for any distribution of junior subordinated debentures for preferred securities:

     - the preferred securities will no longer be deemed to be outstanding;

     - the depositary or its nominee, as the record holder of the preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon the distribution; and

     - any certificates representing preferred securities not held by the depositary or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities, and bearing interest equal to the accrued and unpaid distributions on the preferred securities, until the certificates are presented to the administrative trustees or their agent for reissuance.

     There can be no assurance as to the market prices for the preferred securities or the junior subordinated debentures that may be distributed in exchange for the preferred securities if a dissolution and liquidation of MBWM Trust were to occur. Accordingly, the preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of MBWM Trust, may trade at a discount to the price that the investor paid to purchase the preferred securities. If the junior subordinated debentures are distributed, Mercantile will use reasonable efforts to list them on a national securities exchange or quotation system.

REDEMPTION PROCEDURES

     Preferred securities redeemed on each redemption date will be redeemed at the redemption price with the proceeds from the contemporaneous redemption of the junior subordinated debentures. Redemptions of the preferred securities will be made and the

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redemption price will be payable on each redemption date only to the extent that
MBWM Trust has funds on hand available for the payment of the redemption price. See "-- Subordination of Common Securities of MBWM Trust Held by Mercantile" and "Description of Preferred Securities Guarantee."

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities at the holder's registered address. Unless MBWM Trust defaults in payment of the applicable redemption price, on and after the redemption date, distributions will cease to accrue on the preferred securities called for redemption.

     If MBWM Trust gives a notice of redemption regarding the preferred securities, then, by 12:00 noon, Detroit, Michigan time, on the redemption date, the property trustee will pay the redemption price to the depositary, as the record holder of the preferred securities. The depositary thereafter will credit the redemption price to the participants for whom it holds the preferred securities. See "Book-Entry Issuance." If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will deposit with the paying agent for the preferred securities funds sufficient to pay the aggregate redemption price. The property trustee will give the paying agent irrevocable instructions and authority to pay the redemption price upon surrender of certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date will be payable to the holders of the preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the preferred securities will cease, except the right of the holders of the preferred securities to receive the redemption price, but without interest on the redemption price, and the preferred securities will cease to be outstanding. If any date fixed for redemption of the preferred securities is not a business day, then payment of the redemption price payable on the date will be made on the next business day and without any interest or other payment for the delay. If, however, the business day falls in the next calendar year, the payment will be made on the immediately preceding business day. If payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by MBWM Trust or by Mercantile under the preferred securities guarantee, distributions on the preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by MBWM Trust for the preferred securities to the date the redemption price is actually paid. In this case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price. See "Description of Preferred Securities Guarantee."

     Subject to applicable law, including, without limitation, federal securities laws, Mercantile may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

     Payment of the redemption price on the preferred securities and any distribution of junior subordinated debentures to holders of preferred securities will be made to the applicable record holders as they appear on the register of the preferred securities on the relevant record date, which date will be one business day prior to the relevant redemption date; provided, however, that if any preferred securities are not in book-entry form, the relevant record date for them will be a date at least 15 days prior to the redemption date. In the case of a liquidation, the record date will be established by the property trustee and be no more than 45 days before the liquidation date.

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     If less than all of the trust securities are to be redeemed on a redemption date, then the aggregate redemption price for the trust securities to be redeemed will be allocated pro rata to the preferred securities and common securities based upon the relative liquidation amounts of these classes. The particular outstanding preferred securities to be redeemed will be selected by any method as the property trustee deems fair and appropriate. This method may provide for the selection for redemption of portions equal to $10 or an integral multiple of $10 of the liquidation amount of preferred securities. The property trustee will promptly notify the trust securities registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities will relate to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

SUBORDINATION OF COMMON SECURITIES OF MBWM TRUST HELD BY MERCANTILE

     Payment of distributions on, and the redemption price of, the preferred securities and common securities will be made pro rata based on the liquidation amounts of these securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no distributions on or redemption of the common securities will be made. Further, no other payment on account of the redemption, liquidation or other acquisition of the common securities will be made unless payment in full in cash of all distributions payable on all of the outstanding preferred securities are made, or in the case of redemption the full redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

     In the case of any event of default under the trust agreement resulting from a debenture event of default, Mercantile as holder of the common securities will be deemed to have waived any right to act regarding any event of default until the effects of all events of default have been cured, waived or otherwise eliminated. Until any events of default have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on behalf of Mercantile as holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     Mercantile will have the right at any time to terminate MBWM Trust and cause the junior subordinated debentures to be distributed to the holders of the preferred securities. This right is subject to Mercantile having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Distribution of Junior Subordinated Debentures" above.

     In addition, under the trust agreement, MBWM Trust will automatically terminate upon expiration of its term and will earlier terminate on the first to occur of: (1) events of bankruptcy, dissolution or liquidation of Mercantile;
(2) delivery by Mercantile of written direction to the property trustee to terminate MBWM Trust, which direction is optional and wholly within the discretion of Mercantile; (3) redemption of all of the preferred securities as described under "-- Redemption -- Mandatory and Optional Rights of

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Mercantile;" and (4) the entry of an order for the dissolution of MBWM Trust by a court of competent jurisdiction.

     If an early termination occurs as described in clause (1), (2) or (4) above or upon the expiration of the term of MBWM Trust, it will be liquidated by the trustees as expeditiously as the trustees determine to be possible. The liquidation will be made after satisfaction of liabilities to creditors of MBWM Trust as provided by applicable law. In the liquidation, holders of the trust securities will receive a like amount of the junior subordinated debentures, unless this distribution is determined by the property trustee not to be practical. If the property trustee determines that a distribution of the junior subordinated debentures is not practical, then the holders of preferred securities will be entitled to receive an amount equal to the liquidation amount of $10 per trust security plus accrued and unpaid distributions thereon to the date of payment. This amount, payable out of the assets of MBWM Trust available for distribution, is referred to as the liquidation distribution. If the liquidation distribution can be paid only in part because MBWM Trust has insufficient assets available to pay the full aggregate liquidation distribution, then the amounts payable directly by MBWM Trust on the preferred securities will be paid on a pro rata basis. The holders of the common securities will be entitled to receive distributions upon a liquidation pro rata with the holders of the preferred securities, except that if a debenture event of default has occurred and is continuing, the preferred securities will have a priority over the common securities.

     Under current United States federal income tax law and interpretations and assuming, as expected, MBWM Trust is treated as a grantor trust, a distribution of the junior subordinated debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a tax event or other circumstances, however, the distribution could be a taxable event to holders of the preferred securities. See "Material Federal Income Tax Consequences." If Mercantile elects neither to redeem the junior subordinated debentures prior to maturity nor to liquidate MBWM Trust and distribute the junior subordinated debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the junior subordinated debentures.

     If Mercantile elects to liquidate MBWM Trust and cause the junior subordinated debentures to be distributed to holders of the preferred securities in liquidation of MBWM Trust, Mercantile will continue to have the right to shorten the maturity of the junior subordinated debentures under most circumstances. See "Description of Junior Subordinated Debentures -- General Overview."

EVENTS OF DEFAULT; NOTICE

     Any one of the following events that has occurred and is continuing constitutes an event of default under the trust agreement:

     - the occurrence of a debenture event of default under the indenture, see "Description of Junior Subordinated Debentures -- Indenture Events of Default"; or

     - default by MBWM Trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days; or

     - default by MBWM Trust in the payment of any redemption price of any trust security when it becomes due and payable; or

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

     - default in the performance, or breach, in any material respect, of any covenant or warranty of the property trustee in the trust agreement, other than a default or breach in the performance of a covenant or warranty which is addressed in the previous two points above, and continuation of the default or breach, for a period of 60 days after there has been given, by registered or certified mail, to the property trustee by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

     - the occurrence of events of bankruptcy or insolvency regarding the property trustee and the failure by Mercantile to appoint a successor property trustee within 60 days thereof.

     Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee is required to transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and Mercantile, unless the event of default has been cured or waived. Mercantile and the administrative trustees are required to file annually with the property trustee a certificate as to whether they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

     If a debenture event of default has occurred and is continuing, the preferred securities will have a preference over the common securities upon termination of MBWM Trust as described above. See "-- Liquidation Distribution Upon Termination." Upon a debenture event of default, unless the principal of all the junior subordinated debentures has already become due and payable, either the property trustee or the holders of not less than 25% in aggregate principal amount of outstanding junior subordinated debentures may declare all of the junior subordinated debentures to be due and payable immediately. Written notice must be given to Mercantile, and to the property trustee, if given by holders of the junior subordinated debentures. If the property trustee or the holders of the junior subordinated debentures fail to declare the principal of all of the junior subordinated debentures due and payable upon a debenture event of default, the holders of at least 25% in liquidation amount of the preferred securities then outstanding will have the right to declare the junior subordinated debentures immediately due and payable. In either event, payment of principal and interest on the junior subordinated debentures will remain subordinated to the extent provided in the indenture. In addition, holders of the preferred securities have to bring a direct action as discussed below. See "Description of Junior Subordinated Debentures -- Enforcement of Rights by Holders of Preferred Securities."

REMOVAL OF TRUSTEES

     Unless a debenture event of default has occurred and is continuing, any trustee may be removed at any time by the holder of the common securities of MBWM Trust. If a debenture event of default has occurred and is continuing, the property trustee, Delaware trustee or both may be removed by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Mercantile as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be

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effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an event of default has occurred and is continuing, at any time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of trust property may at the time be located, the holders of the common securities and the administrative trustees have power to appoint one or more persons either to act as (1) a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any such property. In either case these trustees will have the powers which may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case a debenture event of default has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

     Generally, any person or successor to any of the trustees of MBWM Trust may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee to MBWM Trust.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF MBWM TRUST

     MBWM Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any trust or other person, except as described below. MBWM Trust may, at the request of Mercantile, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, undertake the transactions described above; provided, that:

     - the successor entity either (a) expressly assumes all of the obligations of MBWM Trust regarding the preferred securities or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities, so long as the successor securities rank the same as the preferred securities rank in priority regarding distributions and payments upon liquidation, redemption and otherwise;

     - Mercantile expressly appoints a trustee of the successor entity possessing substantially the same powers and duties as the property trustee as the holder of the junior subordinated debentures;

     - any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

     - the successor entity has a purpose identical to that of MBWM Trust;

     - the successor securities will be listed or traded on any national securities exchange or other organization on which the preferred securities may then be listed;

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

     - prior to the transaction, Mercantile has received a legal opinion from independent counsel to MBWM Trust experienced in such matters to the effect that (a) the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and (b) following any transaction of this kind, neither MBWM Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

     - Mercantile or any permitted successor or designee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the preferred securities guarantee. Notwithstanding the foregoing, MBWM Trust will not, except with the consent of holders of 100% in liquidation amount of the preferred securities, enter into any transaction of this kind, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause MBWM Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

     Except in certain limited circumstance described below and under "Description of Preferred Securities Guarantee -- Amendments and Assignment", in general, the holders of the preferred securities will have no voting rights.

     The trust agreement may be amended from time to time by Mercantile and the trustees, without the consent of the holders of the trust securities:

     - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions regarding matters or questions arising under the trust agreement, which are not inconsistent with the other provisions of the trust agreement; or

     - to modify, eliminate or add to any provisions of the trust agreement to the extent that is necessary to ensure that MBWM Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that MBWM Trust will not be required to register as an investment company under the Investment Company Act.

     Provided, however, that in the case of the first point above, this action will not adversely affect in any material respect the interests of any holder of trust securities, and any amendments of the trust agreement will become effective when notice is given to the holders of the trust securities.

     The trust agreement may be amended by the trustees and Mercantile (1) with the consent of holders representing not less than a majority of the aggregate liquidation amount of the outstanding trust securities, and (2) upon receipt by the trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect MBWM Trust's status as a grantor trust for United States federal income tax purposes or MBWM Trust's exemption from status as an investment company under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (1) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made

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

in respect of the trust securities as of a specified date or (2) restrict the right of a holder of trust securities to institute suit for the enforcement of any payment of distributions afterwards.

     For the time that any junior subordinated debentures are held by the property trustee, the trustees will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the indenture trustee regarding the junior subordinated debentures;

     - waive any past default that is waivable under the indenture;

     - exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

     - consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where this consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities. However, where a consent under the indenture would require the consent of each affected holder of junior subordinated debentures, this consent may not be given by the property trustee without the prior consent of each holder of the preferred securities. The trustees will not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of the preferred securities of any notice of default regarding the junior subordinated debentures. In addition to obtaining these approvals of the holders of the preferred securities, prior to taking any of the above actions, the trustees will obtain an opinion of counsel stating that MBWM Trust will not, as a consequence of the proposed action by the property trustee, cease to be classified as a grantor trust and will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of the action.

     Any required approval of holders of the preferred securities may be given at a meeting of holders of preferred securities convened for this purpose or under written consent. The property trustee will cause a notice of any meeting at which holders of the preferred securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of the preferred securities in the manner set forth in the trust agreement.

     No vote or consent of the holders of the preferred securities will be required for MBWM Trust to redeem and cancel the preferred securities in accordance with the trust agreement.

     Any of the preferred securities that are owned by Mercantile, the trustees or any affiliate of Mercantile or any trustees, will, for purposes of the vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

     The preferred securities will be represented by one or more global certificates registered in the name of the depositary or its nominee. Beneficial interests in the preferred

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securities will be shown on, and transfers will be effected only through, records maintained by participants in the depositary. Except as described below, preferred securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

     A global security will be exchangeable for preferred securities registered in the names of persons other than the depositary or its nominee only if:

     - the depositary notifies Mercantile that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, at a time when the depositary is required to be so registered to act as a depositary;

     - Mercantile in its sole discretion determines that the global security will be so exchangeable; or

     - there has occurred and is continuing an event of default under the indenture. Any global security that is exchangeable under the preceding sentence will be exchangeable for definitive certificates registered in the names which the depositary directs. It is expected that the instructions will be based upon directions received by the depositary regarding ownership of beneficial interests in the global security. In the event that preferred securities are issued in certificated form, they will be in denominations of $10 or integral multiples of $10 and may be transferred or exchanged at the offices described below.

     Unless and until it is exchanged in whole or in part for the individual preferred securities, the global preferred security may not be transferred except (1) as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or (2) another nominee of the depositary or (3) by the depositary or any nominee to a successor depositary or any nominee of the successor.

     Payments on preferred securities represented by a global security will be made to the depositary, as the depositary for the preferred securities. In the event the preferred securities are issued in certificated form, distributions will be payable, the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. However, payment of any distribution may be made at the option of the administrative trustees by check mailed to the address of the persons entitled to payments or by wire transfer. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the first day of the month in which the relevant distribution date occurs. For a description of the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

     Upon the issuance of a global preferred security, and the deposit of the global preferred security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents regarding the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to participants or persons that may hold

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

interests through participants. Ownership of beneficial interests in the global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee and the records of participants regarding interests of persons who hold through participants. The laws of some states require that some purchasers of securities in those states take physical delivery of the securities in certificated form. The limits, under these laws, may impair the ability to transfer beneficial interests in a global preferred security.

     For the time that the depositary for a global preferred security, or its nominee, is the registered owner of the global preferred security, this registered owner will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement of MBWM Trust. Except as provided below, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the preferred securities in certificated form and will not be considered the owners or holders thereof.

     None of Mercantile, the property trustee, any paying agent, or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     Mercantile expects that the depositary, upon receipt of any payment of the liquidation amount or distributions in respect of a permanent global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of the depositary or its nominee. Mercantile also expects that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in street name. The payments will be the responsibility of the participants.

     If the depositary for the preferred securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Mercantile within 90 days, MBWM Trust will issue individual preferred securities in exchange for the global preferred security. In addition, MBWM Trust may at any time in its sole discretion, subject to any limitations described in this prospectus relating to the preferred securities, determine not to have any preferred securities represented by one or more global preferred securities. In this event, Mercantile will issue individual preferred securities in exchange for the global preferred security or securities representing the preferred securities. Further, if MBWM Trust specifies, an owner of a beneficial interest in a global preferred security representing preferred securities may receive individual preferred securities in exchange for the beneficial interests, subject to any limitations described in this prospectus. In any such instance, a beneficial interest owner in a global preferred security will be entitled to physical delivery of individual preferred securities represented by the global preferred security equal in liquidation amount to the beneficial interest, and to have the preferred securities registered in its name. Individual preferred securities issued will be issued in denominations, unless otherwise specified by MBWM Trust, of $10 and integral multiples of $10.

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PAYMENT AND PAYING AGENCY

     Payments in respect of the preferred securities will be made to the depositary, which will credit the relevant accounts at the depositary on the applicable distribution dates. However, if any of the preferred securities are not held by the depositary, the payments will be made by check mailed to the address of the holder as the address appears on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Mercantile. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and Mercantile. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor paying agent, which will be a bank or trust company acceptable to the administrative trustees and Mercantile.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the preferred securities. Registration of transfers of the preferred securities will be effected without charge by or on behalf of MBWM Trust, but the registrar may require payment to cover any tax or other governmental charges that may be imposed in connection with any transfer or exchange. MBWM Trust will not be required to register or cause to be registered the transfer of the preferred securities after the preferred securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than upon the occurrence and during the continuance of an event of default, undertakes to perform only the duties which are specifically set forth in the trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the preferred securities are entitled under the trust agreement to vote, then the property trustee will take action as directed by Mercantile. If the property trustee is not so directed, it will take action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability under the trust agreement except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate MBWM Trust in such a way that MBWM Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the junior subordinated debentures will be treated as indebtedness of Mercantile for United States federal income tax purposes. In this regard, Mercantile and the administrative trustees are authorized to take any lawful action not inconsistent with

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the certificate of trust of MBWM Trust or the trust agreement, that they determine in their discretion to be necessary or desirable for these purposes, as long as the action does not materially adversely affect the interests of the holders of the related preferred securities. Holders of the preferred securities have no preemptive or similar rights.

     MBWM Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

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                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures will be issued under a subordinated
indenture, dated as of              , 1999, between Mercantile and Wilmington
Trust Company, as the indenture trustee. The following is a summary of the material terms and provisions of the junior subordinated debentures and the indenture. Prospective investors are urged to read the indenture, which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. Wherever particular defined terms of the indenture are referred to but not defined herein, such defined terms have the same meaning as that in the indenture. The indenture is qualified under the Trust Indenture Act.

     Concurrently with the issuance of the preferred securities, MBWM Trust will invest the proceeds from the sale of the preferred securities, together with the consideration paid by Mercantile for the common securities, in junior subordinated debentures issued by Mercantile. The junior subordinated debentures will be issued as unsecured debt under the indenture.

GENERAL OVERVIEW


     The junior subordinated debentures will bear interest at the rate of   %
per year of their principal amount, payable quarterly in arrears on the 15th day of October, January, April and July of each year, beginning October 15, 1999, to the person in whose name each junior subordinated debenture is registered, subject to minor exceptions, at the close of business on the business day next preceding the interest payment date. Notwithstanding the above, in the event that either (1) the junior subordinated debentures are held by the property trustee and the preferred securities are no longer in book-entry only form or
(2) the junior subordinated debentures are not represented by a global subordinated debenture, the record date for the interest payment will be the first day of the month in which the payment is made. The amount of each interest payment due regarding the junior subordinated debentures will include amounts accrued and unpaid through the date the interest payment is due. It is anticipated that, until the liquidation, if any, of MBWM Trust, each junior subordinated debenture will be held in the name of the property trustee in trust for the benefit of the holders of the preferred securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment of the interest payable on that date will be made on the next business day. Accrued interest that is not paid on the applicable interest payment date will bear
additional interest at the rate per year of      % compounded quarterly. The
term interest as used in this prospectus includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional sums, as defined below, as applicable.


     The junior subordinated debentures will mature on              , 2029. This
date, as it may be shortened as described below, is the stated maturity. This date may be shortened once at any time by Mercantile before the day which is 90 days before the scheduled maturity date to any date not earlier than
             , 2004, subject to Mercantile having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event that Mercantile elects to shorten the stated maturity of the junior subordinated debentures, it will give at least 90 days prior notice to the registered holders of the junior subordinated debentures, the property trustee and the indenture trustee. The property trustee must give notice to the holders of the trust securities of the shortening of the stated maturity.

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     The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all senior and subordinated debt (as defined in the indenture) of Mercantile. Because Mercantile is a holding company, the right of Mercantile to participate in any distribution of assets of Bank, or upon the Bank's liquidation or reorganization or otherwise, and thus the ability of holders of the junior subordinated debentures to benefit indirectly from the distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that Mercantile may itself be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of Mercantile's subsidiaries, and holders of junior subordinated debentures should look only to the assets of Mercantile for payments on the junior subordinated debentures. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of Mercantile, including senior and subordinated debt, whether under the indenture or any existing or other indenture that Mercantile may enter into in the future or otherwise. See "Subordination" below.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     If no debenture event of default has occurred and is continuing, Mercantile has the right under the indenture at any time during the term of the junior subordinated debentures to defer interest payments at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the junior subordinated debentures. At the end of an extension period, Mercantile must pay all interest then accrued and unpaid,
together with interest at the rate of      % per year, compounded quarterly.
During an extension period, interest will continue to accrue and holders of junior subordinated debentures will be required to accrue interest income for United States federal income tax purposes. See "Material Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     During any extension period, Mercantile may not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of Mercantile's capital stock or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Mercantile, including other junior subordinated debentures, that rank pari passu with or junior in interest to the junior subordinated debentures or make any preferred securities guarantee payments regarding any preferred securities guarantee by Mercantile of the debt securities of any subsidiary of Mercantile if the preferred securities guarantee ranks pari passu with or junior in interest to the junior subordinated debentures. These restrictions do not apply to:

     - dividends or distributions in common stock of Mercantile;

     - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any plan in the future, or the redemption or repurchase of any rights pursuant to this type of plan;

     - payments under the preferred securities guarantee; or

     - purchases of common stock related to the issuance of common stock or rights under any of Mercantile's benefit plans for its directors, officers or employees.

Prior to the termination of any extension period, Mercantile may further extend the extension period, provided that the extension does not cause the extension period to exceed

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

20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due on any interest payment date, Mercantile may elect to begin a new extension period subject to the above requirements. No interest will be due and payable during an extension period, except at the end of the extension period.

     If the property trustee is the only registered holder of the junior subordinated debentures, Mercantile must give the property trustee, the administrative trustees and the indenture trustee notice of its election of any extension period at least one business day prior to the earlier of (1) the date the distributions on the preferred securities would have been payable except for the election to begin or extend the extension period or (2) the date the administrative trustees are required to give notice to the holders of the preferred securities of the record date or the date the distributions are payable, but in any event not less than one business day prior to the record date. The indenture trustee will give notice of Mercantile's election to begin or extend a new extension period to the administrative trustees who, in turn, will give notice to the holders of the preferred securities. There is no limitation on the number of times that Mercantile may elect to begin an extension period.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

     If MBWM Trust or the property trustee is required to pay any additional taxes, duties, assessments or other governmental charges as a result of a tax event, Mercantile will pay as additional amounts on the junior subordinated debentures any amounts which will be required so that the distributions payable by MBWM Trust will not be reduced as a result of any additional taxes, duties or other governmental charges. See "Description of the Preferred
Securities -- Redemption -- Mandatory and Optional Rights of Mercantile" for a definition of tax event.

REDEMPTION

     Subject to Mercantile's having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve the junior subordinated debentures are redeemable prior to
maturity at the option of Mercantile (1) beginning              , 2004, in whole
at any time or in part from time to time, or (2) at any time in whole, but not in part, upon the occurrence and during the continuance of a tax event, an investment company event or a capital treatment event, in each case at a redemption price equal to the accrued and unpaid interest on the junior subordinated debentures redeemed to the date fixed for redemption, plus 100% of the principal amount of the junior subordinated debentures. See "Description of the Preferred Securities -- Redemption -- Mandatory and Optional Rights of Mercantile" for definitions of tax event, investment company event and capital treatment event.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at the holder's registered address. Unless Mercantile defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions of the junior subordinated debentures called for redemption.

     The junior subordinated debentures will not be subject to any sinking fund.

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

DISTRIBUTION UPON LIQUIDATION

     As described under "Description of the Preferred Securities -- Liquidation Distribution Upon Termination," under circumstances involving the termination of MBWM Trust, the junior subordinated debentures may be distributed to the holders of the preferred securities and common securities in liquidation of MBWM Trust after satisfaction of liabilities to creditors of MBWM Trust. If distributed to holders of the preferred securities in liquidation, the junior subordinated debentures will initially be issued in the form of one or more global securities and the depositary, or any successor depositary for the preferred securities, will act as depositary for the junior subordinated debentures. It is anticipated that the depositary arrangements for the junior subordinated debentures would be substantially identical to those in effect for the preferred securities. If the junior subordinated debentures are distributed to the holders of preferred securities upon the liquidation of MBWM Trust, there can be no assurance as to the market price of any junior subordinated debentures that may be distributed to the holders of preferred securities. If the junior subordinated debentures are distributed, Mercantile will use reasonable efforts to list them on a national securities exchange or quotation system.

RESTRICTIONS ON PAYMENTS

     Mercantile has restrictions on paying dividends or making payments regarding pari passu or junior debt if:

     - there has occurred any event of which Mercantile has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a debenture event of default and (b) in respect of which Mercantile shall not have taken reasonable steps to cure;

     - Mercantile has given notice of its election of an extension period as provided in the indenture regarding the junior subordinated debentures and has not rescinded the notice, or the extension period, or any extension thereof, is continuing; or

     - while the junior subordinated debentures are held by MBWM Trust, Mercantile is in default regarding its payment of any obligation under the preferred securities guarantee.

     If any of the events above have occurred, Mercantile will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment regarding, any of Mercantile's capital stock; or

     - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Mercantile, including other junior subordinated debt, that rank pari passu with or junior in interest to the junior subordinated debentures or make any preferred securities guarantee payments regarding any preferred securities guarantee by Mercantile of the debt securities of any subsidiary of Mercantile if the preferred securities guarantee ranks pari passu or junior in interest to the junior subordinated debentures.

     Provided, however, Mercantile may (a) declare and pay dividends or distributions in common stock, (b) make any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under this type of plan in the future or the redemption or repurchase of any rights under such plan,

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

(c) make payments under the preferred securities guarantee and (d) make purchases of common stock related to the issuance of common stock or rights under any of Mercantile's benefit plans for its directors, officers or employees.

SUBORDINATION OF JUNIOR SUBORDINATED DEBENTURES TO SENIOR AND SUBORDINATED DEBT OF MERCANTILE

     In the indenture, Mercantile has agreed that any junior subordinated debentures will be subordinate and junior in right of payment to all senior and subordinated debt to the extent provided in the indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization or any bankruptcy, or similar proceedings in connection with any insolvency or bankruptcy proceeding of Mercantile, the holders of senior and subordinated debt will first be entitled to receive payment in full of principal, interest and premium, if any, on the senior and subordinated debt before the holders of junior subordinated debentures will be entitled to receive principal or interest payments on the junior subordinated debentures.

     In the event of the acceleration of the maturity of any junior subordinated debentures, the holders of all senior and subordinated debt outstanding upon acceleration will first be entitled to receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of junior subordinated debentures will be entitled to receive any principal or interest payments on the junior subordinated debentures. However, holders of subordinated debt will not be entitled to receive payment of any of these amounts to the extent that the subordinated debt is by its terms subordinated to trade creditors.

     No principal or interest payments on the junior subordinated debentures may be made if there has occurred and is continuing a default in any payment regarding senior and subordinated debt or an event of default regarding any senior and subordinated debt resulting in the acceleration of the maturity of senior and subordinated debt, or if any judicial proceeding is pending regarding any of this type of default.

     Debt as used in this discussion means regarding any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

     - every obligation of the person for money borrowed;

     - every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     - every reimbursement obligation of the person regarding letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

     - every obligation of the person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

     - every capital lease obligation of the person; and

     - every obligation of the type referred to in all of the points immediately above of another person and all dividends of another person the payment of which, in either case, the person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

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

     Senior and subordinated debt means the principal of and premium, if any, and interest, if any, on debt of Mercantile, including interest accruing at the time of the filing of any petition in bankruptcy or for reorganization relating to Mercantile, whether incurred on or prior to the date of the indenture or thereafter incurred, unless, in the instrument creating or evidencing the debt or under which the debt is outstanding, it is provided that the obligations are not superior in right of payment to the junior subordinated debentures or to other debt which is pari passu with, or subordinated to, the junior subordinated debentures.

     However, senior and subordinated debt will not be deemed to include:

     - any debt of Mercantile which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code was without recourse to Mercantile;

     - any debt of Mercantile to any of its subsidiaries;

     - any debt to any employee of Mercantile;

     - any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the junior subordinated debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

     - the preferred securities guarantee; and

     - any other debt securities issued under the indenture.

     The indenture places no limitation on the amount of additional senior and subordinated debt that may be incurred by Mercantile. Mercantile expects from time to time to incur additional indebtedness constituting senior and subordinated debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

     It is anticipated that, until the liquidation, if any, of MBWM Trust, each junior subordinated debenture will be held in the name of the property trustee in trust for the benefit of the holders of the preferred securities. However, in the event of either a tax event, investment company event or capital treatment event, the junior subordinated debentures in certificated form may be exchanged and represented by global certificates registered in the name of the depositary or its nominee. In the event of such an exchange, beneficial interests in the junior subordinated debentures will be shown on, and transfers thereof will be effected only through, records maintained by the depositary. Except as described below, junior subordinated debentures in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

     Unless and until a global subordinated debenture is exchanged in whole or in part for the individual junior subordinated debentures, it may not be transferred except (1) as a whole by the depositary for the global subordinated debenture to a nominee of the depositary or (2) by the depositary to a successor depositary selected or approved by Mercantile or (3) to any nominee of the successor.

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

     A global security will be exchangeable for junior subordinated debentures registered in the names of persons other than the depositary or its nominee only if (1) the depositary notifies Mercantile that it is unwilling or unable to continue as a depositary for the global security and no successor depositary has been appointed, or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when the depositary is required to be so registered to act as a depositary or (2) Mercantile in its sole discretion determines that the global security will be so exchangeable. Any global security that is exchangeable under the preceding sentence will be exchangeable for definitive certificates registered in the names which the depositary directs. It is expected that the instructions will be based upon directions received by the depositary from its participants regarding ownership of beneficial interests in the global security. In the event that junior subordinated debentures are issued in definitive form, the junior subordinated debentures will be in denominations of $10 and integral multiples of $10 and may be transferred or exchanged at the offices described below.

     Payments on junior subordinated debentures represented by a global security will be made to the depositary for the junior subordinated debentures. In the event junior subordinated debentures are issued in definitive form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount, at the corporate office of the indenture trustee, or at the offices of any paying agent or transfer agent appointed by Mercantile. However, interest payments may be made at the option of Mercantile by check mailed to the address of the persons entitled to payments or by wire transfer. In addition, if the junior subordinated debentures are issued in certificated form, the record dates for interest payments will be the first day of the month in which the payment is to be made. For a description of the depositary and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

     Mercantile will appoint the indenture trustee as securities registrar under the indenture. Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer with the form of transfer endorsed, or a satisfactory written instrument of transfer, duly executed, at the office of the securities registrar. Mercantile may at any time rescind the designation of any registrar or approve a change in the location through which any registrar acts, provided that Mercantile maintains a registrar in the place of payment. Mercantile may at any time designate additional registrars regarding the junior subordinated debentures.

     In the event of any redemption of less than all of the junior subordinated debentures, neither Mercantile nor the indenture trustee will be required to issue, exchange or register the transfer of less than all of the junior subordinated debentures during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption selecting for redemption less than all of the junior subordinated debentures and ending at the close of business on the day of mailing of the relevant notice of redemption.

PAYMENT AND PAYING AGENTS

     Payment of principal of and any interest on the junior subordinated debentures will be made at the office of the indenture trustee, except that at the option of Mercantile payment of any interest may be made, except in the case of a global subordinated

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debenture, by check mailed to the address of the person entitled to payment as the person's address appears in the securities register. Payment of any interest on junior subordinated debentures will be made to the person in whose name the junior subordinated debenture is registered at the close of business on the regular record date for the interest payment. Mercantile may at any time designate additional paying agents or rescind the designation of any paying agent; however, Mercantile will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

     Any moneys deposited with the indenture trustee or any paying agent, or then held by Mercantile in trust, for the payment of the principal of or interest on the junior subordinated debentures that are not applied and remain unclaimed for two years after the principal or interest has become due and payable will, at the request of Mercantile, be repaid to Mercantile. Thereafter, the holder of the junior subordinated debenture will look, as a general unsecured creditor, only to Mercantile for payment.

MODIFICATION OF INDENTURE

     From time to time Mercantile and the indenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the indenture for specified purposes. These purposes may include, among other things, curing ambiguities, defects or inconsistencies, provided that this action does not materially adversely affect the interests of the holders of the junior subordinated debentures or the preferred securities while they remain outstanding, and qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act. The indenture contains provisions permitting Mercantile and the indenture trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures; provided, that, the modification may not, without the consent of the holder of each outstanding junior subordinated debenture:

     - change the stated maturity of the junior subordinated debentures or extend the time of payment of interest on them, except as described under "Description of Junior Subordinated Debentures -- General Overview" and "-- Option to Extend Interest Payment Period," or reduce the principal amount thereof or the rate of interest thereon; or

     - reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any such modification of the indenture. However, while any of the preferred securities remain outstanding, (1) no modification may be made that adversely affects the holders of the preferred securities in any material respect, (2) no termination of the indenture may occur, and (3) no waiver of any debenture event of default or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the preferred securities, until the principal and interest of the junior subordinated debentures have been paid in full and other conditions are satisfied.

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

INDENTURE EVENTS OF DEFAULT

     The indenture provides that any one or more of the following described events regarding the junior subordinated debentures that has occurred and is continuing constitutes a debenture event of default:

     - failure for 30 days to pay any interest on the junior subordinated debentures, when due, subject to the deferral of any due date in the case of an extension period;

     - failure to pay any principal on the junior subordinated debentures when due whether at maturity, upon redemption, by declaration or otherwise, provided however that a valid extension of any interest payment period by Mercantile according to the terms of the indenture shall not constitute a debenture event of default;

     - failure by Mercantile to observe or perform in any material respect any of its other covenants or agreements contained in the indenture for 90 days after written notice to Mercantile from the indenture trustee or to Mercantile and the indenture trustee by the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures; or

     - events in bankruptcy, insolvency or reorganization of Mercantile, including the voluntary commencement of bankruptcy proceedings, entry of an order for relief against Mercantile in a bankruptcy proceeding, appointment of a custodian over substantially all of Mercantile's property, a general assignment for the benefit of creditors, or a court order for liquidation of Mercantile.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a debenture event of default. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may rescind and annul the declaration and waive the default if the default, other than the non-payment of the principal of the junior subordinated debentures which has become due solely by the acceleration, has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. Should the holders of the junior subordinated debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the preferred securities will have the right to do so. In case a debenture event of default occurs and is continuing, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture, to be due and payable and to enforce its other rights as a creditor.

     Mercantile is required to file annually with the indenture trustee a certificate as to whether Mercantile is in compliance with all the conditions and covenants applicable to it under the indenture.

ENFORCEMENT OF RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If an event of default under the indenture has occurred and is continuing and the default is attributable to Mercantile's failure to pay interest or principal on the junior

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

subordinated debentures on the due date, a holder of preferred securities may institute a legal proceeding directly against Mercantile for payment of principal and interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder. This action is referred to in this discussion as a direct action. If the right to bring a direct action is removed, MBWM Trust may become subject to the reporting obligations under the Securities Exchange Act of 1934. Mercantile will have the right under the indenture to set-off any payment made to the holder of preferred securities by Mercantile in connection with a direct action.

     The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debentures unless there has been an event of default under the trust agreement. See "Description of the Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The indenture provides that Mercantile will not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and no person will consolidate with or merge into Mercantile or convey, transfer or lease its properties and assets substantially as an entirety to Mercantile, unless:

     - in case Mercantile consolidates with or merges into another person or conveys or transfers its properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes Mercantile's obligations on the junior subordinated debentures issued under the indenture;

     - immediately after giving effect to this type of transaction, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, has occurred and is continuing; and

     - other conditions as prescribed in the indenture are met.

     The provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving Mercantile that may adversely affect holders of the junior subordinated debentures.

SATISFACTION AND DISCHARGE

     Under the indenture, Mercantile will have satisfied and discharged the indenture when all junior subordinated debentures not previously delivered to the indenture trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, and Mercantile deposits in trust with the indenture trustee sufficient funds to pay and discharge the entire indebtedness on the junior subordinated debentures to the deposit date or to the stated maturity, as the case may be. This satisfaction and discharge will not apply to Mercantile's obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel described in the indenture.

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GOVERNING LAW

     The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of Michigan.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     The indenture trustee will have and be subject to all the duties and responsibilities specified for an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

COVENANTS OF MERCANTILE

     Mercantile will covenant in the indenture, as to the junior subordinated debentures, that during the time that (1) MBWM Trust is the holder of all junior subordinated debentures, (2) a tax event in respect of MBWM Trust has occurred and is continuing and (3) Mercantile has elected, and has not revoked the election, to pay additional sums, as defined under "Description of the Preferred Securities -- Redemption -- Mandatory and Optional Rights of Mercantile," in respect of the preferred securities, Mercantile will pay to MBWM Trust these additional sums. Mercantile will also covenant, as to the junior subordinated debentures:

     - to maintain directly or indirectly 100% ownership of the common securities of MBWM Trust to which junior subordinated debentures have been issued, provided that successors which are permitted under the indenture may succeed to Mercantile's ownership of the common securities;

     - to not voluntarily terminate, wind up or liquidate MBWM Trust, except upon approval of the Federal Reserve if then so required, and to use its reasonable efforts to cause MBWM Trust to remain a business trust, except
       (a) in connection with a distribution of junior subordinated debentures to the holders of the preferred securities in liquidation of MBWM Trust,
       (b) the redemption of all of the trust securities or (c) in connection with mergers, consolidations, or amalgamations permitted by the trust agreement; and

     - to use its reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the junior subordinated debentures.

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                              BOOK-ENTRY ISSUANCE

     Depository Trust Company ("DTC") will act as securities depositary for all of the preferred securities and, in the event of the distribution of the junior subordinated debentures to holders of the preferred securities, may act as securities depositary for all of the junior subordinated debentures. The preferred securities and the junior subordinated debentures will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully-registered global certificates will be issued for the preferred securities and deposited with DTC. In the event of the distribution of the junior subordinated debentures to holders of the preferred securities, one or more fully-registered global certificates may be issued for the junior subordinated debentures and may be deposited with DTC.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Purchases of preferred securities or junior subordinated debentures within the depositary system must be made by or through direct participants, which will receive a credit for the preferred securities or junior subordinated debentures on DTC's records. The ownership interest of each actual purchaser of each preferred security or junior subordinated debenture is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities or junior subordinated debentures. Transfers of ownership interests in the preferred securities or junior subordinated debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in preferred securities or junior subordinated debentures, except in the event that use of the book-entry system for the preferred securities or junior subordinated debentures is discontinued.

     DTC has no knowledge of the actual beneficial owners of the preferred securities or the junior subordinated debentures. DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities or junior subordinated debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

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     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities or junior subordinated debentures. If less than all of the preferred securities or the junior subordinated debentures are being redeemed, DTC will determine the amount to be redeemed, in accordance with the terms of the trust agreement.

     Although voting regarding the preferred securities or the junior subordinated debentures is limited to the holders of record of the preferred securities or the junior subordinated debentures, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote regarding preferred securities or the junior subordinated debentures. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities or junior subordinated debentures are credited on the record date and which are used and identified in a listing attached to the omnibus proxy.

     Distribution payments on the preferred securities or the junior subordinated debentures will be made by the property trustee to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of the participant and not of DTC, the relevant trustee, MBWM Trust or Mercantile, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

     DTC may discontinue providing its services as securities depositary regarding any of the preferred securities or the junior subordinated debentures at any time by giving reasonable notice to the property trustee and Mercantile. In the event that a successor securities depositary is not obtained, definitive preferred securities or subordinated debenture certificates representing the preferred securities or junior subordinated debentures are required to be printed and delivered. Mercantile, at its option, may, at any time, decide to discontinue use of the system of book-entry transfers through DTC, or any successor depositary. After a debenture event of default, the holders of a majority in liquidation preference of preferred securities or aggregate principal amount of junior subordinated debentures may determine to discontinue the system of book-entry transfers through DTC. In this event, definitive certificates for the preferred securities or junior subordinated debentures will be printed and delivered.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that MBWM Trust and Mercantile believe to be accurate, but MBWM Trust and Mercantile assume no responsibility for the accuracy thereof. Neither MBWM Trust nor Mercantile has any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

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                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEE

     The preferred securities guarantee agreement will be executed and delivered by Mercantile and Wilmington Trust Company concurrently with the issuance of the preferred securities. The preferred securities guarantee will be for the benefit of the holders of the preferred securities. Wilmington Trust Company will act as trustee under the preferred securities guarantee for the purposes of compliance with the Trust Indenture Act, and the preferred securities guarantee will be qualified under the Trust Indenture Act. The following is a summary of the material provisions of the preferred securities guarantee. Prospective investors are urged to read the form of the preferred securities guarantee which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The guarantee trustee will hold the preferred securities guarantee for the benefit of the holders of the preferred securities.

GENERAL OVERVIEW

     The preferred securities guarantee is an irrevocable guarantee on a subordinated basis of all of MBWM Trust's obligations to make payments under the preferred securities, but will apply only to the extent that MBWM Trust has funds sufficient to make the payments, and is not a guarantee of collection.

     Mercantile will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth in this prospectus, the preferred securities guarantee payments, as defined below, to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that MBWM Trust may have or assert other than the defense of payment. The following payments regarding the preferred securities, to the extent not paid by or on behalf of MBWM Trust, will be subject to the preferred securities guarantee of Mercantile:

     - any accrued and unpaid distributions required to be paid on the preferred securities, to the extent that MBWM Trust has available funds on hand at the time;

     - the redemption price regarding any preferred securities called for redemption to the extent that MBWM Trust has available funds on hand at the time; and

     - upon a voluntary or involuntary dissolution, winding up or liquidation of MBWM Trust, unless the junior subordinated debentures are distributed to holders of the preferred securities.

     The amount of the preferred securities guarantee will be the lesser of (a) the liquidation distribution and (b) the amount of assets of MBWM Trust remaining available for distribution to holders of preferred securities. Mercantile's obligation to make a preferred securities guarantee payment may be satisfied by direct payment of the required amounts by Mercantile to the holders of the preferred securities or by causing MBWM Trust to pay these amounts to the holders.

     If Mercantile does not make interest payments on the junior subordinated debentures held by MBWM Trust, MBWM Trust will not be able to pay distributions on the preferred securities and will not have funds legally available to pay distributions. The preferred securities guarantee will rank subordinate and junior in right of payment to all senior and subordinated debt of Mercantile. See "Status of the Preferred Securities Guarantee" below. Because Mercantile is a holding company, the right of Mercantile to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation

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or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent Mercantile may itself be recognized as a creditor of that subsidiary. Accordingly, Mercantile's obligations under the preferred securities guarantee will be effectively subordinated to all existing and future liabilities of Mercantile's subsidiaries, and claimants should look only to the assets of Mercantile for payments under the preferred securities guarantee. Except as otherwise described in this prospectus, the preferred securities guarantee does not limit the incurrence or issuance of other secured or unsecured debt of Mercantile, including senior and subordinated debt whether under the indenture, any other indenture that Mercantile may enter into in the future, or otherwise.

     Mercantile has, through the preferred securities guarantee, the trust agreement, the junior subordinated debentures, the indenture and the expense agreement relating to MBWM Trust, taken together, fully, irrevocably and unconditionally guaranteed on a subordinated basis all of MBWM Trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this preferred securities guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee on a subordinated basis of all of MBWM Trust's obligations under the preferred securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Preferred Securities Guarantee."

STATUS OF THE PREFERRED SECURITIES GUARANTEE

     The preferred securities guarantee will constitute an unsecured obligation of Mercantile and will rank subordinate and junior in right of payment to all senior and subordinated debt in the same manner as the junior subordinated debentures.

     The preferred securities guarantee will constitute a guarantee of payment and not of collection. The guaranteed party may institute a legal proceeding directly against Mercantile to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity. The preferred securities guarantee will be held for the benefit of the holders of the preferred securities. The preferred securities guarantee does not place a limitation on the amount of additional senior and subordinated debt that may be incurred by Mercantile. Mercantile expects from time to time to incur additional indebtedness constituting senior and subordinated debt.

AMENDMENTS AND ASSIGNMENT

     Except regarding any changes which do not adversely affect the rights of holders of the preferred securities in a material manner, in which case no consent will be required, the preferred securities guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities -- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the preferred securities guarantee will bind the successors, assigns, receivers, trustees and representatives of Mercantile and will inure to the benefit of the holders of the preferred securities then outstanding.

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EVENTS OF DEFAULT

     An event of default under the preferred securities guarantee will occur upon the failure of Mercantile to perform any of its payment or other obligations under the preferred securities guarantee. The holders of not less than a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee regarding the preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the preferred securities guarantee.

     Any holder of preferred securities may institute a legal proceeding directly against Mercantile to enforce the holder's rights under the preferred securities guarantee without first instituting a legal proceeding against MBWM Trust, the guarantee trustee or any other person or entity.

     Mercantile, as guarantor, is required to file annually with the guarantee trustee a certificate as to whether Mercantile is in compliance with all the conditions and covenants applicable to it under the preferred securities guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, other than during the occurrence and continuance of a default by Mercantile in performance of the preferred securities guarantee, undertakes to perform only the duties which are specifically set forth in the preferred securities guarantee. After default regarding the preferred securities guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the rights or powers vested in it by the preferred securities guarantee at the request or direction of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

     The preferred securities guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the preferred securities, upon full payment of the amounts payable upon liquidation of MBWM Trust or upon distribution of junior subordinated debentures to the holders of the preferred securities. The preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

GOVERNING LAW

     The preferred securities guarantee will be governed by and construed in accordance with the laws of the State of Michigan.

THE EXPENSE AGREEMENT

     Under the agreement as to expenses and liabilities entered into by Mercantile under the trust agreement, Mercantile will irrevocably and unconditionally guarantee to each person or entity to whom MBWM Trust becomes indebted or liable, the full payment of

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any costs, expenses or liabilities of MBWM Trust, other than obligations of MBWM
Trust to pay to the holders of the preferred securities or other similar interests in MBWM Trust of the amounts due the holders under the terms of the preferred securities or the other similar interests, as the case may be.

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      RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED
               DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE

FULL AND UNCONDITIONAL PREFERRED SECURITIES GUARANTEE ON A SUBORDINATED BASIS

     Payments of distributions and other amounts due on the preferred securities, to the extent MBWM Trust has funds available for the payment of the distributions, are irrevocably guaranteed by Mercantile as and to the extent set forth under "Description of Preferred Securities Guarantee." Taken together, Mercantile's obligations under the junior subordinated debentures, the indenture, the trust agreement, the expense agreement and the preferred securities guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee on a subordinated basis of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the preferred securities guarantee. It is only the combined operation of those documents that has the effect of providing a full, irrevocable and unconditional guarantee on a subordinated basis of MBWM Trust's obligations under the preferred securities. If and to the extent that Mercantile does not make payments on the junior subordinated debentures, MBWM Trust will not pay distributions or other amounts due on the preferred securities. The preferred securities guarantee does not cover payment of distributions when MBWM Trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of the preferred securities is to institute a legal proceeding directly against Mercantile for enforcement of payment of the distributions to the holder. The obligations of Mercantile under the preferred securities guarantee are subordinate and junior in right of payment to all senior and subordinated debt.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the junior subordinated debentures, the payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because: (1) the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the preferred securities and common securities; (2) the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities; (3) Mercantile will pay for any and all costs, expenses and liabilities of MBWM Trust except MBWM Trust's obligations to holders of preferred securities; and (4) the trust agreement further provides that MBWM Trust will not engage in any activity that is not consistent with the limited purposes of MBWM Trust.

     Notwithstanding anything to the contrary in the indenture, Mercantile may satisfy any payment it is otherwise required to make to the trust under the indenture, by and to the extent that it has made, or is concurrently on the date of the payment required by the indenture making, a payment under the preferred securities guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE PREFERRED SECURITIES UNDER THE PREFERRED SECURITIES GUARANTEE

     A holder of any of the preferred securities may institute a legal proceeding directly against Mercantile to enforce its rights under the preferred securities guarantee without

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first instituting a legal proceeding against the guarantee trustee, MBWM Trust or any other person or entity.

     A default or event of default under any senior and subordinated debt would not constitute an event of default. However, in the event of payment defaults under, or acceleration of, senior and subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debentures until the senior and subordinated debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on junior subordinated debentures would constitute an event of default.

LIMITED PURPOSE OF MBWM TRUST

     The preferred securities evidence a beneficial interest in MBWM Trust, and MBWM Trust exists for the sole purpose of issuing the trust securities and investing the proceeds from the sale of the trust securities in the junior subordinated debentures. A principal difference between the rights of a holder of the preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Mercantile the principal amount of and interest accrued on junior subordinated debentures held, while a holder of the preferred securities is entitled to receive distributions from MBWM Trust, or from Mercantile under the preferred securities guarantee, if and to the extent MBWM Trust has funds available for the payment of the distributions.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of MBWM Trust involving the liquidation of the junior subordinated debentures, the holders of preferred securities will be entitled to receive, out of assets held by MBWM Trust, the liquidation distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of Mercantile, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of Mercantile, subordinated in right of payment to all senior and subordinated debt as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any shareholders of Mercantile receive payments or distributions. Since Mercantile is the guarantor under the preferred securities guarantee and has agreed to pay for all costs, expenses and liabilities of MBWM Trust, other than MBWM Trust's obligations to the holders of its preferred securities, the positions of a holder of the preferred securities and a holder of junior subordinated debentures relative to other creditors and to shareholders of Mercantile in the event of liquidation or bankruptcy of Mercantile are expected to be substantially the same.

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                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Dickinson Wright PLLC, special counsel to Mercantile, the following are the material United States federal income tax consequences to the purchase, ownership and disposition of preferred securities. Unless otherwise stated, this discussion deals only with preferred securities held as capital assets by United States persons, defined below, who are the beneficial holders of the preferred securities upon original issuance at their original offering price. As used in this prospectus, a United States person means a person that is
(1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(4) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. The tax treatment of holders may vary depending on their particular situation. This discussion does not address all the tax consequences that may be relevant to a particular holder or to holders who may be subject to special tax treatment, such as financial institutions, banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, individual retirement and certain tax deferred accounts, foreign investors, persons that will hold the preferred securities as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction, or persons whose functional currency is not the United States dollar. In addition, this discussion does not include any description of any alternative minimum tax consequences or other collateral tax consequences under United States federal income tax laws, or the tax laws of any state, local or foreign government that may be applicable to a holder of preferred securities. This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations of those authorities, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Any change of this nature could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting an owner of preferred securities.

     The following discussion does not discuss the tax consequences that might be relevant to persons that are not United States persons. Non-United States persons should consult their own tax advisors as to the specific United States federal income tax consequences of the purchase, ownership and disposition of preferred securities.

     The authorities on which this discussion is based are subject to various interpretations and the opinions of counsel are not binding on the Internal Revenue Service ("IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS regarding the transactions described in this prospectus. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed in this discussion or that a court would not sustain this type of challenge. It is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below.

     SECURITYHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR PERSONAL TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES IF A TAX EVENT

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OCCURS, SEE "DESCRIPTION OF THE PREFERRED SECURITIES -- REDEMPTION -- MANDATORY
AND OPTIONAL RIGHTS OF MERCANTILE."

CLASSIFICATION OF MBWM TRUST

     In connection with the issuance of the preferred securities, counsel is of the opinion that, under current law and assuming full compliance with the terms of the trust agreement, and based on the facts and assumptions contained in the opinion, MBWM Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of the preferred securities, a securityholder, will be treated as owning an undivided beneficial interest in the junior subordinated debentures. Accordingly, each securityholder will be required to include in its gross income its pro rata share of the interest income or original issue discount that is paid or accrued on the junior subordinated debentures. See "-- Interest Income and Original Issue Discount." No amount included in income regarding the preferred securities will be eligible for the dividends received deduction.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

     Under current law, the junior subordinated debentures are expected to be classified for United States federal income tax purposes as indebtedness of Mercantile and, by acceptance of a preferred security, each holder covenants to treat the junior subordinated debentures (if distributed) as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the junior subordinated debentures. No assurance can be given, however, that this classification will not be challenged by the IRS or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Mercantile. See "Risk Factors -- You are subject to prepayment risk because possible tax law changes could result in a redemption of the preferred securities."

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Except as set forth below, stated interest on the junior subordinated debentures generally will be included in income by a securityholder at the time the interest income is paid or accrued in accordance with the securityholder's regular method of tax accounting.

     If Mercantile exercises its right to defer payments of interest on the junior subordinated debentures, the junior subordinated debentures will become original issue discount instruments, and the amount of original issue discount would be equal to the aggregate of all future payments of interest on the junior subordinated debentures. In this event, all securityholders would be required to include those amounts treated as original issue discount on the junior subordinated debentures as a consequence of such reclassification in income on a daily economic accrual basis during the extension period, even though Mercantile would not be expected to pay the interest until the end of the extension period, and even though some securityholders may use the cash method of tax accounting. Moreover, thereafter the junior subordinated debentures would continue to be taxed as original issue discount instruments for as long as they remained outstanding. Thus, even after the end of the extension period, all securityholders would be required to continue to include those amounts treated as original issue discount on the junior subordinated debentures in income on a daily economic accrual basis, regardless of their

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method of tax accounting and in advance of receipt of the cash attributable to this interest income. In this event, actual cash payments of interest on the junior subordinated debentures would not be reported separately as taxable income.

     In addition, Mercantile's option to defer the payment of interest on the junior subordinated debentures during an extension period might cause the junior subordinated debentures to be considered initially issued with original issue discount or treated as contingent payment debt instruments. Mercantile believes, and will take the position, that this result will not arise because of an exception in the treasury regulations that applies when there is only a remote likelihood that a contingency, such as election to defer, will occur. However, the Treasury regulations described above have not yet been addressed in any rulings or other definitive interpretations by the IRS. It is possible that the IRS could take a contrary position. If the IRS were to assert successfully that the junior subordinated debentures were issued with original issue discount regardless of whether Mercantile exercises its right to defer payments of interest on the debentures, all securityholders, including those utilizing the cash method of accounting, would be required to include the stated interest thereon in income on a daily economic accrual basis as described above.

     Mercantile does not anticipate that additional sums, as defined in the indenture, will be paid. However, if additional sums are paid, they will be taxable to the securityholder as ordinary income, generally as interest income.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED
SECURITIES

     Under current law, a distribution by MBWM Trust of the junior subordinated debentures as described under the caption "Description of the Preferred Securities -- Liquidation and Distribution Upon Termination" will be non-taxable and will result in the securityholder receiving directly its pro rata share of the junior subordinated debentures previously held indirectly through MBWM Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis the securityholder had in its preferred securities before the distribution. If, however, the liquidation of MBWM Trust were to occur because MBWM Trust is subject to United States federal income tax regarding income accrued or received on the junior subordinated debentures as a result of a tax event or otherwise, the distribution of junior subordinated debentures to securityholders by MBWM Trust would be a taxable event to MBWM Trust and each securityholder, and a securityholder would recognize gain or loss as if the securityholder had sold or exchanged its preferred securities for the junior subordinated debentures it received upon the liquidation of MBWM Trust. See "-- Sales or Redemption of Preferred Securities." A securityholder would recognize interest income in respect of junior subordinated debentures received from MBWM Trust in the manner described above under "-- Interest Income and Original Issue Discount."

SALES OR REDEMPTION OF PREFERRED SECURITIES

     Gain or loss will be recognized by a securityholder on a sale or other taxable disposition of preferred securities, including a redemption for cash, in an amount equal to the difference between the amount realized, which for this purpose will exclude amounts attributable to accrued interest or original issue discount not previously included in income, and the securityholder's adjusted tax basis in the preferred securities sold or so redeemed. A securityholder's adjusted tax basis will be its initial purchase price, increased by any accrued original issue discount previously included in the securityholder's gross income to the date of disposition, and decreased by payments, other than stated interest on the junior subordinated debentures that does not constitute original issue discount, received on the preferred securities. Any gain or loss on the sale, exchange or retirement of the preferred securities generally will be treated as capital gain or loss. In general, amounts attributable to accrued interest regarding a securityholder's pro rata share of the junior subordinated debentures not previously included in income and which are excluded from the amount realized on a sale of preferred securities and therefore not part of the calculation of gain or loss, will be taxable as ordinary income. However, because there is conflicting authority regarding whether or not a cash basis taxpayer is required to include in income accrued interest in the event the preferred securities are sold for less than their principal amount, investors are advised to consult their own tax advisors in such circumstances. For taxpayers other than corporations, net capital gain, which is defined as net long-term capital gain over net short-term capital loss for the taxable year, realized from property, with limited exceptions, is subject to a maximum marginal stated tax rate of 20%, or 10% in the case of taxpayers in the lowest tax bracket. Capital gain or loss is long-term if the holding period for the asset is more than one year, and is short-term if the holding period for the asset is one year or less. Capital gains realized from assets held for one year or less are taxed at the same rates as ordinary income. Subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

     Should Mercantile exercise its option to defer any payment of interest on the junior subordinated debentures, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures. In the event of a deferral under the option, a securityholder that disposes of its preferred securities between record dates for payments of distributions, and consequently does not receive a distribution from MBWM Trust for the period prior to the disposition, will nevertheless be required to include in income accrued original issue discount on the junior subordinated debentures through the date of disposition and will add this amount to its adjusted tax basis in its preferred securities. The securityholder will recognize a capital loss on the disposition of its preferred securities to the extent the selling price, which may not fully reflect the value of accrued but unpaid original issue discount, is less than the securityholder's adjusted tax basis in the preferred securities, which will include accrued but unpaid original issue discount that has been included in income. As stated previously, subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     The amount of interest paid or original issue discount accrued, if any, on the junior subordinated debentures, beneficial ownership of which is reflected in the preferred securities held of record by United States persons, other than corporations and other exempt securityholders, will be reported to the Service. Generally, income on the preferred securities will be reported to securityholders on Form 1099, which form should be mailed to securityholders by January 31 following each calendar year. Backup withholding at a rate of 31% will apply to payments of interest to non-exempt United States persons unless the securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that the number is correct, certifies as to no loss of exemption from backup withholding and meets other conditions. Any amounts withheld from a securityholder under the backup withholding rules will be allowed as a refund or a credit against the securityholder's United States federal income tax liability, provided the required information is furnished to the Service. Payment of the proceeds from the disposition of preferred securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the securityholder or beneficial owner establishes an exemption from information reporting and backup withholding.

TAX LAW UNCERTAINTIES AND POSSIBLE TAX LAW CHANGES AFFECTING PREFERRED
SECURITIES

     The combined tax effects of the trust's purchase of debt instruments such as the Junior Subordinated Debentures and simultaneous issuance of equity interests such as the Preferred Securities has not been addressed in any Treasury Regulations or court decision and has not been approved or disapproved by the IRS in any published ruling or notice. The IRS proposed disallowance in a recent audit of the deduction of the interest expense claimed by a corporation on subordinated debt instruments issued by such corporation and sold to a related trust. Although the IRS agreed to dismissal of the relevant adjustments in that case prior to litigation, it is not precluded from asserting similar adjustments against other taxpayers. A variation of the structure described in this Prospectus involving an intermediate limited life company rather than a trust was accepted by the IRS as creating debt giving rise to deductible interest in Private Letter Ruling 1999-10046. However, taxpayers (other than the taxpayer to whom a Private Letter Ruling is addressed) are not entitled to rely on IRS holdings in Private Letter Rulings.

     Legislative proposals have previously been made by the current administration, which if enacted, could have adversely affected the ability of Mercantile to deduct interest paid on the junior subordinated debentures. Although these proposals were not enacted, there can be no assurance that future legislative proposals or final legislation will not affect the ability of Mercantile to deduct interest on the junior subordinated debentures or otherwise adversely affect the tax treatment of the transactions described in this prospectus. Although the IRS agreed to dismissal of the adjustments in the litigation described above, it could assert similar adjustments against other taxpayers. It if were to do so and the issue was litigated to a conclusion in which the IRS's position on this matter was sustained, such a judicial determination could constitute a tax event which could result in an early redemption of the preferred securities. Similarly, if legislative proposals of the type described above were to be enacted, a change of this nature could give rise to a tax event, which may permit Mercantile to cause a redemption of the Trust preferred securities. See "Risk Factors -- You are subject to prepayment risk because possible tax law changes could result in a redemption of the preferred securities," "Description of the Preferred
Securities -- Redemption -- Mandatory and Optional Rights of Mercantile" and "Description of Junior Subordinated Debentures -- Redemption."

                              ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), or Section 4975 of the Code, generally may purchase preferred securities subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

     However, Mercantile and any of its affiliates may be considered a party in interest, within the meaning of Section 3(14) of ERISA, or a disqualified person, within the meaning of Section 4975 of the Code, regarding plans maintained or sponsored by, or contributed to by, Mercantile or an affiliate, or regarding which Mercantile or an affiliate is a fiduciary, or plans for which Mercantile or an affiliate provide services. The acquisition and ownership of preferred securities by an individual retirement arrangement or other Plan described in Section 4975(e)(1) of the Code, regarding which Mercantile or any of its affiliates is considered a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, which could give rise to the imposition of substantial taxes unless the preferred securities are acquired under and in accordance with an applicable exemption.

     As a result, plans regarding which Mercantile and/or any of its affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired under and in accordance with an applicable exemption. Any plans or entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire preferred securities should consult with their own counsel.

                                INDEMNIFICATION

     Mercantile's Articles of Incorporation provide that Mercantile shall indemnify its present and past directors, officers, and such other persons as the Board of Directors may authorize, to the fullest extent permitted by law.

     Mercantile's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of Mercantile. The Bylaws provide that Mercantile shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Mercantile) by reason of the fact that he or she is or was a director or officer of Mercantile, or while serving as such a director or officer, is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by Mercantile or the Bank to their respective directors or officers otherwise permitted under the Michigan Business Corporation Act or the Michigan Banking Code, respectively.

     With respect to derivative actions, the Bylaws provide that Mercantile shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Mercantile to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of Mercantile, or, while serving as such a director or officer, is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic company, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders. No indemnification is provided in the Bylaws in respect of any claim, issue or matter in which such person has been found liable to Mercantile except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The Trust Agreement provides that Mercantile shall indemnify each of the Trustees or any predecessor Trustee for, and hold the Trustees harmless against, any loss, damage, claim, liability, penalty or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust agreement, including the cost and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties, except any cost or expense as may be attributable to the trustee's negligence, bad faith or willful misconduct.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Mercantile or MBWM Trust pursuant to the provisions discussed above or otherwise, Mercantile and MBWM Trust have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

     Mercantile has purchased directors' and officers' liability insurance for directors and officers of Mercantile and the Bank.

LIMITATION OF DIRECTOR LIABILITY

     The Michigan Business Corporation Act permits corporations to limit the personal liability of their directors in certain circumstances. Mercantile's Articles of Incorporation provide that a director of Mercantile shall not be personally liable to Mercantile or its shareholders for monetary damages for breach of the director's fiduciary duty. However, they do not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the Michigan Business Corporation Act, currently including, without limitation, the following: (1) breach of the director's duty of loyalty to Mercantile or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in Section 551(1) of the Michigan Business Corporation Act; and (4) transactions from which the director derived an improper personal benefit.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement among Mercantile, MBWM Trust and the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated and Tucker Anthony Cleary Gull are acting as representatives (the "Representatives"), the underwriters have severally agreed to purchase from MBWM Trust, and MBWM Trust has agreed to sell to them, an aggregate of 1,400,000 preferred securities in the amounts set forth below opposite their respective names.

                                                             NUMBER OF
UNDERWRITERS                                            PREFERRED SECURITIES
------------                                            --------------------
Stifel, Nicolaus & Company, Incorporated..............
Tucker Anthony Cleary Gull............................
                                                             ---------
     Total............................................       1,400,000
                                                             =========

     In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel and to various other conditions. Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken.

     The underwriters propose to offer the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriters)
at this price, less a concession not in excess of $          per preferred
security. The underwriters may allow, and the selected dealers may reallow, a
concession not in excess of $          per preferred security to certain brokers
and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

     MBWM Trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 200,000 additional preferred securities at the same price per preferred security to be paid by the underwriters for the other preferred securities being offered. If the underwriters purchase any of the additional preferred securities under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities being offered.

     If the underwriters exercise their option to purchase additional preferred securities, MBWM Trust will issue and sell to Mercantile additional common securities and Mercantile will issue and sell to MBWM Trust junior subordinated debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional preferred securities being purchased under the option and the additional common securities sold to Mercantile.

     The table below shows the price and proceeds on a per security and aggregate basis. The proceeds to be received by MBWM Trust as shown in the table
below do not reflect estimated expenses of $       ,000 payable by Mercantile.

                                              PER PREFERRED
                                                 SECURITY              TOTAL
                                          ----------------------    -----------
Public Offering Price...................          $10.00            $14,000,000
Proceeds to MBWM Trust..................          $10.00            $14,000,000


     In view of the fact that the proceeds of the sale of the preferred securities will be used by MBWM Trust to purchase the junior subordinated debentures from Mercantile, Mercantile has agreed to pay the underwriters $0.
per preferred security, or a total of $       ,000, as compensation for
arranging the investment in the junior subordinated debentures. Should the
underwriters exercise the over-allotment option, an aggregate of $       ,000
will be paid to the underwriters for arranging the investment in the junior subordinated debentures.


     During a period of 30 days from the date of this prospectus, neither MBWM Trust nor Mercantile will, subject to certain exceptions, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any preferred securities, any security convertible into or exchangeable for preferred securities or junior subordinated debentures or any debt securities substantially similar to the junior subordinated debentures or equity securities substantially similar to the preferred securities (except for junior subordinated debentures and the preferred securities being offered).

     The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities.

     Mercantile and MBWM Trust have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act of 1933.

     Application has been made to have the preferred securities approved for quotation on the Nasdaq National Market. The Representatives have advised MBWM Trust that they presently intend to make a market in the preferred securities after the commencement of trading on Nasdaq, but no assurances can be made as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations among representatives of Mercantile and the underwriters, and the offering price of the preferred securities may not be indicative of the market price following the offering. The Representatives will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

     In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

     - the underwriters may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

     - the underwriters may elect to cover any short position by purchasing preferred securities in the open market or by exercising the over-allotment option;

     - the underwriters may stabilize or maintain the price of the preferred securities by bidding;

     - the underwriters may engage in passive market making transactions; and

     - the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

     The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Because the NASD may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

                      WHERE YOU CAN FIND MORE INFORMATION

     Mercantile is a reporting company under the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, upon payment of a fee set by the Commission, any document that Mercantile files with the Commission at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661. You may also call the Commission at 1-800-SEC-0330 for more information on the public reference rooms. Mercantile's filings are also available to the public on the Internet, through the Commission's EDGAR database. You may access the EDGAR database at the Commission's web site at http://www.sec.gov.

     You may also obtain a copy of these filings from Mercantile at no cost upon your written or oral request. Please direct your requests to Mercantile's Secretary, Robert Kaminski, Mercantile Bank Corporation, 216 North Division Avenue, Grand Rapids, Michigan 49503, or by calling 616-242-9000. To obtain timely delivery, you must request the information no later than five business days prior to the date you decide to invest in the preferred securities.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the trust agreement and the formation of MBWM Trust will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to Mercantile and MBWM Trust. The validity of the preferred securities guarantee and the junior subordinated debentures will be passed upon for Mercantile by Dickinson Wright PLLC, Detroit, Michigan, counsel to Mercantile and MBWM Trust. Certain legal matters in connection with this offering will be passed upon for the underwriters by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois. Dickinson Wright PLLC and Vedder, Price, Kaufman & Kammholz will rely on the opinions of Richards, Layton & Finger, P.A., as to matters of Delaware law. Certain matters relating to United States federal income tax consequences will be passed upon for Mercantile and MBWM Trust by Dickinson Wright PLLC. As of July 1, 1999, members of Dickinson Wright PLLC who perform services for Mercantile owned approximately 7,300 shares of Mercantile's common stock.

                                    EXPERTS

     The consolidated financial statements of Mercantile as of December 31, 1998 and for each of the years in the two-year period ended December 31, 1998 have been included in this prospectus in reliance upon the report of Crowe, Chizek & Company LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon their authority as experts in accounting and auditing.

                          MERCANTILE BANK CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS
                JUNE 30, 1999 (UNAUDITED), DECEMBER 31, 1998 AND
                               DECEMBER 31, 1997

                                    CONTENTS

Report of Independent Auditors..............................  F-2
Consolidated Financial Statements
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Income...........................  F-4
Consolidated Statements of Comprehensive Income.............  F-5
Consolidated Statements of Changes in Shareholders'
  Equity....................................................  F-6
Consolidated Statements of Cash Flows.......................  F-7
Notes to Consolidated Financial Statements..................  F-8

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Mercantile Bank Corporation
Grand Rapids, Michigan

     We have audited the accompanying consolidated balance sheets of Mercantile Bank Corporation as of December 31, 1998 and 1997 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 1998 and the period from July 15, 1997 (date of inception) through December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercantile Bank Corporation as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998, and the period from July 15, 1997 (date of inception) through December 31, 1997 in conformity with generally accepted accounting principles.

                                          Crowe, Chizek and Company LLP

Grand Rapids, Michigan
January 20, 1999

                          MERCANTILE BANK CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                JUNE 30,      DECEMBER 31,    DECEMBER 31,
                                                                  1999            1998            1997
                                                              ------------    ------------    ------------
                                                              (UNAUDITED)
ASSETS
  Cash and due from banks...................................  $  7,304,576    $  5,940,713    $   153,300
  Short term investments....................................       536,285         515,283      3,250,000
  Federal funds sold........................................     5,100,000               0      3,700,000
                                                              ------------    ------------    -----------
    Total cash and cash equivalents.........................    12,940,861       6,455,996      7,103,300
  Securities available for sale.............................    28,387,567      24,160,247      2,997,500
  Securities held to maturity...............................       433,248               0              0
  Federal Home Loan Bank stock..............................       784,900
  Total loans...............................................   246,724,786     184,744,602     12,886,763
  Allowance for loan losses.................................    (3,701,000)     (2,765,100)      (193,300)
                                                              ------------    ------------    -----------
    Total loans, net........................................   243,023,786     181,979,502     12,693,463
  Premises and equipment -- net.............................     3,214,138       1,857,805        953,982
  Organizational costs -- net...............................             0          64,210         74,871
  Accrued interest receivable...............................     1,437,276       1,147,832         52,811
  Other assets..............................................     1,713,118         571,265        233,258
                                                              ------------    ------------    -----------
    Total assets............................................  $291,934,894    $216,236,857    $24,109,185
                                                              ============    ============    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits
    Noninterest-bearing.....................................  $ 16,331,118    $ 14,319,290    $ 7,207,482
    Interest-bearing........................................   229,480,131     157,678,729      2,480,782
                                                              ------------    ------------    -----------
         Total..............................................   245,811,249     171,998,019      9,688,264
  Securities sold under agreements to repurchase............    17,865,592      17,037,601        655,447
  Other borrowed money......................................        13,325               0              0
  Accrued expenses and other liabilities....................     1,184,289         500,721        292,204
                                                              ------------    ------------    -----------
    Total liabilities.......................................   264,874,455     189,536,341     10,635,915
Shareholders' equity
  Preferred stock, no par value; 1,000,000 shares
    authorized, none issued
  Common stock, no par value; 9,000,000 shares authorized;
    2,472,500 shares outstanding at June 30, 1999 and
    December 31, 1998, and 1,495,000 shares outstanding at
    December 31, 1997.......................................    28,181,798      28,181,798     13,880,972
  Retained earnings (deficit)...............................      (657,955)     (1,513,118)      (404,071)
  Accumulated other comprehensive income....................      (463,404)         31,836         (3,631)
                                                              ------------    ------------    -----------
    Total shareholders' equity..............................    27,060,439      26,700,516     13,473,270
                                                              ------------    ------------    -----------
    Total liabilities and shareholders' equity..............  $291,934,894    $216,236,857    $24,109,185
                                                              ============    ============    ===========

See accompanying notes to consolidated financial statements.

                          MERCANTILE BANK CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                          SIX MONTHS ENDED               PERIOD ENDED
                                                      -------------------------   ---------------------------
                                                       JUNE 30,      JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                                         1999          1998           1998           1997
                                                      -----------   -----------   ------------   ------------
                                                      (UNAUDITED)   (UNAUDITED)
Interest income
  Loans, including fees.............................  $8,757,526    $ 3,000,610   $ 9,007,668     $  25,761
  Investment securities.............................     811,697        256,363       880,639         7,661
  Federal funds sold................................     161,492        116,791       256,422        18,728
  Interest-bearing balances.........................      12,924          9,914        23,487       101,479
                                                      ----------    -----------   -----------     ---------
     Total interest income..........................   9,743,639      3,383,678    10,168,216       153,629
Interest expense
  Deposits..........................................   5,196,684      1,746,196     5,140,788         5,760
  Short term borrowings.............................     352,463        132,259       488,430         7,894
                                                      ----------    -----------   -----------     ---------
     Total interest expense.........................   5,549,147      1,878,455     5,629,218        13,654
Net interest income.................................   4,194,492      1,505,223     4,538,998       139,975
Provision for loan losses...........................     935,900      1,471,800     2,571,800       193,300
                                                      ----------    -----------   -----------     ---------
Net interest income (loss) after provision for loan
  losses............................................   3,258,592         33,423     1,967,198       (53,325)
Noninterest income
  Service charges on accounts.......................      89,666          8,540        82,170            45
  Gain on sale of securities........................           0              0           128             0
  Mortgage loan referral fees.......................     112,404         42,247       209,667             0
  Letter of credit fees.............................     125,895         32,862       159,064             0
  Other income......................................      87,593          3,614        37,149             0
                                                      ----------    -----------   -----------     ---------
     Total noninterest income.......................     415,558         87,263       488,178            45
Noninterest expense
  Salaries and benefits.............................   1,435,369        818,267     1,891,264       254,771
  Occupancy.........................................     182,280        138,925       304,231        39,101
  Furniture and equipment...........................     131,970         71,741       176,756         5,907
  Data processing...................................     144,464         64,800       170,990             0
  Loan processing cost..............................      38,482        105,428       153,835           421
  Advertising.......................................      94,000         38,457       110,431             0
  Other expense.....................................     616,212        319,269       756,916        50,591
                                                      ----------    -----------   -----------     ---------
     Total noninterest expenses.....................   2,642,777      1,556,887     3,564,423       350,791
Income (loss) before federal income tax.............   1,031,373     (1,436,201)   (1,109,047)     (404,071)
Federal income tax expense..........................     134,000              0             0             0
                                                      ----------    -----------   -----------     ---------
Income (loss) before cumulative effect of change in
  accounting principle..............................     897,373     (1,436,201)   (1,109,047)     (404,071)
Cumulative effect of change in accounting principle
  (net of applicable income taxes)..................      42,210              0             0             0
                                                      ----------    -----------   -----------     ---------
Net income (loss)...................................  $  855,163    $(1,436,201)  $(1,109,047)    $(404,071)
                                                      ==========    ===========   ===========     =========
Basic and diluted income (loss) per share...........  $     0.35    $     (0.96)  $     (0.58)    $   (0.27)
                                                      ==========    ===========   ===========     =========
Average shares outstanding..........................   2,472,500      1,495,000     1,907,658     1,495,000
                                                      ==========    ===========   ===========     =========

See accompanying notes to consolidated financial statements.

                          MERCANTILE BANK CORPORATION

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                 SIX MONTHS ENDED                 PERIOD ENDED
                            --------------------------    ----------------------------
                             JUNE 30,       JUNE 30,      DECEMBER 31,    DECEMBER 31,
                               1999           1998            1998            1997
                            -----------    -----------    ------------    ------------
                            (UNAUDITED)    (UNAUDITED)
Net income (loss).........   $ 855,163     $(1,436,201)   $(1,109,047)     $(404,071)
Other comprehensive income
  (loss), net of tax:
  Change in unrealized
     gains (losses) on
     securities available
     for sale.............    (495,240)          1,259         35,467         (3,631)
                             ---------     -----------    -----------      ---------
Comprehensive income
  (loss)..................   $ 359,923     $(1,434,942)   $(1,073,580)     $(407,702)
                             =========     ===========    ===========      =========

See accompanying notes to consolidated financial statements.

                          MERCANTILE BANK CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                           NET UNREALIZED
                                                           GAIN (LOSS) ON
                                              RETAINED       SECURITIES         TOTAL
                                 COMMON       EARNINGS       AVAILABLE      SHAREHOLDERS'
                                  STOCK       (DEFICIT)       FOR SALE         EQUITY
                               -----------   -----------   --------------   -------------
BALANCE, JULY 15, 1997 (DATE
  OF INCEPTION)..............  $         0   $         0     $       0       $         0
Common stock sale, October
  23, 1997...................   13,880,972                                    13,880,972
Net income (loss) for the
  period from July 15, 1997
  (date of inception) through
  December 31, 1997..........                   (404,071)                       (404,071)
Net unrealized gain (loss) on
  securities available for
  sale, net of tax effect....                                   (3,631)           (3,631)
                               -----------   -----------     ---------       -----------
BALANCE, DECEMBER 31, 1997...   13,880,972      (404,071)       (3,631)       13,473,270
Common stock sale, July 31,
  1998.......................   14,300,826                                    14,300,826
Net income (loss)............                 (1,109,047)                     (1,109,047)
Change in net unrealized gain
  (loss) on securities
  available for sale, net of
  tax effect.................                                   35,467            35,467
                               -----------   -----------     ---------       -----------
BALANCE, DECEMBER 31, 1998...   28,181,798    (1,513,118)       31,836        26,700,516
Net income (Unaudited).......                    855,163                         855,163
Change in net unrealized gain
  (loss) on securities
  available for sale, net of
  tax effect (Unaudited).....                                 (495,240)         (495,240)
                               -----------   -----------     ---------       -----------
BALANCE, JUNE 30, 1999
  (UNAUDITED)................  $28,181,798   $  (657,955)    $(463,404)      $27,060,439
                               ===========   ===========     =========       ===========

See accompanying notes to consolidated financial statements.

                          MERCANTILE BANK CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  SIX MONTHS ENDED                 PERIOD ENDED
                                                            ----------------------------   ----------------------------
                                                              JUNE 30,       JUNE 30,      DECEMBER 31,    DECEMBER 31,
                                                                1999           1998            1998            1997
                                                            ------------   -------------   -------------   ------------
                                                            (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).......................................  $    855,163   $  (1,436,201)  $  (1,109,047)  $   (404,071)
  Adjustments to reconcile net income (loss)to net cash
    from operating activities
    Depreciation and amortization.........................       200,128         111,105         274,374            119
    Provision for loan losses.............................       935,900       1,471,800       2,571,800        193,300
    Gain on sale of securities............................             0               0            (128)             0
    Net change in:
      Accrued interest receivable.........................      (289,444)       (668,239)     (1,095,021)       (74,871)
      Other assets........................................      (886,730)       (224,922)       (432,695)      (286,069)
      Accrued expenses and other liabilities..............       683,568          15,564         208,517        292,204
                                                            ------------   -------------   -------------   ------------
         Net cash from operating activities...............     1,498,585        (730,893)        417,790       (279,388)
Cash flows from investing activities
  Net increase in loans...................................   (61,980,184)   (100,519,645)   (171,857,839)   (12,886,763)
  Purchase of:
    Federal Home Loan Bank stock..........................      (784,900)              0               0              0
    Securities available for sale.........................    (7,904,574)    (13,528,853)    (28,320,575)    (3,001,250)
    Securities held to maturity...........................      (433,227)              0               0              0
    Premises and equipment, net...........................    (1,479,818)       (513,267)     (1,082,815)      (953,982)
  Proceeds from:
    Sales of available for sale securities................             0               0       1,000,313              0
    Maturities and repayments of available for sale
      securities..........................................     2,914,437       2,000,000       6,203,087              0
                                                            ------------   -------------   -------------   ------------
      Net cash from investing activities..................   (69,668,266)   (112,561,765)   (194,057,829)   (16,841,995)
Cash flows from financing activities
  Proceeds from sale of common stock......................             0               0      14,300,826     13,880,972
  Net increase in deposits................................    73,813,230     107,002,922     162,309,755      9,688,264
  Net increase in other borrowed money....................        13,325               0               0              0
  Net increase in securities sold under agreements to
    repurchase............................................       827,991       9,899,848      16,382,154        655,447
                                                            ------------   -------------   -------------   ------------
      Net cash from financing activities..................    74,654,546     116,902,770     192,992,735     24,224,683
                                                            ------------   -------------   -------------   ------------
Net change in cash and cash equivalents...................     6,484,865       3,610,112        (647,304)     7,103,300
Cash and cash equivalents at beginning of period..........     6,455,996       7,103,300       7,103,300              0
                                                            ------------   -------------   -------------   ------------
Cash and cash equivalents at end of period................  $ 12,940,861   $  10,713,412   $   6,455,996   $  7,103,300
                                                            ============   =============   =============   ============
Supplemental disclosures of cash flow information
  Cash paid during the year for
    Interest..............................................  $  5,248,375   $   1,616,566   $   5,237,738   $      1,391
    Federal income tax....................................       730,773               0         165,000              0

See accompanying notes to consolidated financial statements.

                          MERCANTILE BANK CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                JUNE 30, 1999 (UNAUDITED), DECEMBER 31, 1998 AND
                               DECEMBER 31, 1997

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Mercantile Bank Corporation and its wholly-owned subsidiary, Mercantile Bank of West Michigan, after elimination of significant intercompany transactions and accounts.

     NATURE OF OPERATIONS: Mercantile Bank Corporation ("Mercantile") was incorporated on July 15, 1997 as a bank holding company to establish and own Mercantile Bank of West Michigan ("Bank") based in Grand Rapids, Michigan. The Bank is a community-based financial institution. The Bank's primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial, residential mortgage, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. The Bank's loan accounts are primarily with customers located in western Michigan, within Kent County. The Bank's retail deposits are also to customers located in western Michigan. As an alternative source of funds, the Bank has also issued certificates to depositors outside of the Bank's primary market area. Commercial real estate loans to lessors of real property comprise 13.7% and 19.5% of the Bank's total loans at June 30, 1999 (Unaudited) and December 31, 1998. Commercial loans to holding and other investment offices comprise 18.8% and 28.6% of the Bank's total loans at June 30, 1999 (Unaudited) and December 31, 1998. The Bank began operations on December 15, 1997, after several months of work by incorporators and employees in preparing applications with the various regulatory agencies and obtaining insurance and building space.

     USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and the fair values of financial instruments are particularly subject to change.

     CASH FLOW REPORTING: Cash and cash equivalents include cash on hand, demand deposits with other financial institutions, short-term investments (securities with daily put provisions) and federal funds sold. Cash flows are reported net for customer loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of 90 days or less.

     SECURITIES: Securities available for sale consist of those securities which might be sold prior to maturity due to changes in interest rates, prepayment risks, yield and availability of alternative investments, liquidity needs or other factors. Securities classified as available for sale are reported at their fair value and the related unrealized holding gain or loss is reported, net of related income tax effects, as a separate component of shareholders' equity, until realized.

                          MERCANTILE BANK CORPORATION

     Premiums and discounts on securities are recognized in interest income using the interest method over the estimated life of the security. Gains and losses on the sale of securities available for sale are determined based upon amortized cost of the specific security sold.

     LOANS: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

     ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and recoveries, and decreased by charge-offs. Management estimates the allowance balance required based on past industry loan loss experience, known and inherent risks in similar portfolios, and economic conditions. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

     Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in aggregate for smaller-balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when the internal grading system indicates a doubtful classification.

     PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the respective assets. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur and major improvements are capitalized. These assets are reviewed for impairment under SFAS No. 121 when events indicate the carrying amount may not be recoverable.

     CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE: In 1998, the Accounting Standards Executive Committee (AcSEC) of the American Institute of Certified Public Accountants promulgated Statement of Position (SOP) 98-5. This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires cost of start-up activities and organization costs to be expensed as incurred. Initial application of this SOP should be reported as a cumulative effect of a change in accounting principle. Mercantile elected to adopt the provisions of SOP 98-5 on January 1, 1999. Included in the June 30, 1999 Consolidated Statement of Income is a charge to operations of $42,210 reported as a cumulative effect of change in accounting principle.

     STOCK OPTIONS: No expense for stock options is recorded, as the grant price equals the market price of the stock at grant date. Pro-forma disclosures show the effect on income and earnings per share had the options' fair value been recorded using an option pricing model. The pro-forma effect is expected to increase in the future as more options are granted.

     INCOME TAXES: Income tax expense is the sum of the current or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the

                          MERCANTILE BANK CORPORATION
expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance has been established to the extent of net deferred tax assets due to a lack of operating performance to ensure that it is more likely than not it would be recovered.

     FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on-and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.


     SEGMENTS. Mercantile and the Bank, provide a broad range of financial services to individuals and companies in western Michigan. These services include demand, time and savings deposits; lending; and cash management. While Mercantile's chief decision makers monitor the revenue streams of its various products and services, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of Mercantile's banking operations are considered by management to be aggregated in one reportable operating segment.


     DIVIDEND RESTRICTION: Mercantile and the Bank are subject to banking regulations which require the maintenance of certain capital levels and positive retained earnings, which will prevent payment of dividends until positive retained earnings are achieved and may limit the amount of dividends thereafter.

     EARNINGS (LOSS) PER SHARE: Basic earnings (loss) per share is based on weighted average common shares outstanding. Diluted earnings (loss) per share further assumes issue of any dilutive potential common shares.

                          MERCANTILE BANK CORPORATION

NOTE 2 -- INVESTMENT SECURITIES

     The amortized cost and fair values of investment securities were as follows:

                                               GROSS         GROSS
                               AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                 COST          GAINS         LOSSES        VALUES
                              -----------    ----------    ----------    -----------
AVAILABLE FOR SALE
June 30, 1999 (Unaudited)
  U.S. Treasury
  securities................  $ 3,001,181     $ 3,349       $      0     $ 3,004,530
  U.S. Government agency
     debt obligations.......   12,003,093           0        256,223      11,746,870
  Mortgage-backed
     securities.............   14,081,697           0        445,530      13,636,167
                              -----------     -------       --------     -----------
     Totals.................  $29,085,971     $ 3,349       $701,753     $28,387,567
                              ===========     =======       ========     ===========
December 31, 1998
  U.S. Treasury
     securities.............  $ 4,506,744     $16,376       $      0     $ 4,523,120
  U.S. Government agency
     debt obligations.......   12,015,020      45,207         29,437      12,030,790
  Mortgage-backed
     securities.............    7,590,648      21,104          5,415       7,606,337
                              -----------     -------       --------     -----------
     Totals.................  $24,112,412     $82,687       $ 34,852     $24,160,247
                              ===========     =======       ========     ===========
December 31, 1997
  U.S. Treasury
     securities.............  $ 3,001,131     $     0       $  3,631     $ 2,997,500
                              ===========     =======       ========     ===========
HELD TO MATURITY
June 30, 1999 (Unaudited)
  Municipal general
     obligation bonds.......  $   224,540     $     0       $      1     $   224,539
  Municipal revenue bonds...      208,708           0         11,728         196,980
                              -----------     -------       --------     -----------
     Totals.................  $   433,248     $     0       $ 11,729     $   421,519
                              ===========     =======       ========     ===========

                          MERCANTILE BANK CORPORATION

     The amortized cost and fair values of debt investment securities by contractual maturity, are shown below. The contractual maturity is utilized below for U.S. Treasury and U.S. Government agency debt obligations. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, mortgage backed securities, are shown separately.

                                          WEIGHTED        AMORTIZED        FAIR
                                        AVERAGE YIELD       COST          VALUES
                                        -------------    -----------    -----------
June 30, 1999 (Unaudited)
Debt securities, excluding
  mortgage-backed securities:
  Due in one year or less.............      5.49%        $ 3,001,181    $ 3,004,530
  Due after one year through five
     years............................      6.03           9,988,469      9,826,090
  Due after five years through 15
     years............................      5.42           2,447,872      2,342,299
                                                         -----------    -----------
                                                          15,437,522     15,172,919
Mortgage-backed securities............      6.08          14,081,697     13,636,167
                                                         -----------    -----------
  Total debt investment securities....                   $29,519,219    $28,809,086
                                                         ===========    ===========
December 31, 1998
Debt securities, excluding
  mortgage-backed securities:
  Due in one year or less.............      5.61%        $ 4,506,744    $ 4,523,120
  Due after one year through five
     years............................      6.07           9,987,547     10,028,140
  Due after five years through 15
     years............................      6.13           2,027,473      2,002,650
                                                         -----------    -----------
                                                          16,521,764     16,553,910
Mortgage-backed securities............      6.29           7,590,648      7,606,337
                                                         -----------    -----------
  Total debt investment securities....                   $24,112,412    $24,160,247
                                                         ===========    ===========

     The sale of an investment security for the year ended December 31, 1998 resulted in a realized gain of $128. There were no sales of securities during 1997 or during the first six months of 1999.

     The carrying value of investment securities that are pledged to secure securities sold under agreements to repurchase and other deposits was $24,058,947, $24,160,247, and $2,997,500 at June 30, 1999 (Unaudited), December
31, 1998, and December 31, 1997, respectively.

                          MERCANTILE BANK CORPORATION

NOTE 3 -- LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are as follows:

                           JUNE 30, 1999
                            (UNAUDITED)         DECEMBER 31, 1998      DECEMBER 31, 1997
                        --------------------   --------------------   -------------------
                          BALANCE        %       BALANCE        %       BALANCE       %
                        ------------   -----   ------------   -----   -----------   -----
Real Estate:
  Construction and
     land
     development......  $ 22,466,493     9.1%  $ 13,656,284     7.4%  $         0     0.0%
  Secured by 1-4
     family
     properties.......    15,577,437     6.3     10,655,703     5.8       171,872     1.3
  Secured by multi-
     family
     properties.......     2,547,966     1.0      2,520,747     1.4             0     0.0
  Secured by nonfarm
     nonresidential
     properties.......   139,199,347    56.4    100,742,487    54.5     5,421,302    42.1
Commercial............    64,437,050    26.1     55,071,347    29.8     7,278,664    56.5
Consumer..............     2,496,493     1.1      2,098,034     1.1        14,925     0.1
                        ------------   -----   ------------   -----   -----------   -----
Total Loans...........  $246,724,786   100.0%  $184,744,602   100.0%  $12,886,763   100.0%
                        ============   =====   ============   =====   ===========   =====

     Activity in the allowance for loan losses is as follows:

                                 SIX MONTHS ENDED
                            --------------------------
                             JUNE 30,       JUNE 30,
                               1999           1998        DECEMBER 31,    DECEMBER 31,
                            (UNAUDITED)    (UNAUDITED)        1998            1997
                            -----------    -----------    ------------    ------------
Beginning balance.........  $2,765,100     $  193,300      $  193,300       $      0
Provision charged to
  operating expense.......     935,900      1,471,800       2,571,800        193,300
                            ----------     ----------      ----------       --------
     Ending balance.......  $3,701,000     $1,665,100      $2,765,100       $193,300
                            ==========     ==========      ==========       ========

     There were no loans classified as impaired at June 30, 1999, December 31, 1998, or December 31, 1997 or during the periods then ended.

                          MERCANTILE BANK CORPORATION

NOTE 4 -- PREMISES AND EQUIPMENT -- NET

     Premises and equipment are as follows:

                                          JUNE 30,      DECEMBER 31,    DECEMBER 31,
                                            1999            1998            1997
                                         -----------    ------------    ------------
                                         (UNAUDITED)
Land and improvements..................  $  315,020      $  315,020       $      0
Buildings and leasehold improvements...   1,992,790         759,942        545,401
Construction in process................           0         100,638              0
Furniture and equipment................   1,216,803         869,195        408,581
                                         ----------      ----------       --------
                                          3,524,613       2,044,795        953,982
Less: accumulated depreciation.........     310,475         186,990              0
                                         ----------      ----------       --------
                                         $3,214,138      $1,857,805       $953,982
                                         ==========      ==========       ========

                          MERCANTILE BANK CORPORATION

NOTE 5 -- DEPOSITS

     Deposits are summarized as follows:

                          JUNE 30, 1999
                           (UNAUDITED)         DECEMBER 31, 1998     DECEMBER 31, 1997
                       --------------------   --------------------   ------------------
                         BALANCE        %       BALANCE        %      BALANCE       %
                       ------------   -----   ------------   -----   ----------   -----
Noninterest-bearing
  demand.............  $ 16,331,118     6.6%  $ 14,319,290     8.3%  $7,207,482    74.4%
Interest-bearing
  checking...........     9,415,224     3.8      7,765,703     4.5      213,218     2.2
Money market.........     4,813,760     2.0      3,822,019     2.2            0     0.0
Savings..............    41,798,368    17.0     28,796,603    16.8    2,089,539    21.6
Time, under
  $100,000...........     4,047,872     1.6      3,305,504     1.9      178,025     1.8
Time, $100,000 and
  over...............    19,832,561     8.2     16,718,705     9.7            0     0.0
                       ------------   -----   ------------   -----   ----------   -----
                         96,238,903    39.2     74,727,824    43.4    9,688,264   100.0
Out-of-area time,
  under $100,000.....    97,045,443    39.4     77,847,412    45.3            0     0.0
Out-of-area time,
  $100,000 and
  over...............    52,526,903    21.4     19,422,783    11.3            0     0.0
                       ------------   -----   ------------   -----   ----------   -----
                        149,572,346    60.8     97,270,195    56.6            0     0.0
                       ------------   -----   ------------   -----   ----------   -----
Total Deposits.......  $245,811,249   100.0%  $171,998,019   100.0%  $9,688,264   100.0%
                       ============   =====   ============   =====   ==========   =====

     Out-of-area certificates of deposit consist of certificates obtained from depositors outside of the primary market area. As of June 30, 1999 (Unaudited) and December 31, 1998, out-of-area certificates of deposit totaling $130,539,074 and $83,404,629 were obtained through deposit brokers, with the remaining $19,033,272 and $13,865,566 obtained directly from the depositors, respectively.

                          MERCANTILE BANK CORPORATION

     The following table depicts the maturity distribution for certificates of deposit.

                                              JUNE 30,      DECEMBER 31,
                                                1999            1998
                                            ------------    ------------
                                            (UNAUDITED)
1999......................................  $154,023,757    $ 89,659,963
2000......................................    16,247,964      22,649,689
2001......................................     1,691,058       4,194,752
2002 and thereafter.......................     1,490,000       1,390,000
                                            ------------    ------------
                                            $173,452,779    $117,294,404
                                            ============    ============

NOTE 6 -- SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Information relating to securities sold under agreements to repurchase, is summarized below:

                                         JUNE 30,      DECEMBER 31,    DECEMBER 31,
                                           1999            1998            1997
                                        -----------    ------------    ------------
                                        (UNAUDITED)
Outstanding balance at end of
  period..............................  $17,865,592    $17,037,601       $655,447
Average interest rate at end of
  period..............................         4.12%          4.20%          4.70%
Average balance during the period.....   17,230,642     10,305,728          3,853
Average interest rate during the
  period..............................         4.12%          4.72%          4.70%
Maximum month end balance during the
  period..............................   17,865,592     18,498,833        655,447

     Securities sold under agreements to repurchase (repurchase agreements) generally have original maturities of less than one year. Repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as liabilities. Securities involved with the repurchase agreements are recorded as assets of the Bank and are primarily held in safekeeping by correspondent banks. Repurchase agreements are offered principally to certain large deposit customers as deposit equivalent investments.

                          MERCANTILE BANK CORPORATION

NOTE 7 -- FEDERAL INCOME TAXES

     The provision (benefit) for federal taxes consists of the following:

                                                               JUNE 30,
                                                                 1999
                                                              -----------
                                                              (UNAUDITED)
  Current income tax........................................  $  694,203
  Deferred income tax.......................................    (353,216)
  Change in valuation allowance for deferred tax assets.....    (206,987)
                                                              $  134,000

     The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities:

                                            JUNE 30,     DECEMBER 31,    DECEMBER 31,
                                              1999           1998            1997
                                           -----------   ------------    ------------
                                           (UNAUDITED)
Deferred tax assets
  Provision for loan losses..............  $1,105,628      $787,422        $ 65,722
  Start-up/pre-opening expenses..........      86,258        76,713          97,811
  Deferred loan fees.....................      62,360        52,273
  Depreciation...........................      11,248         8,146
                                           ----------      --------        --------
                                           $1,504,217      $924,554        $163,533
                                           ==========      ========        ========
Deferred tax liabilities
  Unrealized gain on securities available
     for sale............................                  $ 16,400
  Miscellaneous expenses.................                    13,600
  Accretion..............................  $    3,500         2,176
                                           ----------      --------        --------
                                           $    3,500      $ 32,176        $163,533
                                           ==========      ========        ========

     A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefits related to such assets will not be realized. Management has determined that an allowance of $892,378 and $163,533 is required for 1998 and 1997.

                                            JUNE 30,     DECEMBER 31,    DECEMBER 31,
                                              1999           1998            1997
                                           -----------   ------------    ------------
                                           (UNAUDITED)
Net deferred tax asset before valuation
  allowance..............................  $1,500,717      $892,378        $163,533
Valuation allowance for deferred tax
  assets.................................    (685,391)     (892,378)       (163,533)
                                           ----------      --------        --------
                                           $  815,326      $      0        $      0
                                           ==========      ========        ========

                          MERCANTILE BANK CORPORATION

NOTE 8 -- STOCK OPTION PLAN


                                              JUNE 30,     DECEMBER 31,    DECEMBER 31,
                                                1999           1998            1997
                                             -----------   ------------    ------------
                                             (UNAUDITED)
Stock options outstanding
  Beginning................................     121,750         77,750              0
  Granted..................................           0         44,000         77,750
                                              ---------    -----------      ---------
     Ending................................     121,750        121,750         77,750
                                              =========    ===========      =========
  Options exercisable at end of period.....      54,500         50,166         22,918
                                              ---------    -----------      ---------
  Minimum exercise price...................   $   10.00    $     10.00      $   10.00
  Maximum exercise price...................       13.63          13.63          11.75
  Average exercise price...................       11.50          11.50          10.75
  Average remaining option term............   8.9 years      9.0 years      9.8 years
Estimated fair value of stock options
  granted..................................   $       0    $   172,510      $ 340,863
  Assumptions used:
     Risk-free interest rate...............          --           4.56%          6.01%
     Expected option life..................          --        7 years        7 years
     Expected stock volatility.............          --             11%            25%
     Expected dividends....................          --              0%             0%
Pro-forma income (loss), assuming SFAS 123
  fair value method was used for stock
  options:
  Net income (loss)........................   $ 778,187    $(1,299,991)     $(539,585)
  Basic and diluted income (loss) per
     share.................................        0.31          (0.68)         (0.36)


NOTE 9 -- RELATED PARTIES

     Certain directors and executive officers of Mercantile, including their immediate families and companies in which they are principal owners, were loan customers of the Bank. At June 30, 1999 (Unaudited), December 31, 1998, and December 31, 1997, the Bank had approximately $12,516,000, $12,815,000 and $5,940,000 in loan commitments to directors and executive officers, of which approximately $8,753,000, $9,095,000 and

                          MERCANTILE BANK CORPORATION

$2,147,000 were outstanding at June 30, 1999 (Unaudited), December 31, 1998 and December 31, 1997, respectively, as reflected in the following table.

                                          JUNE 30,      DECEMBER 31,    DECEMBER 31,
                                            1999            1998            1997
                                        ------------    ------------    ------------
                                        (UNAUDITED)
Beginning balance.....................   $9,095,000      $2,147,000      $        0
New loans.............................            0       7,222,000       2,147,000
Repayments............................     (342,000)       (274,000)              0
                                         ----------      ----------      ----------
     Ending balance...................   $8,753,000      $9,095,000      $2,147,000
                                         ==========      ==========      ==========

     Related party deposits and repurchase agreements totaled approximately $10,252,000, $7,978,000 and $416,000 at June 30, 1999 (Unaudited), December 31,
1998 and December 31, 1997.

NOTE 10 -- COMMITMENTS AND OFF-BALANCE-SHEET RISK

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized, if any, in the balance sheet. The Bank's maximum exposure to loan loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Collateral, such as accounts receivable, securities, inventory, property and equipment, is generally obtained based on management's credit assessment of the borrower.

     Fair value of the Bank's off-balance sheet instruments (commitments to extend credit and standby letters of credit) is based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. At June 30, 1999 and December 31, 1998, the rates on existing off-balance sheet instruments were substantially equivalent to current market rates, considering the underlying credit standing of the counterparties.

                          MERCANTILE BANK CORPORATION

     The Bank's maximum exposure to credit losses for loan commitments and standby letters of credit outstanding was as follows:

                                            JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                              1999           1998           1997
                                          ------------   ------------   ------------
                                          (UNAUDITED)
Commercial unused lines of credit.......  $ 65,154,486   $ 61,600,909   $ 3,701,272
Unused lines of credit secured by 1 - 4
  family residential properties.........     6,242,134      3,434,290        64,356
Credit card unused lines of credit......     2,850,696      2,251,329             0
Other consumer unused lines of credit...     3,517,546      1,534,497             0
Commitments to make loans...............    29,065,700     21,751,900     7,198,584
Standby letters of credit...............    24,876,358     19,271,848             0
                                          ------------   ------------   -----------
                                          $131,706,920   $109,844,773   $10,964,212
                                          ============   ============   ===========

Management does not anticipate any significant losses as a result of these commitments.

     At June 30, 1999 (Unaudited), December 31, 1998 and December 31, 1997, reserves of $216,000, $185,000 and $0 were required as deposits with the Federal Reserve Bank of Chicago. These reserves do not earn interest.

     The Bank leases the main office facility under an operating lease agreement. Total rental expense for the lease for 1998 was $151,349. Rental expense through June 30, 1999 (Unaudited) was $77,173. Future minimum rentals under this lease as follows:

                                                        JUNE 30,      DECEMBER 31,
                                                          1999            1998
                                                       -----------    ------------
                                                       (UNAUDITED)
1999.................................................  $   77,172      $  154,344
2000.................................................     154,344         154,344
2001.................................................     154,344         154,344
2002.................................................     154,344         154,344
2003.................................................     154,344         154,344
Thereafter...........................................     565,928         565,928
                                                       ----------      ----------
                                                       $1,337,648      $1,337,648
                                                       ==========      ==========

NOTE 11 -- EMPLOYEE BENEFIT PLANS

     Mercantile established a 401(k) plan effective January 1, 1998, covering substantially all of its employees. Mercantile's matching 401(k) contribution charged to expense was $34,945, $27,167, $59,705, and $0 for each of the periods ending June 30, 1999 (Unaudited), June 30, 1998, (Unaudited) December 31, 1998 and December 31, 1997. The percent of Mercantile's matching contributions to the 401(k) is determined annually by the Board of Directors.

                          MERCANTILE BANK CORPORATION

NOTE 12 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     Financial instruments are as follows (in thousands):

                              JUNE 30,            DECEMBER 31,          DECEMBER 31,
                                1999                  1998                  1997
                         -------------------   -------------------   ------------------
                             (UNAUDITED)
                         CARRYING     FAIR     CARRYING     FAIR     CARRYING    FAIR
                          VALUES     VALUES     VALUES     VALUES     VALUES    VALUES
                         --------   --------   --------   --------   --------   -------
Financial assets
  Cash and cash
     equivalents.......  $ 12,941   $ 12,941   $  6,456   $  6,456   $ 7,103    $ 7,103
  Securities...........    29,606     29,594     24,160     24,160     2,998      2,998
  Loans, net...........   243,024    242,289    181,980    181,963    12,693     12,693
  Accrued interest
     receivable........     1,437      1,437      1,148      1,148        53         53
Financial liabilities
  Deposits.............   245,811    244,464    171,998    173,665     9,688      9,688
  Securities sold under
  agreements to
  repurchase...........    17,866     17,866     17,038     17,038       655        655
  Accrued interest
     payable...........       740        740        423        423         4          4

     The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. Estimated fair value for loans is based on the rates charged at the end of the period for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. Estimated fair value for IRAs, time CDs, and agreements to repurchase is based on the rates paid at the end of the year for new deposits or borrowings, applied until maturity. Estimated fair value for other financial instruments and off-balance-sheet loan commitments are considered to approximate carrying value.

NOTE 13 -- SALE OF COMMON STOCK

     During 1998 Mercantile completed a secondary stock offering, selling 977,500 shares. Net of issuance expenses the common stock sale raised $14.3 million. Substantially all of the net proceeds were contributed to the Bank, which were used to support the anticipated growth in assets, fund investments in loans and securities, and for general corporate purposes.

                          MERCANTILE BANK CORPORATION

NOTE 14 -- REGULATORY MATTERS

     Mercantile and Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

     The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                                 CAPITAL TO RISK-
                                                  WEIGHTED ASSETS
                                                 -----------------     TIER 1 CAPITAL
                                                 TOTAL     TIER 1     TO AVERAGE ASSETS
                                                 ------    -------    -----------------
Well capitalized...............................    10%         6%              5%
Adequately capitalized.........................     8          4               4
Undercapitalized...............................    <8         <4              <4

                          MERCANTILE BANK CORPORATION

     At June 30, 1999, (Unaudited) December 31, 1998 and December 31, 1997, actual capital levels (in thousands) and minimum required levels for Mercantile and the Bank were:

                                                                      MINIMUM REQUIRED
                                                                         TO BE WELL
                                                MINIMUM REQUIRED     CAPITALIZED UNDER
                                                  FOR CAPITAL        PROMPT CORRECTIVE
                                ACTUAL         ADEQUACY PURPOSES     ACTION REGULATIONS
                           ----------------    ------------------    ------------------
                           AMOUNT     RATIO     AMOUNT     RATIO      AMOUNT     RATIO
                           -------    -----    --------    ------    --------    ------
June 30, 1999 (Unaudited)
  Total capital (to risk
     weighted assets)
     Consolidated........  $31,138    10.8%    $23,124      8.0%     $28,905      10.0%
     Bank................   30,311    10.5      23,120      8.0       28,900      10.0
  Tier 1 capital (to risk
     weighted assets)
     Consolidated........   27,524     9.5      11,566      4.0       17,348       6.0
     Bank................   26,698     9.2      11,564      4.0       17,345       6.0
  Tier 1 capital (to
     average assets)
     Consolidated........   27,524    10.0      10,980      4.0       13,725       5.0
     Bank................   26,698     9.7      10,974      4.0       13,717       5.0
December 31, 1998
  Total capital (to risk
     weighted assets)
     Consolidated........  $29,434    13.0%    $18,100      8.0%     $22,625      10.0%
     Bank................   28,453    12.6      18,093      8.0       22,616      10.0
  Tier 1 capital (to risk
     weighted assets)
     Consolidated........   26,669    11.8       9,050      4.0       13,575       6.0
     Bank................   25,688    11.4       9,047      4.0       13,570       6.0
  Tier 1 capital (to
     average assets)
     Consolidated........   26,669    13.8       7,711      4.0        9,639       5.0
     Bank................   25,688    13.3       7,707      4.0        9,634       5.0

                          MERCANTILE BANK CORPORATION

                                                                      MINIMUM REQUIRED
                                                                         TO BE WELL
                                                MINIMUM REQUIRED     CAPITALIZED UNDER
                                                  FOR CAPITAL        PROMPT CORRECTIVE
                                ACTUAL         ADEQUACY PURPOSES     ACTION REGULATIONS
                           ----------------    ------------------    ------------------
                           AMOUNT     RATIO     AMOUNT     RATIO      AMOUNT     RATIO
                           -------    -----    --------    ------    --------    ------
December 31, 1997
  Total capital (to risk
     weighted assets)
     Consolidated........  $13,595    78.1%    $ 1,392      8.0%     $ 1,740      10.0%
     Bank................   13,056    75.6       1,392      8.0        1,728      10.0
  Tier 1 capital (to risk
     weighted assets)
     Consolidated........   13,402    77.0         696      4.0        1,044       6.0
     Bank................   12,863    74.5         696      4.0        1,037       6.0
  Tier 1 capital (to
     average assets)
     Consolidated........   13,402    69.7         769      4.0          961       5.0
     Bank................   12,863    69.3         743      4.0          928       5.0

     The Bank was categorized as well capitalized at June 30, 1999 (Unaudited), and December 31, 1998 and 1997.

                          MERCANTILE BANK CORPORATION

NOTE 15 -- MERCANTILE BANK CORPORATION (PARENT COMPANY ONLY)
CONDENSED FINANCIAL STATEMENTS

     Following are condensed parent company only financial statements.

                            CONDENSED BALANCE SHEETS

                                             JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                               1999           1998           1997
                                            -----------   ------------   ------------
                                            (UNAUDITED)
ASSETS
  Cash and cash equivalents...............  $   773,728   $   910,068    $   536,824
  Investment in subsidiary................   26,234,514    25,720,043     12,862,806
  Other assets............................       52,197        81,905        126,545
                                            -----------   -----------    -----------
     Total assets.........................  $27,060,439   $26,712,016    $13,526,175
                                            ===========   ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities.............................  $         0   $    11,500    $    52,905
  Shareholders' equity....................   27,060,439    26,700,516     13,473,270
                                            -----------   -----------    -----------
     Total liabilities and shareholders'
       equity.............................  $27,060,439   $26,712,016    $13,526,175
                                            ===========   ===========    ===========

                          MERCANTILE BANK CORPORATION

                         CONDENSED STATEMENTS OF INCOME

                                SIX MONTHS ENDED
                           --------------------------
                            JUNE 30,       JUNE 30,      DECEMBER 31,    DECEMBER 31,
                              1999           1998            1998            1997
                           -----------    -----------    ------------    ------------
                           (UNAUDITED)    (UNAUDITED)
Income
  Other..................  $   16,802     $     7,400    $    28,868      $  32,781
                           ----------     -----------    -----------      ---------
     Total income........      16,802           7,400         28,868         32,781
Expenses
  Other operating
     expenses............     193,350          48,267        187,797        303,289
                           ----------     -----------    -----------      ---------
     Total expenses......     193,350          48,267        187,797        303,289
Income (loss) before
  income tax and equity
  in undistributed net
  loss of subsidiaries...    (176,548)        (40,867)      (158,929)      (270,508)
Federal income tax
  expense................     (22,000)              0              0              0
Equity in undistributed
  net income (loss) of
  subsidiary.............   1,009,711      (1,395,334)      (950,118)      (133,563)
                           ----------     -----------    -----------      ---------
Net income (loss)........  $  855,163     $(1,436,201)   $(1,109,047)     $(404,071)
                           ==========     ===========    ===========      =========

                          MERCANTILE BANK CORPORATION

                       CONDENSED STATEMENT OF CASH FLOWS

                              SIX MONTHS ENDED
                         --------------------------
                          JUNE 30,       JUNE 30,      DECEMBER 31,    DECEMBER 31,
                            1999           1998            1998            1997
                         -----------    -----------    ------------    ------------
                         (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM
  OPERATING ACTIVITIES
  Net income (loss)....  $   855,163    $(1,436,201)   $(1,109,047)    $   (404,071)
  Adjustments to
     reconcile net
     income (loss) to
     net cash from
     operating
     activities
     Equity in
       undistributed
       (income) loss of
       subsidiary......   (1,009,711)     1,395,334        950,118          133,563
     Change in other
       assets..........       29,708        (39,188)        44,640         (126,545)
     Change in other
       liabilities.....      (11,500)       (52,905)       (41,405)          52,905
                         -----------    -----------    -----------     ------------
       Net cash from
          operating
          activities...     (136,340)      (132,960)      (155,694)        (344,148)
Cash flows from
  financing activities
  Proceeds from sale of
     common stock......            0              0     14,300,826       13,880,972
  Capital investment
     into Mercantile
     Bank of West
     Michigan..........            0              0    (13,771,888)     (13,000,000)
                         -----------    -----------    -----------     ------------
     Net cash from
       financing
       activities......            0              0        528,938          880,972
                         -----------    -----------    -----------     ------------
Net change in cash and
  cash equivalents.....     (136,340)      (132,960)       373,244          536,824
Cash and cash
  equivalents at
  beginning of
  period...............      910,068        536,824        536,824                0
                         -----------    -----------    -----------     ------------
Cash and cash
  equivalents at end of
  period...............  $   773,728    $   403,864    $   910,068     $    536,824
                         ===========    ===========    ===========     ============

------------------------------------------------------
------------------------------------------------------
                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Special Note Regarding
  Forward-Looking Statements.........     i
Prospectus Summary...................     1
Risk Factors.........................     9
Use of Proceeds......................    18
Accounting Treatment.................    20
Capitalization.......................    21
Management's Discussion and Analysis
  of
  Financial Condition and Results of
  Operations.........................    22
Business.............................    42
Management...........................    50
Security Ownership...................    59
Related Party Transactions...........    61
Supervision and Regulation...........    62
Description of the Preferred
  Securities.........................    67
Description of Junior Subordinated
  Debentures.........................    83
Book-Entry Issuance..................    94
Description of Preferred Securities
  Guarantee..........................    96
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Debentures and the Preferred
  Securities
  Guarantee..........................   100
Material Federal Income Tax
  Consequences.......................   102
ERISA Considerations.................   106
Indemnification......................   107
Underwriting.........................   109
Where You Can Find More
  Information........................   111
Legal Matters........................   111
Experts..............................   112
Index to Financial Statements........   F-1


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE INFORMATION CONTAINED IN THIS DOCUMENT MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE OFFERS OR SALES ARE NOT PERMITTED.


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                         1,400,000 PREFERRED SECURITIES

                              MBWM CAPITAL TRUST I

                          % CUMULATIVE PREFERRED SECURITIES
                          (LIQUIDATION AMOUNT $10 PER
                              PREFERRED SECURITY)

                             FULLY, IRREVOCABLY AND
                        UNCONDITIONALLY GUARANTEED ON A
                              SUBORDINATED BASIS,
                      AS DESCRIBED IN THIS PROSPECTUS, BY

                                MERCANTILE BANK
                                  CORPORATION

                                MERCANTILE LOGO

                           -------------------------
                                  $14,000,000
                               % SUBORDINATED DEBENTURES
                                       OF
                                MERCANTILE BANK
                                  CORPORATION

                           -------------------------
                                   Prospectus
                                            , 1999
                           -------------------------

                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED

                           TUCKER ANTHONY CLEARY GULL
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Mercantile's Articles of Incorporation provide that Mercantile shall indemnify its present and past directors, officers, and such other persons as the Board of Directors may authorize, to the full extent permitted by law.

     Mercantile's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of Mercantile. The Bylaws provide that Mercantile shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Mercantile by reason of the fact that he or she is or was a director or officer of Mercantile or is, or while serving as such a director or officer was, serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     With respect to derivative actions, the Bylaws provide that Mercantile shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Mercantile to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of Mercantile or is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense or settlement of the judgment or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person has been found liable to Mercantile unless and only to the extent that the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnify for the expenses which the court shall deem proper.

     Mercantile's Articles of Incorporation provide that a director of Mercantile shall not be personally liable to Mercantile or its shareholders for monetary damages for breach of the director's fiduciary duty. However, it does not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the Michigan Business Corporation Act, currently including, without limitations the following: (1) breach of the director's duty of loyalty to Mercantile or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in Section 551(l) of Michigan Business Corporation Act; and (4) transactions from which the director derived an improper personal benefit.

     Mercantile has purchased directors' and officers' liability insurance for directors and officers of Mercantile and the Bank.

     The Trust Agreement provides that Mercantile shall indemnify each of the Trustees or any predecessor Trustee for, and hold the Trustees harmless against, any loss, damage, claim, liability, penalty or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust agreement, including the cost and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties, except any cost or expense as may be attributable to the trustee's negligence, bad faith or willful misconduct.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the preferred securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates, except the SEC registration fee and the NASD filing fee, and assume the sale of 1,400,000 preferred securities in the offering.

SEC registration fee........................................  $  4,448
NASD filing fee.............................................  $  2,100
Printing and mailing expenses...............................  $ 80,000
Fees and expenses of counsel................................  $120,000
Accounting and related expenses.............................  $ 15,000
Blue Sky fees and expenses (including counsel fees).........  $  5,000
Registrar and Transfer Agent fees...........................  $  5,000
Miscellaneous...............................................  $ 48,452
Total.......................................................  $280,000
                                                              ========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the period from July 1997 through October 1997, Mercantile borrowed approximately $278,500 from members of its initial Board of Directors to pay organizational and related expenses. These loans were repaid in October 1997 from the net proceeds of the Mercantile's initial public offering. To the extent that such transactions would be deemed to involve the offer or sale of a security, Mercantile would claim an exemption under Rule 504 of Regulation D or
Section 4(2) of the Securities Act of 1933 for such transactions. In July, 1997, Mercantile sold one share of its common stock to Gerald R. Johnson, Jr., Chairman of the Board and Chief Executive Officer of Mercantile, for $10. Mercantile claims an exemption for such sale pursuant to Rule 504 of Regulation D or Section 4(2). During the period from July 1997 through July 1, 1999, Mercantile granted options for 121,750 shares of its common stock to seven employees pursuant to Mercantile's 1997 Employee Stock Option Plan. These options have exercise prices ranging from $10 to $13 per share. Such option grants either do not constitute a sale, or if they do, Mercantile claims an exemption for such sales pursuant to Rule 504 of Regulation D or Section 4(2). Mercantile established a 401(k) plan effective January 1, 1998. One of the investment options under the plan permits employees to self-direct some or all of the contributions to the plan. Under this option, employees may choose to invest in stock of Mercantile, or other securities through the plan. In such case, the plan purchases the common stock or other securities in the open market. Mercantile registered the Mercantile common stock that may be purchased under the self-directed option of the plan, and an indeterminate amount of interests in the plan, on April 2, 1999, on a Form S-8 registration statement filed with the SEC.

ITEM 27.  EXHIBITS.


EXHIBIT NO.                       EXHIBIT DESCRIPTION
-----------                       -------------------
    1.1       Form of Underwriting Agreement.
    3.1       Articles of Incorporation of Mercantile Bank Corporation are
              incorporated by reference to Exhibit 3.1 of Mercantile's
              Registration Statement on Form SB-2 (Commission File No.
              333-33081) that became effective on October 23, 1997.
    3.2       Bylaws of Mercantile Bank Corporation are incorporated by
              reference to Exhibit 3.2 of Mercantile's Registration
              Statement on Form SB-2 (Commission File No. 333-33081) which became effective on October 23, 1997.
    4.1       Form of Subordinated Indenture dated                , 1999
              to be entered into between Mercantile Bank Corporation and
              Wilmington Trust Company as Indenture Trustee.
    4.2       Form of Junior Subordinated Debenture (included as an
              exhibit to Exhibit 4.1).
    4.3       Form of Certificate of Trust of MBWM Trust (included as
              Exhibit A to Exhibit 4.5).
    4.4       Form of Trust Agreement of MBWM Trust dated as of July 23,
              1999(1).
    4.5       Form of Amended and Restated Trust Agreement of MBWM Trust
              dated                , 1999.
    4.6       Form of Preferred Security Certificate of MBWM Trust
              (included as an exhibit to Exhibit 4.5).
    4.7       Form of Preferred Securities Guarantee Agreement.
    4.8       Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5).
    5.1       Opinion of Dickinson Wright PLLC regarding legality(1).
    5.2       Opinion of Richards, Layton & Finger, P.A. regarding
              legality(1).
    8.1       Opinion of Dickinson Wright PLLC, as to material federal
              income tax consequences(1).
   10.1       Employment Agreement between Gerald R. Johnson, Jr. and
              Mercantile Bank Corporation dated December 1, 1998, is
              incorporated by reference to Exhibit 10.4 of Mercantile's
              Annual Report on Form 10-KSB for the fiscal year ended
              December 31, 1998 (Commission File No. 333-33081).
   10.2       Employment Agreement between Michael H. Price and Mercantile
              Bank Corporation dated December 1, 1998, is incorporated by reference to Exhibit 10.5 of Mercantile's Annual Report on
              Form 10-KSB for the fiscal year ended December 31, 1998
              (Commission File No. 333-33081).

EXHIBIT NO.                       EXHIBIT DESCRIPTION
-----------                       -------------------
   10.3       1997 Employee Stock Option Plan of Mercantile Bank
              Corporation is incorporated by reference to Exhibit 10.1 of
              Mercantile's Registration Statement on Form SB-2 (Commission
              File No. 333-33081) which became effective on October 23,
              1997.
   10.4       Lease Agreement between Mercantile and Division Partners,
              L.L.C. dated August 16, 1997, is incorporated by reference to Exhibit 10.2 of Mercantile's Registration Statement on
              Form SB-2 (Commission File No. 333-33081) which became
              effective October 23, 1997.
   10.5       Agreement between Mercantile and Visser Brothers
              Construction Inc. dated November 16, 1998, on modified
              Standard Form of Agreement Between Owner and Construction
              Manager where the Construction Manager is also the
              Constructor is incorporated by reference to Exhibit 10.3 of
              Mercantile's Annual Report on Form 10-KSB for the fiscal
              year ended December 31, 1998 (Commission File No.
              333-33081).
   10.6       Mercantile Bank of West Michigan Deferred Compensation Plan
              for Members of the Board of Directors(1).
   10.7       Agreement between Fiserv Solutions, Inc. and Mercantile Bank of West Michigan dated September 10, 1997 is incorporated by reference to Exhibit 10.3 of Mercantile's Registration
              Statement on Form SB-2 (Commission File No. 333-33081) which became effective on October 23, 1997.
   21         List of Subsidiaries of Mercantile Bank Corporation is
              incorporated by reference to Exhibit 21 of Mercantile's
              Annual Report on Form 10-KSB for the fiscal year ended
              December 31, 1997 (Commission File No. 333-33081).
   23.1       Consent of Crowe, Chizek & Company LLP.
   23.2       Consent of Dickinson Wright PLLC (included in Exhibit 5.1).
   23.3       Consent of Richards, Layton & Finger, P.A. (included in
              Exhibit 5.2).
   23.4       Consent of Dickinson Wright PLLC (included in Exhibit 8.1).
   24         Power of Attorney(1).
   25.1       Form T-1 Statement of Eligibility of Wilmington Trust
              Company regarding Subordinated Indenture.
   25.2       Form T-1 Statement of Eligibility of Wilmington Trust
              Company regarding Amended and Restated Trust Agreement.
   25.3       Form T-1 Statement of Eligibility of Wilmington Trust
              Company regarding Preferred Securities Guarantee Agreement.
   27         Financial Data Schedule(1).


-------------------------


(1) Previously filed.

ITEM 28.  UNDERTAKINGS.

     The undersigned registrants hereby undertake as follows:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities arising under the Securities Act (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (2) The registrants will:

        (i) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

        (ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the co-registrant certifies that it has reasonable grounds to believe it meets all of the requirements of filing on Form SB-2 and has authorized this amendment to registration statement to be signed on its behalf by the undersigned, in the City of Grand Rapids, State of Michigan, on August 24, 1999.


                                     MERCANTILE BANK CORPORATION

                                     By: /s/ GERALD R. JOHNSON, JR.
                                        ----------------------------------------
                                         Gerald R. Johnson, Jr., Chairman
                                         of the Board and Chief Executive
                                         Officer


     In accordance with the requirements of the Securities Act of 1933, the co-registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has authorized this amendment to registration statement to be signed on its behalf by the undersigned, in the City of Grand Rapids, State of Michigan on August 24, 1999.


                                     MBWM CAPITAL TRUST I

                                     By: MERCANTILE BANK CORPORATION, as
                                         depositor

                                     By: /s/ GERALD R. JOHNSON, JR.
                                        ----------------------------------------
                                         Gerald R. Johnson, Jr., Chairman
                                         of the Board and Chief Executive
                                         Officer

     In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement was signed by the following persons in the capacities indicated on August 24, 1999.



                        SIGNATURES                                                      TITLE
                        ----------                                                      -----
                            *                                 Director
    ---------------------------------------------------
                      Betty S. Burton

                            *                                 Director
    ---------------------------------------------------
                      Edward J. Clark

                            *                                 Director
    ---------------------------------------------------
                      Peter A. Cordes

                            *                                 Director
    ---------------------------------------------------
                       C. John Gill

                    /s/ DAVID M. HECHT                        Director
    ---------------------------------------------------
                      David M. Hecht

                /s/ GERALD R. JOHNSON, JR.                    Chairman of the Board, Chief Executive Officer, and
    ---------------------------------------------------         Director (principal executive officer)
                  Gerald R. Johnson, Jr.

                            *                                 Director
    ---------------------------------------------------
                      Susan K. Jones

                            *                                 Director
    ---------------------------------------------------
                   Lawrence W. Larsen

                            *                                 Director
    ---------------------------------------------------
                    Calvin D. Murdock

                   /s/ MICHAEL H. PRICE                       President, Chief Operating Officer and Director
    ---------------------------------------------------
                     Michael H. Price

                            *                                 Director
    ---------------------------------------------------
                      Dale J. Visser

                            *                                 Director
    ---------------------------------------------------
                   Donald Williams, Sr.

                                                              Director
    ---------------------------------------------------
                     Robert M. Wynalda

                 /s/ CHARLES E. CHRISTMAS                     Chief Financial Officer and Treasurer (principal financial
    ---------------------------------------------------         and accounting officer)
                   Charles E. Christmas

                *By: /s/ MICHAEL H. PRICE
      ----------------------------------------------
                     Michael H. Price
                     Attorney-in-Fact

     In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement was signed by the following persons in the capacities indicated on August 24, 1999.

                                          Administrative Trustees of MBWM
                                          Capital Trust I

                                          /s/ GERALD R. JOHNSON, JR.
                                          --------------------------------------
                                          Gerald R. Johnson, Jr., as
                                          administrative trustee

                                          /s/ MICHAEL H. PRICE
                                          --------------------------------------
                                          Michael H. Price, as administrative
                                          trustee

                                          /s/ CHARLES E. CHRISTMAS
                                          --------------------------------------
                                          Charles E. Christmas, as
                                          administrative trustee

                                 EXHIBIT INDEX


EXHIBIT NO.                       EXHIBIT DESCRIPTION
-----------                       -------------------
    1.1       Form of Underwriting Agreement.

    3.1 Articles of Incorporation of Mercantile Bank Corporation are incorporated by reference to Exhibit 3.1 of Mercantile's
              Registration Statement on Form SB-2 (Commission File No.
              333-33081) that became effective on October 23, 1997.

    3.2 Bylaws of Mercantile Bank Corporation are incorporated by reference to Exhibit 3.2 of Mercantile's Registration
              Statement on Form SB-2 (Commission File No. 333-33081) which became effective on October 23, 1997.

    4.1       Form of Subordinated Indenture dated                , 1999
              to be entered into between Mercantile Bank Corporation and
              Wilmington Trust Company as Indenture Trustee.

    4.2 Form of Junior Subordinated Debenture (included as an exhibit to Exhibit 4.1).

    4.3       Form of Certificate of Trust of MBWM Trust (included as
              Exhibit A to Exhibit 4.5).

    4.4       Form of Trust Agreement of MBWM Trust dated as of July 23,
              1999(1).

    4.5       Form of Amended and Restated Trust Agreement of MBWM Trust
              dated                , 1999.

    4.6       Form of Preferred Security Certificate of MBWM Trust
              (included as an exhibit to Exhibit 4.5).

    4.7       Form of Preferred Securities Guarantee Agreement.

    4.8 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5).

    5.1       Opinion of Dickinson Wright PLLC regarding legality(1).

    5.2 Opinion of Richards, Layton & Finger, P.A. regarding legality(1).

    8.1 Opinion of Dickinson Wright PLLC, as to material federal income tax consequences(1).

   10.1       Employment Agreement between Gerald R. Johnson, Jr. and
              Mercantile Bank Corporation dated December 1, 1998, is incorporated by reference to Exhibit 10.4 of Mercantile's
              Annual Report on Form 10-KSB for the fiscal year ended
              December 31, 1998 (Commission File No. 333-33081).

   10.2       Employment Agreement between Michael H. Price and Mercantile
              Bank Corporation dated December 1, 1998, is incorporated by reference to Exhibit 10.5 of Mercantile's Annual Report on
              Form 10-KSB for the fiscal year ended December 31, 1998
              (Commission File No. 333-33081).

   10.3       1997 Employee Stock Option Plan of Mercantile Bank
              Corporation is incorporated by reference to Exhibit 10.1 of Mercantile's Registration Statement on Form SB-2 (Commission
              File No. 333-33081) which became effective on October 23,
              1997.

EXHIBIT NO.                       EXHIBIT DESCRIPTION
-----------                       -------------------
   10.4       Lease Agreement between Mercantile and Division Partners,
              L.L.C. dated August 16, 1997, is incorporated by reference to Exhibit 10.2 of Mercantile's Registration Statement on
              Form SB-2 (Commission File No. 333-33081) which became
              effective October 23, 1997.

   10.5       Agreement between Mercantile and Visser Brothers
              Construction Inc. dated November 16, 1998, on modified
              Standard Form of Agreement Between Owner and Construction
              Manager where the Construction Manager is also the Constructor is incorporated by reference to Exhibit 10.3 of Mercantile's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 (Commission File No. 333-33081)

   10.6 Mercantile Bank of West Michigan Deferred Compensation Plan for Members of the Board of Directors(1)

   10.7 Agreement between Fiserv Solutions, Inc. and Mercantile Bank of West Michigan dated September 10, 1997 is incorporated by reference to Exhibit 10.3 of Mercantile's Registration
              Statement on Form SB-2 (Commission File No. 333-33081) which became effective on October 23, 1997.

   21 List of Subsidiaries of Mercantile Bank Corporation is incorporated by reference to Exhibit 21 of Mercantile's
              Annual Report on Form 10-KSB for the fiscal year ended
              December 31, 1997 (Commission File No. 333-33081).

   23.1       Consent of Crowe, Chizek & Company LLP.

   23.2       Consent of Dickinson Wright PLLC (included in Exhibit 5.1).

   23.3       Consent of Richards, Layton & Finger, P.A. (included in
              Exhibit 5.2).

   23.4       Consent of Dickinson Wright PLLC (included in Exhibit 8.1).

   24         Power of Attorney(1).

   25.1       Form T-1 Statement of Eligibility of Wilmington Trust
              Company regarding Subordinated Indenture.

   25.2       Form T-1 Statement of Eligibility of Wilmington Trust
              Company regarding Amended and Restated Trust Agreement.

   25.3       Form T-1 Statement of Eligibility of Wilmington Trust
              Company regarding Preferred Securities Guarantee Agreement.

   27         Financial Data Schedule(1).


-------------------------

(1) Previously filed.